As filed with the Securities and Exchange Commission on ___________, 2010
Registration No. 333-163556

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT No. 2
to
FORM S-1
on
FORM S-11
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BRIDGE PRIVATE LENDING, LP
(Exact Name of Registrant As Specified in Its Charter)

Maryland	6162	20-4687482
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4639 Falls Road, Suite 2
Baltimore, Maryland 21209
(410) 554-0000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

 Alan David Borinsky
4639 Falls Road, Suite 2
Baltimore, Maryland 21209
(410) 554-0000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

 with copies to:
Abba David Poliakoff, Esq.
Andrew D. Bulgin, Esq.
David B. Gibber, Esq.
Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC
The Garrett Building
233 E. Redwood Street
Baltimore, Maryland 21202

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer: ☐	Accelerated filer: ☐
Non-accelerated filer: ☐	Smaller reporting company: ☑
(Do not check if a smaller-reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Class A Limited Partnership Units	—	$500	—	—
Class B Limited Partnership Units	—	$500	—	—
Class C Limited Partnership Units	—	$500	—	—
Total	88,000		$44,000,000	$2,456

(1)
Registrant is offering, in the aggregate, up to 88,000 limited partnership interests, known as “Units”, comprised of Class A Units, Class B Units and/or Class C Units. An investment will be allocated to a particular class of Unit based on an investor’s instructions at the time of subscription. In no event will the total number of Units, of all classes, sold exceed 88,000.

(2)	Previously paid. In accordance with Rule 457(o), the registration fee is calculated upon the basis of the maximum aggregate offering price of all securities listed in the table above.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ____________, 2010
PRELIMINARY PROSPECTUS

Bridge Private Lending, LP
88,000 Limited Partnership Interests, to be designated as Class A Units, Class B Units and/or Class C Units
Purchase Price of $500 per Unit

This prospectus relates to the offer and sale by Bridge Private Lending, LP, a Maryland limited partnership, of up to 88,000 limited partnership interests, having a purchase price of $500 per Unit, to be designated as Class A Units (5-year Non-Redemption Period and 8% annual cumulative dividend rate), Class B Units (3-year Non-Redemption Period and 6% annual cumulative dividend rate), and/or Class C Units (18-month Non-Redemption Period and 4% annual cumulative dividend rate), as described in detail in this prospectus.  The purchase price is $500 per Unit and you must purchase at least 10 Units, which may be of any class, although we reserve the right to waive this minimum and accept a subscription for as little as one Unit, or $500.  You will tell us at the time of investment which class or classes of Units you wish to purchase.  We have not established any investor suitability standards for the Units.  This offering will terminate when all 88,000 Units have been sold or when we terminate the offering, whichever is earlier, but in no event later than two years from the date of this prospectus.

As between classes, the Units rank equally and without preference in all respects except for the periods during which they cannot be redeemed by holders, or the “Non-Redemption Period”, and the annual rates at which dividends will accrue on the Units.

Alan David Borinsky, the sole member of the Managing Member of our General Partner, will offer and sell the Units pursuant to the exemption from broker-dealer registration under Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”.  In the future, after satisfying any applicable state issuer-agent registration requirements, other associated persons of the Partnership may also offer and sell the Units. None of these persons will receive special selling compensation.

You should read this entire prospectus before investing in the Units.  Investing in Units involves risks, including the following that we believe are the most significant:
•	The Units are not deposits in a bank and are not insured against loss by the FDIC.
•
There is no public market for our Units and none is expected to develop. The Units are subject to restrictions on transferability, as further described under “Restrictions on Transfers of Limited Partnership Units” on page 50.

•	We will not set aside funds in a sinking fund to pay dividends or redeem Units, so you must rely on our profits and other sources of cash.
•	There is no escrow account, and proceeds from the sale of any Units will be immediately available to us for our use.
•	Our General Partner will have broad discretion to use the proceeds from this offering and may use them in ways that do not grow the Partnership, including to pay dividends on and redeem Units.
•	We are not required to sell a minimum number of Units and Units will be sold on a best efforts basis, so we may raise less funds than we need to grow our business.
•	Our General Partner has no experience running a public company, which increases the risk that we may not comply with the requirements of the Exchange Act.
•	We have a limited operating history and we may not be able to sustain historical profit or operating levels.
•	Our management team may face conflicts of interest such as competing demands for their time and the ability to compete with the Partnership for business opportunities.
For a discussion of the risk factors concerning this investment, see “RISK FACTORS” starting on page 9.
We are not a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940 and are not subject to regulation under that Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Price to Public	Broker Commissions & Expenses	Proceeds to Partnership
Per Unit	$500	-	$500
Total Minimum	$500	-	$500
Total Maximum	$44,000,000	-	$44,000,000
The date of this prospectus is ___________, 2010

TABLE OF CONTENTS

WHO SHOULD INVEST	2
A WARNING ABOUT FORWARD-LOOKING STATEMENTS	2
PROSPECTUS SUMMARY	3
RISK FACTORS	9
USE OF PROCEEDS	21
FINANCIAL STATEMENTS	21
MANAGEMENT’S DISCUSSION AND ANALYSIS	22
THE PARTNERSHIP	34
OUR BUSINESS	35
MANAGEMENT	43
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	45
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	47
INDEMNIFICATION OF CONTROL PERSONS	47
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	47
DESCRIPTION OF THE UNITS	48
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	50
DESCRIPTION OF THE LIMITED PARTNERSHIP AGREEMENT	63
ERISA CONSIDERATIONS	66
DETERMINATION OF OFFERING PRICE	69
PLAN OF DISTRIBUTION	70
EXPERTS	70
LEGAL MATTERS	70
ADDITIONAL INFORMATION	71

i

WHO SHOULD INVEST

An investment in the Units involves significant risk and is suitable only for persons who have adequate means of providing for their current financial needs and personal contingencies, desire a relatively long-term investment and who will not need liquidity from an investment.  It may be difficult to resell Units because of the restrictions on transferability and because no public market for the Units currently exists or is anticipated to develop.  The Units should not be purchased by persons who might need to sell them immediately or will need to sell them quickly in the future.

If you are an individual beneficiary of a purchasing individual retirement account, or IRA, or if you are a fiduciary (such as a trustee of a trust or corporate pension or profit sharing plan, or other tax-exempt organization, or a custodian under a Uniform Gifts to Minors Act), you must represent that you meet certain requirements.  Units may not be purchased by an ERISA plan, as defined in Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or by an IRA or a non-ERISA plan subject to Section 4975 of the Internal Revenue Code (the “Code”), as to which the Managing Member of the General Partner, or any of its affiliates, have investment discretion with respect to the assets used to purchase the Units, or with respect to which they have regularly given individualized investment advice that serves as the primary basis for the investment decisions made with respect to such assets. Additionally, the Managing Member of the General Partner will take such steps as are necessary to ensure that ownership of Units by Benefit Plan Investors, as defined by ERISA and the Code, is at all times less than 25% of the total value of outstanding Units.  These restrictions are discussed in detail in the section of this prospectus entitled “ERISA CONSIDERATIONS” at page 66.

Generally, transferees will also be required to comply with these standards.

We have not established any other investor suitability standards.  The laws of certain states impose specific suitability standards for certain investments.  Although we do not currently intend to offer any Units in any state which imposes such standards, we may choose to do so in the future.  In that case, the subscription agreement that we use to sell the Units will be modified accordingly and delivered, along with this prospectus, to the investor.

Mr. Borinsky will make diligent inquiries of a prospective purchaser to ascertain whether the purchaser satisfies the above requirements.

We reserve the right to reject any subscription in whole or in part, in our sole discretion.  If a subscription is not accepted, we will promptly refund your funds, without deduction of any costs and without interest on those funds.

The minimum investment is $5,000 for 10 Units unless, in our sole discretion, we decide to accept a subscription for a lesser number of Units.  For example, we intend to allow purchases of as little as one Unit, or $500, if the purchaser is a custodian acting for a minor family member (i.e., a member of the purchaser’s family who is under 18 years old).  For purposes of satisfying the minimum investment requirement for IRAs, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs, provided that each such contribution is made in increments of at least $5,000. IRA investors are urged to consult their custodians for special rules and restrictions which may apply to an IRA investment in the Units. It should be noted, however, that an investment in the Units will not, in itself, create an IRA for any investor and that an investor must comply with all applicable provisions of the Code to create an IRA.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained, or incorporated by reference, in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements are sometimes referred to as “forward-looking statements”.  Such statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by words like “may”, “will”, “should”, “expect”, “plan”, “anticipate”, intend”, “believe”, “estimate”, “predict”, “potential”, or “continue” or the negative of those words and other comparable words. You should be aware that those statements only reflect our predictions. Actual events or results may differ substantially. Important factors that could cause our actual results to be materially different from the forward-looking statements are disclosed under the heading “RISK FACTORS” and throughout this prospectus.

PROSPECTUS SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS CONTAINED IN THIS PROSPECTUS. EACH INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY PRIOR TO MAKING AN INVESTMENT DECISION IN THE OFFERED SECURITIES.

The Partnership

Bridge Private Lending, LP (referred to in this prospectus as the “Partnership”, “BPL”, “we” “us”, or “our”) is a Maryland limited partnership formed in November 2009 and the successor by merger to Bridge Private Lending, LLC (referred to in this prospectus as “Bridge LLC”).  Our general partner is Bridge GP, LLC (referred to in this prospectus as the “General Partner”).  The Managing Member of the General Partner is BPL Manager, LLC, the sole member of which is Alan David Borinsky, who founded Bridge LLC in 2006.  Through these arrangements, Mr. Borinsky has the sole power to act on behalf of the General Partner and to control the day-to-day operations of the Partnership.

The Partnership’s primary business is making short-term commercial loans to real estate investors for the purpose of financing the acquisition and rehabilitation of single-family and multi-family homes in low- and moderate-income neighborhoods in Baltimore City, Maryland and surrounding areas, where we believe demand for housing is strong but institutional financing is generally not available. The Partnership is not in the business of making consumer loans, which are generally defined as loans that are secured by owner-occupied real property or loans in which the proceeds will be used for personal, household, or family purposes.

Our loan programs focus on rehabilitation using “green building practices”.  Green building practices include the construction and design of homes in an ecological and resource efficient manner, including installing energy efficient appliances and utilizing framing and insulation that are designed to reduce energy costs and improve air quality.  We believe that our program of facilitating green building practices will enhance the value of the properties whose renovations we finance because we believe that green building practice should decrease the utility costs for the building and improve the building’s interior air quality.  Our underwriting procedures include an evaluation of the borrower’s experience and commitment to using green building practices.  For more information regarding our current green building practice initiative see “Green Building Practices” on page 38.

Our current loan program involves short-term acquisition and rehabilitation loans (which we refer to in this prospectus as “Short-Term Loans”), which are typically small in amount - usually under $150,000 and seldom more than $200,000. The average loan size per property that was originated during the year ended December 31, 2009 is $142,000, and is $121,789 for the nine months ended September 30, 2010. From January 2007 through September 30, 2010, we made 274 Short-Term Loans, of which 154 loans have been repaid.  For the nine months ended September 30, 2010 we made 16 Short-Term Loans. For more information regarding our Short-Term Loans see “Short-Term Loans” at page 35.

We intend to begin a new loan program of medium-term loans (two to five years) secured by properties that have been recently rehabilitated and rented (which loans we refer to in this prospectus as “Mini-Perms” and, together with Short-Term Loans, “BPL Loans”).  All BPL Loans are, or at the time they are made will be, personally guaranteed by the individual borrower or, if the borrower is an entity, by the person with control of the borrower, and, with few exceptions, are secured by a first lien on the underlying real estate.  The personal guarantees are for the full amount of the loans and are unconditional.

Since late 2008, we believe that the number of banks and other institutional lenders willing to lend for the acquisition and rehabilitation of homes in low- and moderate-income neighborhoods, whether to home buyers or to investors who own rental properties, has decreased due to the housing market crash and the increased scrutiny imposed by banking regulators on the lending practices of financial institutions, particularly with respect to acquisition, development and construction loans.  We believe that BPL Loans can fill a significant gap by providing much needed financing for areas with a growing need.

Although all lending, including loans secured by first liens on real estate, is subject to risk, we attempt to minimize the risk by generally requiring the after renovated value (referred to in this prospectus as the “ARV”) of the property to be no greater than 80% of the loan.  This means that the value of the real estate after the renovation is completed should be at least 20% higher than the proposed amount of the loan.  In addition, to protect against shifts in real estate values, Short-Term Loans typically have short maturities, six to twelve months in most cases. We have developed underwriting standards and procedures to help us further mitigate the risks inherent in such loans. These underwriting procedures apply standards relating to approval limits, debt service coverage ratios, and other matters relevant to the loans and their collateral. We also expect that our new Mini-Perms program will be available only to persons with whom we have had a satisfactory lender-borrower experience under our Short-Term Loans program or who have been referred to us by other lenders that have had satisfactory experience with the borrower. Our underwriting standards and procedures are subject to change as we deem necessary to further our goals.

Our net income depends largely upon our net interest income and loan fees. Net interest income is the difference between interest income that we earn on our interest-earning assets, such as BPL Loans and interest-bearing investments, and the sum of the interest expense we pay on our interest-bearing liabilities and the dividends we pay to holders of the Units.  Loan fees consist primarily of fees that we charge at the time we make a BPL Loan and are denominated as a percentage of the BPL Loan amount.  Loan fees are typically between 4% and 6% of the BPL Loan amount. The Partnership charges its borrowers other fees as well. These items are discussed more fully in this prospectus under the headings “OUR BUSINESS” and “RISK FACTORS”.

We intend to use a majority of the proceeds from this offering to make BPL Loans, and to use the remainder for our other general corporate purposes.  These other purposes may include paying our offering expenses, satisfying our debt outstanding from time to time, paying dividends on Units (if and when declared), redeeming Units at the end of their Non-Redemption Periods (if the holder requires redemption), and/or redeeming outstanding participation interests in BPL Loans.  See the section of this prospectus entitled “USE OF PROCEEDS”.

Our business is currently focused in Baltimore City, Maryland and its surrounding areas. In the future, depending on our success and the availability of funds to do so, we may expand our loan programs to other cities with comparable housing conditions and similar demographic profiles.

The term of the Partnership is perpetual unless earlier terminated pursuant to our First Amended and Restated Limited Partnership Agreement (our “Limited Partnership Agreement”).

How to Contact Us and Our General Partner

Our business operations are conducted from our headquarters located at 4639 Falls Road, Baltimore, Maryland 21209 and our telephone number is (410) 554-0000.  You may access our website at www.bridgeprivatelending.com. Information on our web site is not incorporated into this prospectus and should not be considered a part of this prospectus.  You may contact us and our General Partner at the address and telephone number listed above.

Summary of the Terms of the Offering

Securities	Limited partnership interests, or Units, having a purchase price of $500 per Unit, to be designated as Class A Units, Class B Units and/or Class C Units. See “DESCRIPTION OF THE UNITS” on page 50.

Number and Amount
We are offering up to 88,000 Units, for an aggregate purchase price of $44,000,000, which will constitute all of the equity interests in the Partnership other than the general partnership interest held by our General Partner.  The directors of our General Partner and persons related to them may purchase Units in this offering. This offering will terminate when all 88,000 Units have been sold or when we terminate the offering, whichever is earlier, but in no event later than two years from the date of this prospectus.

Minimum Investment
Generally, you must purchase a minimum of 10 Units for an aggregate investment of $5,000. We reserve the right to waive this minimum and accept a lesser amount from any investor.  For example, we intend to allow purchases of as little as one Unit, or $500, if the purchaser is a custodian acting for a minor family member (i.e., a member of the purchaser’s family who is under 18 years old).

IRA and Employee Benefit Plan Investments
Individual retirement accounts, or IRAs, and employee benefit plans may also purchase a minimum of 10 Units for $5,000. Units offered to employee benefit plans and IRA investors will be limited to the extent necessary to avoid the assets of the Partnership being considered “plan assets” under ERISA. See “ERISA CONSIDERATIONS” on page 66.

The General Partner
Bridge GP, LLC is our General Partner and holds the one general partnership interest of the Partnership.  The Managing Member of the General Partner is BPL Manager, LLC, of which the sole member is Alan David Borinsky (who was also the managing member of Bridge LLC). Mr. Borinsky has the sole power to act on behalf of the General Partner and controls the day-to-day operations of the Partnership. The General Partner has a Board of Directors, comprised of Craig Fadem, David Holmes, and Steven Rosenblatt, which oversees the business and affairs of the General Partner. We paid management fees totaling $153,750, $165,000 and $136,411 to the General Partner in 2008, 2009 and in the nine months ended September 30, 2010, respectively, for managing the Partnership.  See “MANAGEMENT” on page 35. The General Partner also has certain other non-management or passive investors.

Classes of Limited Partners and Units
Units are divided into three classes, depending on the Non-Redemption Period, as follows: (i) Class A Unit, having a five-year Non-Redemption Period; (ii) Class B Unit, having a three-year Non-Redemption Period; and/or (iii) Class C Unit, having an 18-month Non-Redemption Period.

Cumulative Dividends
The holders of the Units will be entitled to receive, out of funds legally available therefor, monthly cash dividends when, as and if declared by the General Partner, based on the Class of Units they hold, as follows:  (i) 8% per annum for Class A Units; (ii) 6% per annum for Class B Units; and (iii) 4% per annum for Class C Units, from the original issuance date.  Dividends are based on the purchase price of the Unit.  Dividends will be cumulative and will accrue on each Unit on a daily basis from the original issuance date, whether or not earned or declared and whether or not there are net assets or profits of the Partnership legally available for the payment of such dividends.  Dividends will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of Dividends
The payment of dividends is at the sole discretion of the General Partner, so you may be required to wait until we redeem your Units to receive dividends.  Provided the Partnership has funds available for dividends, the General Partner currently intends to make dividends on the first day of the month following the month in which a Unit is issued.  In the sole discretion of the General Partner, any funds remaining after the payment of dividends on the Units will be distributed to the General Partner.  Since January 1, 2008, we (through our predecessor) made total cash distributions, including return of capital and profit distributions, on our outstanding equity securities as follows:  $509,319 for the nine months ended September 30, 2010 and $1,475,855 and $1,984,104 for the years ended December 31, 2009 and 2008, respectively.

Redemption of Units at the Request of Investors
Once you purchase a Unit, you must hold it until the expiration of its Non-Redemption Period.  Prior to the expiration of the Non-Redemption Period applicable to each Unit you hold, we will provide you with at least seven days’ prior written notice of the pending expiration of the Non-Redemption Period.  You will have 30 days from the end of your Non-Redemption Period to require us to redeem the Unit, and we will have up to 60 days thereafter to redeem the Unit.  The redemption price per Unit will be its purchase price plus all unpaid dividends that have accrued through the date on which the Non-Redemption Period expires.  If you do not timely exercise your option, then your Unit will remain outstanding and will be subject to a new, identical Non-Redemption Period.

Redemption by Partnership
We may call your Units for redemption at any time without penalty or premium by providing you with at least seven days prior written notice that states the date set for redemption, which will be no earlier than seven days after the date of our notice, and the amount to be paid upon redemption.  Upon redemption of your Units, you will be entitled to receive, in cash, the aggregate purchase price of your Units plus all unpaid dividends that have accrued on them.

Use of Proceeds
We currently intend to use a majority of the proceeds of this offering to make BPL Loans, and to use the remainder of the proceeds for our other general corporate purposes.  Our anticipated use of proceeds is as follows:

Total Proceeds:	$44,000,000	(1)	100%
Offering Expenses	450,000	(1)	1%
BPL Loans	33,000,000	(1) (2)	75%
Redemption of Outstanding Participation Interests and Reducing Other Liabilities	9,000,000	(1)(3)	20%
Operating Expenses	1,550,000	(1)(4)	4%
Total:	$44,000,000		100%

(1)	Estimated Amounts
(2)
We intend to use at least 75% of the proceeds to originate BPL Loans. Pending use of the proceeds to make BPL Loans, we expect to make intermediate investments in bonds, bank certificates of deposits or money market funds. We anticipate that such bond, CD or money market investments will never be more than approximately 5% of our total assets

(3)
We intend to use a portion of the proceeds to reduce our interest expense.  This includes redeeming participation interests in BPL Loans and repaying other outstanding indebtedness, such as the loan from PSC Bridge, LLC.  Our intention is to replace the capital generated by the participation interests and the PSC Bridge, LLC loan with the proceeds of this offering thereby lowering our cost of funds and raising our net interest spread.

(4)
Operating Expenses including routine operating expenses, including, but not limited to, among other things, reduce indebtedness from time to time outstanding, make dividends on Units, redeem Units at the expiration of their Non-Redemption Periods, and/or redeem outstanding participation interests in BPL Loans.

The General Partner may deviate from these allocations and may also use proceeds for additional purposes, such as for paying dividends on the Units, redeeming Units, and redeeming outstanding participation interests in BPL Loans.  See “USE OF PROCEEDS” on page 21.

Plan of Distribution
We intend to sell the Units on a continuous basis to the public. The Units will be offered and sold by Mr. Borinsky, the sole member of the Managing Member of the General Partner, pursuant to the exemption from broker-dealer registration under Rule 3a4-1 of the Exchange Act. In the future, after satisfying any applicable issuer-agent registration requirements, certain of our associated persons may also offer and sell the Units. None of these persons will receive special compensation. There is no minimum amount of Units that must be sold under this offering. Proceeds from the Units will not be held in any escrow, trust or similar account. See “PLAN OF DISTRIBUTION” on page 70.

Limited Liability of Limited Partners	The liability of a holder of a Unit for the acts and obligations of the Partnership is limited to the amount paid for that Unit plus any accrued but unpaid distributions.

Indemnification of Control Persons
Our Limited Partnership Agreement provides that the General Partner and its affiliates, including Mr. Borinsky and the Directors of the General Partner, are entitled to indemnification by the Partnership for certain damages they suffer in connection with the provision of services to us in their official capacities.  See “INDEMNIFICATION OF CONTROL PERSONS” on page 47.

Book Entry Form	The Units will be issued in book entry form only. We do not intend to issue any certificates.

Risk Factors
Purchasing Units involves certain risks, including, without limitation, the lack of liquidity and marketability of the Units, the absence of an escrow account to assure a minimum offering amount is raised, the absence of any sinking fund to pay dividends or amounts due upon redemption, our ability to use the proceeds from this offering to pay dividends on Units and redeem Units, our right to redeem Units at any time, and limited operating history, and our management’s lack of experience running a public company.  You should carefully review the risks described in this prospectus beginning on page 9 under the heading “RISK FACTORS”.

Selected Financial Data

Prior to its formation, the business of the Partnership was conducted through Bridge LLC. In November 2009, Bridge LLC was merged into the Partnership; the Partnership is therefore the successor to the business conducted by Bridge LLC.

The following table presents selected financial data regarding the business of the Partnership and its predecessor, Bridge LLC. The information in the following table should be reviewed together with the more detailed financial statements and the section entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ” contained elsewhere in the Prospectus.

(Dollars in thousands)
	Nine Months Ended September 30, (Unaudited)		Years Ended December 31,
	2010	2009	2009	2008	2007
Total assets	$16,258	$14,699	$15,108	$12,403	$8,292
Cash and cash equivalents	166	84	304	27	85
Loans, net	14,990	13,835	13,956	10,637	7,292
Notes payable	3,436	2,948	3,149	2,817	1,800
Participation loans	8,219	6,259	6,682	4,166	2,370
Other loans payable	1,367	1,681	1,375	660	-
Partners’ capital	2,885	3,669	3,453	4,645	4,087

Ratio of interest earning assets to interest bearing liabilities	118%	130%	130%	143%	183%
Partners’ capital as a percentage of assets	18%	25%	23%	37%	49%

SELECTED OPERATIONAL DATA
(Dollars in thousands)
	Nine Months Ended September 30, (Unaudited)		Years Ended December 31,
	2010	2009	2009	2008	2007
Interest income	$1,517	$1,774	$2,466	$1,628	$1,253
Interest expense	957	731	1,022	664	549
Net interest income	560	1,043	1,444	964	704
Provision for loan losses	192	123	278	165	1,578
Net interest income after provision for loan losses	368	920	1,167	799	(874)
Non-interest income	107	64	67	78	28
Non-interest expenses	765	728	1,128	546	263
Net (loss) income	$(289)	$255	$105	$331	$(1,109)

SELECTED FINANCIAL RATIOS
(Dollars in thousands)
	Nine Months Ended September 30, (Unaudited)		Years Ended December 31,
Weighted average yield/rate on:	2010	2009	2009	2008	2007
Loans	11.91%	14.00%	13.73%	11.90%	11.38%
Interest bearing cash and cash equivalents	0.14%	0.39%	0.02%	2.14%	4.26%
Borrowings	10.50%	10.31%	10.18%	10.18%	11.06%
Net interest spread	1.31%	3.67%	3.34%	1.59%	0.28%
Net interest margin	2.32%	4.84%	5.24%	5.09%	4.92%

RISK FACTORS

Your investment in the Units involves certain risks. In addition to the other information in this prospectus, you should carefully consider the risks described below and all the information contained in this prospectus before deciding whether to purchase any of the Units.

Risks Related to the Units and the Offering

The Units are not insured against loss by the FDIC or any governmental agency, so you could lose your entire investment.

The Units are not bank deposits and neither the Federal Deposit Insurance Corporation nor any other governmental or private agency insures the Units. Our ability to redeem the Units and pay any dividends on the Units depends solely upon our earnings, our working capital and other sources of liquidity available to us.  If these payment sources are inadequate, you could lose your entire investment.

The Units lack liquidity and marketability and you may not transfer a Unit without our consent.  Accordingly, you may not be able to freely sell or transfer your Units or easily use them as collateral for a loan.

There is no public market for the Units and management does not anticipate that any market will develop in the foreseeable future.  As a result, you may not be able to freely sell or transfer your Units or easily use them as collateral for a loan.  Your ability to sell a Unit depends in part on the presence in the marketplace of a willing buyer.  Moreover, Units may not be transferred without our prior written consent and without complying with federal and state securities laws.  Due to these factors, there can be no assurance that you will be able to sell your Units, even if we permit a transfer, at prices or times desirable to you.  Accordingly, you should anticipate holding your Unit for at least one Non-Redemption Period.

We do not set aside funds in a sinking fund to pay dividends or redeem the Units, so you must rely on our revenues from operations and other sources of funding for dividends and redemption payments.  These sources may not be sufficient to meet these obligations.

We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to pay dividends on or redeem the Units at the end of the applicable Non-Redemption Period.  Accordingly, you will have to rely on our cash from operations and other sources of liquidity for dividend payments and payments upon redemption.  Our ability to generate revenues from operations in the future is subject to general economic, financial, competitive, legislative, statutory and other factors that are beyond our control.  Your right to receive distributions on your Units is junior to the right of our general creditors to receive payments from us.  If we do not have sufficient funds to meet our anticipated future operating expenditures and debt repayment obligations as they become due, then you could lose all or part of your investment.

We cannot predict the number of Units of a particular class that investors will purchase; therefore, it is impossible to estimate our future dividend requirements.

The Partnership is offering a total of 88,000 Units to be designated as Class A Units, Class B Units and/or Class C Units.  Holders of the Units will be entitled to receive, out of legally available funds, cumulative cash dividends, as and if declared by our General Partner.  A Class A Unit will entitle its holder to receive cumulative cash dividends at the rate of 8% per annum, a Class B Unit will entitle its holder to receive cumulative cash dividends at the rate of 6% per annum, and a Class C Unit will entitle its holder to cumulative cash dividends of 4% per annum, in each case based on the purchase price of $500 per Unit.  Our annual dividend requirements will depend on the number and classes of Units that are from time to time outstanding.  We have not allocated any specific number of Units to any particular class.  Rather, at the time of investment, each investor will designate how the investor’s investment should be allocated among Class A, Class B and/or Class C Units.  For example, an investor who purchases 10 Units (the minimum Unit investment) could request that all 10 Units be designated as Class A Units, Class B Units or Class C Units.  Alternatively, the investor could choose to purchase any combination of Class A Units, Class B Units and Class C Units.  Except as may be limited by the number of Units available for issuance from time to time, we will not restrict the manner in which an investor allocates his, her or its investment among the three classes of Units.  Accordingly, we cannot estimate the number of Units of any class that we will sell in this offering.  Moreover, we cannot predict when, or if, investors will request redemption of their Units following the expiration of the applicable Non-Redemption Periods.  As a consequence, it is impossible to predict our future dividend requirements.  When deciding whether to invest in the Units, investors should consider the fact that we might sell all 88,000 Units in this offering and that all such Units might be designated as Class A Units.  In that case, and assuming that all Units are sold at the same time, we could have dividend requirements as high as $3,520,000 per year for at least five years.  The dividends we pay or accrue will reduce our net income and, thus, the amount of cash available to fund operations.

Our management team will have broad discretion over the allocation of the proceeds from the offering, and you could lose your entire investment if management invests our funds in unsuccessful initiatives.

Our management team will have broad discretion in determining how the proceeds from this offering will be used, and you will be relying on the judgment of our management team regarding the application of these proceeds. Management’s allocation of the net proceeds will affect how our business grows.  It is possible that our management team may not apply the net proceeds of this offering in ways that result in the successful growth of the Partnership, yield a significant return on any investment of the net proceeds, and/or increase the value of your investment.  See the section of this prospectus entitled “USE OF PROCEEDS”.

We may use the proceeds from this offering to pay dividends on or redeem Units, which would reduce the amount of funds available to make BPL loans and grow our business.

In exercising its discretion with respect to the use of the proceeds from this offering, our management may choose to use proceeds, rather than net income from operations, to pay dividends on outstanding Units or to redeem outstanding Units.  The use of proceeds for these purposes would reduce the cash available to make BPL Loans and otherwise fund operations.  Because our net income will depend in large part on our ability to make BPL Loans, the use of proceeds from this offering to pay dividends or redeem Units could adversely impact our financial condition and results of operations.

We have the right to make a mandatory call of the Units, so you may earn less return on your investment than originally expected.

We may redeem your Units from you at any time without penalty.  If we choose to redeem your Units, we will be required only to return your original investment amount plus any unpaid dividends that have accrued on your Units.  After redemption, you may not be able to re-invest your funds with us or elsewhere at comparable rates and, therefore, may earn less than you expected to earn at the time of your investment.

We are selling the Units on a best efforts basis without making any arrangements for escrow of the proceeds and all subscriptions for Units will be irrevocable.  Accordingly, your investment will be at greater risk that we may not have sufficient cash on hand to support operations and growth, which would likely reduce our profits and impair our ability to pay dividends on or redeem the Units.

No escrow or trust account will be established and all purchases of the Units will be irrevocable. Therefore, funds that you tender will be available for our immediate use. The absence of an escrow arrangement, and the absence of the ability to revoke your subscription, may cause greater risk to you if the amount raised in this offering is insufficient to support future growth of the Partnership’s business.

We are not required to sell all or any specified number of Units to consummate the offering, so we may complete this offering without raising funds sufficient to successfully implement our funding needs and growth strategy.

We are not required to sell all or any specified number of Units before issuing any Units and using the proceeds from those sales and/or terminating the offering. The offering may be completed even if substantially less than the total number of Units offered are sold. The Units are being sold without the services of a third-party underwriter or broker-dealer, so we may not be able to sell any or all of the 88,000 Units offered under this prospectus. If we are unable to raise sufficient capital in this offering to fund our operations or successfully implement our growth strategy, you may lose all or part of your investment.  See the section of this prospectus entitled “Plan of Distribution”.

We may incur future debt that could reduce our profits and impair our ability to pay dividends or redeem the Units.

To fund future operations, we may need to incur substantial debt in the future. The terms of the Units as set forth in our Limited Partnership Agreement do not prohibit us from doing so. Your right to receive distributions on the Units, including dividend payments and payments upon redemption, is junior to the right of our general creditors to receive payment from us on our indebtedness.  The risks described below will be magnified if and as we incur new debt.  Our indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing;

•
require the dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, thereby reducing the availability of such cash flow to fund our growth strategy, working capital, capital expenditures and other general corporate purposes;

•	increase our vulnerability to interest rate increases if future debt must be incurred at interest rates that are higher than current rates;

•	limit our flexibility to plan for, or react to, changes in our business and the industry;

•	place us at a competitive disadvantage relative to competitors with less debt;

•	limit our ability to pay a return on your Units; and/or

•	make it difficult or impossible for us to redeem your Units at the end of your Non-Redemption Period if you elect not to continue your investment.

A change in market interest rates may reduce our profits and impair our ability to pay dividends or redeem the Units.

Rapid changes, either upward or downward, in interest rates may adversely affect our profits. Any future decline in interest rates may lower our profitability. Any future rise in interest rates may:

•	reduce customer demand for our loans;

•	change loan prepayment rates;

•	increase our cost of funds;

•	increase the possibility of redemption requests; and/or

•	limit our access to borrowings in the capital markets.

Risks Related to Our Business

We have experienced a net loss during the first nine months of 2010 and may not achieve consistent profitability.

In the nine months ended September 30, 2010, we reported a net loss and we may not be able to sustain or increase profitability on a quarterly or an annual basis in the future.

Our management team has no experience managing a public company, which increases the risk that we will be unable to fully comply with the reporting, control and other requirements imposed under the Exchange Act.

Following this offering, we will be required to comply with rigorous reporting and compliance obligations.  In particular, but without limitation, we will be required to file periodic and other reports under the Exchange Act and to establish and maintain effective disclosure controls and internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. The Directors and Managing Member of the General Partner have no experience in managing a company that is subject to these requirements.  The standards that must be met for management to assess the effectiveness of disclosure controls and internal control over financial reporting are complex and require significant documentation, testing and possible remediation.  Accordingly, we may encounter problems or delays in completing activities necessary to establish effective controls and/or to make an assessment of those controls.  If we cannot assess our internal control over financial reporting to determine whether it is effective, provide adequate disclosure controls, or implement sufficient control procedures, investor confidence and our value may be negatively impacted.

The Partnership has a limited operating history on which to base an evaluation of an investment in the Units.  Our future growth and profits may not equal or exceed our growth or profits in prior periods.

Prior to its formation, the business of the Partnership was conducted through Bridge LLC. In November 2009, Bridge LLC was merged into the Partnership.  Thus, the Partnership is the successor to the business conducted by Bridge LLC. Bridge LLC had a three and one-half year operating history on which to base an evaluation of our lending business and prospects. Our prospects must be considered in light of the risks and uncertainties encountered by companies in the early stages of development.  Because the Partnership has a relatively short operating history, you should not assume that our future results, whether in the near term or over an extended period of time, will be consistent with our historical results.  In evaluating an investment, you should consider the performance of others in the lending arena, both on a long-term basis and over the period of our operating history.  Moreover, investors should consider the fact that we have not made any Mini-Perms to date.  Because we have been operating for only approximately three and one-half years and because we expect the terms of our Mini-Perms to be from two to five years, the implementation of our Mini-Perm loan program could cause our future operating performance to be significantly different than our historical performance.  We cannot predict with any certainty whether our Mini-Perm loan program will be successful and/or how its implementation will impact our future financial condition or operating performance.

Our focus on green building practices may limit our future growth and success.

Management’s decision to restrict the availability of our loan programs generally to only those borrowers who agree to employ green building practices could limit our growth and lending opportunities and, thus, our profits.  Additionally, green building practices are relatively new, and there is limited and inconclusive information regarding the general economic impact of these practices and the affect, if any, of these practices on the market value of properties.  Accordingly, green building practices employed by our borrowers may not offer the level of utility savings and other benefits that we or our borrowers anticipate.  For these reasons, our requirement that borrowers incur additional costs to use green building practices may cause these borrowers to realize less upon the sale of the properties than they anticipated.

Our Management has limited experience operating a business that focuses on green building practices, which may lead to losses or fewer profits.

Management’s limited experience operating a business that focuses on green building practices may magnify the risks associated with green building practices that are mentioned in the previous risk factor.  Accordingly, the Partnership may earn less profit than currently anticipated or even record losses in future periods.

Our underwriting standards and procedures are more lenient than those used by conventional lenders, which exposes us to a greater risk of loss than conventional lenders face.

Our underwriting standards and procedures are more lenient than conventional lenders in that we may not require our borrowers to meet the credit standards that conventional mortgage lenders impose, which may create additional risks to your investment. We approve mortgage loans more quickly than other mortgage lenders. Generally, we will not spend more than 20 days assessing the character and credit history of a borrower. Due to the nature of loan approvals, there is a risk that the credit inquiry we perform will not reveal all material facts pertaining to the borrower and the collateral securing the loan. Furthermore, when the needs of the borrower dictate, we may spend substantially less than 20 days to evaluate loan opportunities. These factors may increase the risk that our borrowers will default under their loans, which may impair our ability to make timely dividends to you and which may reduce the amount we have available to distribute to you. Furthermore, our assessment of the quality of the mortgage loans we originate may be inaccurate. An incorrect analysis with respect to one or more of our loans could have a materially adverse impact on our profitability and our ability to make the cumulative dividends. Additionally, if our analysis is wrong with respect to a BPL Loan and we are forced to proceed against the collateral securing that loan, we may not recover the full amount outstanding under the loan.  The foregoing factors could cause you to lose all or part of your investment.

Our assessment of the quality of loans we originate and acquire may be inaccurate, which may lead to more losses on our loans that anticipated.

Before we originate loans, we evaluate them to determine whether they are suitable for our portfolio. Our initial evaluation of the loans may be flawed and actual results may be different than expected, which, if unfavorable, could adversely affect our financial condition and results of operations. Moreover, our loans are secured by real estate and our credit decisions will be based, in part, on our valuation of that real estate.  If the valuation techniques employed by us, or third parties on whom we rely, are flawed, then our loan loss percentage could increase, which could adversely affect our profitability.  See the section of this prospectus entitled “OUR BUSINESS” under the headings “Lending Activities” and “Allowance for Loan Losses” for further information.

Our borrowers may fail to repay their loans, which may reduce our profits and impair our ability to pay dividends or redeem the Units.

Other than interest earned on funds invested in bonds, bank certificates of deposit and money market accounts pending the use for BPL Loans, all of our income will be generated from our lending business.  Thus, the primary risk associated with our business is that persons to whom we loan money will fail to repay their loans or will fail to make timely payments to us.  As of September 30, 2010 we had 18 loans ($2,014,707) that were more than 90 days past due, representing 12% of the aggregate of our outstanding loan balance.  As of December 31, 2009 and 2008, we had 23 loans ($3,233,324) and 21 loans ($2,426,051) that were more than 90 days past due, representing 23% and 22%, respectively, of the aggregate of our outstanding loan balance.  We consider numerous factors when deciding whether to call a loan or allow a defaulting borrower to continue working through his or her problems while a loan is in default – primarily, the value of the collateral and the amount of the debt, and the plan of the defaulting borrower to repay the debt.  In addition, we consider the costs and burdens that would be occasioned by calling the loan, such as bringing suit and/or foreclosing on collateral. There can be no guarantee that our policy of periodically working with defaulting borrowers rather than pursuing collection will not ultimately result in the need to pursue collection or make it less likely that we will not ultimately realize a loss with respect to these loans.  It is impossible to predict whether one of our borrowers will default or what impact any one borrower’s default may have on our business.

Our Mini-Perm program, if implemented, may reduce our cash flow and cash on hand and may reduce our net profit.

Our current loan program involves only Short-Term Loans, which typically contemplate loan terms of 12 months or less.  Mini-Perms would involve loan terms of between two and five years.  Accordingly, cash that we use to fund Mini-Perms will be tied up and unavailable to us for longer than cash used to fund Short-Term Loans, which will reduce our cash flows and could reduce the cash we have on hand to grow our business.  Because our business model to date has involved only Short-Term Loans, our management may misjudge the effect that Mini-Perms may have on our cash flows and cash resources, which could result in lower or no profits and an inability to timely satisfy our obligations, including our redemption obligations with respect to the Units.  Moreover, the interest rates and fees that we intend to charge in connection with Mini-Perms are lower than the interest rates and fees that we charge on Short-Term Loans, so the net income we earn in periods during which we have outstanding Mini-Perms may not equal or exceed the net income we could earn if we only made Short-Term Loans.

Changes in the economic conditions in our lending areas could have a material and adverse impact on our financial condition, the ability of our borrowers to repay their loans and the value of the real estate and other collateral securing those loans.

Any negative changes that arise in the economy and/or real estate market of the areas in which we make and sell loans could have a material and adverse impact on our net income, the ability of our borrowers to make payments under their loans, and any recovery we can obtain by proceeding against the collateral securing those loans, all of which would reduce our ability to pay our debts as they come due. The national and local real estate economies have significantly weakened during the past two years. As a result, real estate values across the country have decreased, in some cases by substantial amounts, and the general availability of credit, especially credit secured by real estate, has significantly decreased.  These conditions have made it more difficult for real estate owners and owners of loans secured by real estate to sell their assets at the times and at the prices they desire. If we are forced to foreclose on real property securing our loans, there can be no guarantee that we will be able to sell the foreclosed property at the times or at the prices we desire. Our cash flows and net income could be materially and adversely impacted if we are forced to hold such real property for an extended period of time or if we are forced to sell such real property at a loss, which could limit our ability to grow or sustain our business and/or make distributions on your Units.  See “Liquidity and Capital Resources” in the section of this prospectus entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for further information about this risk.

Our use and estimate of the after renovated value of a property underlying a loan may increase the risk that we may not be able to fully collect the amounts due under that loan.

Traditional commercial lenders in our market area typically limit loan amounts to a percentage of the estimated market value of the property securing the loan at the time a loan is made.  When we make a BPL Loan, the loan-to-value ratio is based on what we believe the value of the property will be once the project is developed in accordance with the borrower’s renovation and development plan.  We refer to this value as the ARV, or after renovated value, and our BPL Loans generally have an ARV of no more than 80%.  In each case, the ARV is based both on external sources of information, such as third-party valuations of the unrenovated property, and on our subjective valuation of the property.  Our beliefs are based on various factors that are unpredictable, such as the current real estate market, the materials to be used in the renovation, and our review of comparables among other completed projects in the market area.  Our estimate of the ARV may prove to be inaccurate, such that the value of our collateral is less than what we anticipated.  Moreover, a borrower may fail to develop (or fully develop) a property, which could also cause the value of our collateral to be less than what we anticipated.  In such cases, if a borrower were to default under a BPL Loan and/or we were forced to foreclose on the property securing a BPL Loan, we may not recover the full amount owed to us and our allowance for loan losses may prove to be insufficient to absorb our actual losses.  Accordingly, our use of the ARV to establish the loan-to-value ratio, as opposed to using the value of the undeveloped property, increases the risks associated with our lending business, which, if realized, could materially and adversely impact our financial condition and results of operations.

Certain loans in the Partnership’s loan portfolio may be pledged to secure a working capital line of credit, which means any funds received upon liquidation of those loans may be unavailable to redeem the Units.

Currently, the Partnership has a $1,000,000 line of credit with Hopkins Federal Savings Bank that we use to make BPL Loans. The line of credit facility is secured by the pledge of discrete, identified BPL Loans originated by the Partnership. From time to time, we pledge some of the mortgage loans in our portfolio to secure loans or lines of credit from a noninstitutional lender. If the Partnership elects to continue to borrow from Hopkins Federal Savings Bank or from another financial institution or noninstitutional lender, it will need the ability to grant a first priority lien in some BPL Loans to those lenders.  In those cases, if we default on our credit obligations, our lenders would have the first right to take possession of and/or sell those BPL Loans.  In that case, we would have fewer assets available to make distributions on the Units, including liquidating distributions.

Most of the loans we make will have a balloon payment feature, which presents additional risks to investors and could have a material and adverse impact on our financial condition.

We anticipate that 90% to 100% of our BPL Loans will have “balloon payment” features.  A loan with a balloon payment feature contemplates a large payment of principal at the maturity of the loan, with small or no principal payments during the term of the loan.  Loans with balloon payment features are riskier than loans with regular scheduled payments of principal because the borrower’s ability to repay the loan at maturity generally depends on its ability to refinance the loan or sell the underlying property at a price that equals or exceeds the amount due under the loan.  There are no specific criteria used to evaluate the credit quality of borrowers for mortgage loans with balloon payment features.  Furthermore, a substantial period of time may elapse between the time the loan is made and the time the loan matures, and the borrower’s financial condition at those times may significantly change.  As a result, there can be no assurance that our borrowers will have sufficient resources to make balloon payments when due.

Our allowance for loan losses may be insufficient, which could have a material adverse impact on our financial condition.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, that represents management’s estimate of probable losses within the existing loan portfolio. The allowance, which is established in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. The level of the allowance reflects management’s continuing evaluation of, among other things, general economic, political and regulatory conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan, the value and marketability of the collateral for the loan, loan concentrations, our loan loss experience, current loan portfolio quality. The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends all of which may undergo material changes. If management’s assumptions and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future losses, our earnings and capital could be significantly and adversely affected.  Furthermore, management may need to change its assumptions and/or adjust its methodology if there are changes in economic conditions or other adverse developments arise with respect to our impaired or performing loans.  Material additions to the allowance for loan losses would result in a decrease in our net income and capital and could have a material adverse effect on our financial condition. For detailed information about our allowance methodology, see “Allowance for Loan Losses” in the section of this prospectus entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.

Our remedies for collecting on a defaulted loan may be inadequate, which may lead to more losses on our loans and impair our ability to pay dividends or redeem the Units.

We may fail to collect funds from originated and acquired loans. Our ability to fully recover amounts due under the originated and acquired loans may be adversely affected by, among other things:

•	the financial distress or failure of our borrowers;

•	adverse changes in the values of the real estate or other property pledged to secure our loans;

•	our purchase of fraudulent loans;

•	misrepresentations made to us by a broker, bank or other lender from whom we acquire a loan;

•	third-party disputes; and/or

•	third-party claims with respect to security interests.

These potential future losses may be significant, may vary from current estimates or historical results and could exceed the amount of our reserves for loan losses. We do not maintain insurance covering such losses. In addition, the amount of the provision for loan losses may be either greater or less than actual future write-offs of the loans relating to that provision. Any of these events could have a materially adverse effect on our business. See “Allowance for Loan Losses” in the section of this prospectus entitled “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for further information about this risk.

There are risks associated with taking a security interest in real property, and the realization of these risks could have a material and adverse impact on our financial condition and results of operations.

Our loan portfolio is and will be secured by real property. If a borrower defaults under a loan in our portfolio, we may have to foreclose on and take possession of the real estate collateral to protect our financial interest in the loan.  In that case, various factors could cause us to realize less than we anticipated or otherwise impose burdens on us that would reduce our profits.  These factors include, without limitation, fluctuations in property values, occupancy rates, variations in rental schedules and operating expenses.  In addition, owning and selling foreclosed property may present additional considerations, including:

•
To facilitate a sale of the property on which we foreclose, it may be necessary for us to finance all or a portion of the purchase price for the buyer of the property.  In such cases, we will not receive the sale price immediately but will have to rely on the purchaser’s ability to repay the loan, which ability is subject to the same repayment risks that are applicable to any other borrower, as discussed elsewhere in this prospectus.

•
There is a risk that hazardous or toxic substances could be found on properties that we take back in foreclosure.  In particular, because most properties pledged to secure BPL Loans are relatively old, they may contain lead paint. Rental units in Baltimore City, where the predominance of the Partnership’s collateral is located and where there is the greatest likelihood of lead paint, must be registered with government authorities before being rented, and rental units that have not passed a lead paint inspection cannot be registered.  If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. Any environmental review we undertake before taking title under any foreclosure action on real property may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

•
We may become liable to third persons in excess of the limits covered by insurance to the extent such person or person’s property is injured or damaged while on property acquired by us through foreclosure.

We may have difficulty protecting our rights as a lender, which may impair our ability to continue making loans and could have a material adverse impact on our financial condition.

The rights of our borrowers and other lenders may limit our realization of the benefits of our loans. For example:

•	Judicial foreclosure is subject to the delays of protracted litigation, and our collateral may deteriorate and/or decrease in value during any delay in foreclosing on it;

•	A borrower’s right of redemption during foreclosure proceedings can deter the sale of our collateral and can require us to manage the property for a period of time;

•	The rights of senior or junior secured parties in the same property can create procedural hurdles for us when we foreclose on collateral;

•	To the extent we assign as collateral one or more of our loans to other lenders, those other lenders will have a prior claim on any foreclosure proceeds;

•	We may not be able to pursue deficiency judgments after we foreclose on collateral;

•	Federal bankruptcy law can prevent us from pursuing any actions, regardless of the progress in any of these suits or proceedings; and/or

•
At or near the end of foreclosure proceedings, a borrower will sometimes file bankruptcy to further delay the Partnership’s efforts to take ownership of the real estate collateral. Depending on the circumstances, a bankruptcy can take six to twenty-four months or more to resolve. Further, the more equity a borrower has in a property, the greater the chances that the court will grant the borrower additional time for protection from foreclosure action.

Our lending activities are presently concentrated in the Baltimore metropolitan area and events in the region may have a material adverse effect on our financial condition and results of operations.

Our success depends in large part on the general economic conditions of the Baltimore metropolitan area. The local economic conditions in the area will have a significant impact on the demand for BPL Loans as well as the ability of our borrowers to repay their loans, the value of the collateral securing loans and the stability of our funding sources. A significant decline in general economic conditions, caused by inflation, recession, acts of terrorism, outbreak of hostilities or other international or domestic occurrences, unemployment, changes in securities markets or other factors could impact these local economic conditions and, in turn, have a material adverse effect on our financial condition and results of operations.

We may not be able to sustain our historical levels of loan originations and our profits may not continue at the current rate, which could impair our ability to pay dividends or redeem the Units.

Most of our historical revenues have been generated, and we anticipate that most of our future revenues will be generated, from our lending activities.  Accordingly, we will need to reinvest proceeds from loan payoffs and to invest capital received from the sale of the Units in new BPL Loans.  If we fail to sustain our historical level of loan originations, our financial condition and results of operations could be significantly and adversely affected.  Our ability to sustain the level of loan originations will depend upon a variety of factors outside our control, including interest rates, economic conditions in our primary market areas, decline in real estate values, competition; and/or regulatory restrictions.

Changes in federal and state regulation of commercial lenders could impose significant burdens on us, which could adversely impact on our financial condition.

Our current lending business does not require us to be licensed as a lender under federal or state laws.  We are, however, subject to various laws that affect the lending business, such as laws relating to taking security interests in real estate, foreclosing on real estate, and limits on interest and usury.  In the future, we may be found to have violated these laws, which could, among other things, subject us to regulatory scrutiny and/or actions, cause us to lose money on our loans and the underlying real estate, and cause us to lose priority with respect to underlying real estate.  Moreover, the lending industry has been subjected to significant governmental scrutiny over the past two years and it is possible that the U.S. Congress and/or state legislatures may adopt additional laws, including licensing laws, to govern commercial lenders like us.  A failure by us to qualify for any such license or to comply with such new requirements could subject us to additional regulatory scrutiny and/or an inability to continue our lending business.  These risks, if realized, could have a materially adverse effect on our financial condition and results of operations.

We are subject to regulatory and public policy risks, which could affect the values of the properties that secure our loans.

Decisions of federal, state and local authorities may affect the values of properties that secure our loans.  Examples of these decisions include zoning changes, revocation or denial of sanitation, utility and building permits, condemnations, relocations of public roadways, changes in municipal boundaries, changes in land use plans, modifications of parking or access requirements, and changes in permitted uses. Also, shifts in public policy reflected by courts, legislatures or other regulatory authorities may affect provisions of security documents and make realization upon the collateral more time-consuming and expensive.  Any of these decisions or changes could cause us to recognize a loss on property securing a loan, which could adversely affect our financial condition and results of operations.

We face significant competition for loans, which could have a material adverse impact on our financial condition.

The market for construction loans is highly competitive. In our lending business, we compete with banks, credit unions, other mortgage banking firms, and several other types of financial institutions (many of which have greater name recognition than us).  Our competitors could provide a competitive challenge to us by, for example, offering lower rates and better terms to our potential borrowers. Significant competition challenges could have a material and adverse impact on our financial condition.

Our success is dependent in part on our senior management, and the loss of the services of senior management could disrupt our operations.

We are a limited partnership under Maryland law, and our General Partner is Bridge GP, LLC, a Maryland limited liability company.  The Managing Member of the General Partner is BPL Manager, LLC, of which Mr. Borinsky is the sole member. Pursuant to our Limited Partnership Agreement, the General Partner, and, therefore, Mr. Borinsky, essentially has complete control over our day-to-day operations.  Accordingly, our future success and the success of investors will depend, in large part, on the continued services and experience of Mr. Borinsky.  We depend on the services of Mr. Borinsky to, among other things, continue our growth strategies and maintain and develop our client relationships.  The loss of Mr. Borinsky’s services would disrupt our operations and would delay our planned growth while we worked to replace him. We do not have in place any policy of “key person” life insurance on the life Mr. Borinsky and we do not have a succession plan in place.

Our Limited Partnership Agreement requires us to indemnify the General Partner and its affiliates for claims related to actions taken on behalf of the Partnership.

Our Limited Partnership Agreement provides that the General Partner and its affiliates, including Mr. Borinsky, are entitled to indemnification by the Partnership for all damages, claims, liabilities, judgments, fines, penalties, charges, and similar items incurred in connection with defending any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person was acting for or on behalf of the Partnership unless such liability is finally found by a court of competent jurisdiction to have resulted primarily from the indemnified party’s bad faith, gross negligence or intentional misconduct, or material breach of the Limited Partnership Agreement.  Maryland law prohibits indemnification unless it is shown that the person to be indemnified (i) acted in good faith, (ii) reasonably believed its actions to be in or not opposed to the best interests of the Partnership, (iii) did not actually receive an improper personal benefit in money, property, or services, and (iv) in a criminal proceeding, had no reasonable cause to believe its conduct was unlawful.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (referred to in this prospectus as the “Securities Act”) may be permitted to these persons, pursuant to the foregoing provisions or otherwise, the Securities and Exchange Commission (referred to in this prospectus as the “SEC”) is of the opinion that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  Our indemnification obligations may require us to use our cash resources to indemnify rather than to pay general operating expenses, dividends on the Units and amounts due upon redemption of Units.

Some of our affiliates may invest in the Units, which may create conflicts of interest.

As of the date of this prospectus, neither the equity owners nor the directors of our General Partner (other than Mr. Borinsky who holds one Class C Unit that will be surrendered after the first Unit is sold), nor any of their related interests, hold any Units. We expect that some of these persons may participate in this offering.  Investments in the Units by our affiliates may create conflicts of interest by influencing management’s actions during times of financial difficulties.  For example, the fact that persons related to our management may hold Units, and the number of Units they hold, could influence the General Partner’s decision to pay dividends on Units at a time or times when it would be prudent to use our cash resources to build capital, pay down outstanding obligations, or grow our business.  There may be other situations not presently foreseeable in which the ownership of Units by related persons may create conflicts of interest.  These conflicts of interest could result in action or inaction by management that is adverse to holders of the Units.

The directors and the Managing Member of the General Partner are not prohibited from engaging in other business ventures, which may create conflicts of interest.

Our Limited Partnership Agreement permits the General Partner and any limited partner to directly engage in any other business ventures and activities, even if those ventures and activities compete with the Partnership.  We anticipate that some of the directors and the Managing Member of our General Partner may invest in Units.  The fact that limited partners may engage in venture that compete with us could create a conflict of interest as between our affiliates and the Partnership because these persons may choose to directly seize upon business opportunities from which the Partnership could benefit if those opportunities were instead made available to the Partnership.  Neither we nor any limited partner has any rights with respect to any such ventures and activities or the income or profits derived therefrom, so this conflict of interest could result in the Partnership earning less profits than would be the case if our affiliates were required to first present favorable business opportunities to the Partnership.  Additionally, because the General Partner has sole discretion with respect to the Partnership’s cash resources, including the proceeds from this offering, the General Partner may choose to invest our funds in companies or other ventures in which the General Partner and/or our affiliates have a financial interest.  Again, neither we nor any limited partner will have any rights to the income or profits derived by those companies or other ventures using our funds (except to the extent our funds represent an equity or similar investment in those companies or ventures).

The exemption from the Investment Company Act may restrict our operating flexibility.  Failure to maintain this exemption may adversely affect our profitability.

At all times we intend to conduct our business so as to fall within the exemption from the definition of “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act of 1940, as amended (referred to in this prospectus as the “1940 Act”).  Section 3(c)(5)(C) of the 1940 Act excludes from regulation as an investment company any entity that is primarily engaged in the business of purchasing or otherwise acquiring “mortgages and other liens on and interests in real estate”. To qualify for this exemption, we must ensure our asset composition meets certain criteria.  Generally, 55% of our assets must consist of qualifying mortgages and other liens on and interests in real estate, and the remaining 45% must consist of other qualifying real estate-type interests.  Maintaining this exemption may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain.  If we are required to register as an investment company under the 1940 Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

Federal Income Tax Risks

The Internal Revenue Service may challenge our characterization of material tax aspects of your investment in the Units.

An investment in Units involves material income tax risks which are discussed in detail in the section of this prospectus entitled “MATERIAL FEDERAL INCOME TAX CONSIDERATIONS” starting on page 50.  You are urged to consult with your own tax advisor with respect to the federal, state, local and foreign tax considerations of an investment in our Units.  We will not seek any rulings from the Internal Revenue Service regarding any of the tax issues discussed herein.  Accordingly, we cannot assure you that the tax conclusions discussed in this prospectus, if contested, would be sustained by any court.  In addition, our legal counsel is unable to form an opinion as to the probable outcome of the contest of certain material tax aspects of the transactions described in this prospectus, including whether we will be characterized as a “dealer” so that sales of our assets would give rise to ordinary income rather than capital gain and whether we are required to qualify as a tax shelter under the Internal Revenue Code.  Our counsel also gives no opinion as to the tax considerations to you of tax issues that have an impact at the individual or partner level.

You may realize taxable income without cash distributions, and you may have to use funds from other sources to fund tax liabilities.

As a limited partner of the Partnership, you will be required to report your allocable share of our taxable income on your personal income tax return regardless of whether you have received any cash distributions from us.  It is possible that your Units will be allocated taxable income in excess of your cash distributions.  We cannot assure you that cash flow will be available for distribution in any year.  As a result, you may have to use funds from other sources to pay your tax liability.

We could be characterized as a publicly traded partnership, which would have an adverse tax effect on you.

If the Internal Revenue Service were to classify us as a publicly traded partnership, we could be taxable as a corporation, and distributions made to you could be treated as portfolio income to you rather than passive income.  We cannot assure you that the Internal Revenue Service will not challenge this conclusion or that we will not, at some time in the future, be treated as a publicly traded partnership due to the following factors:

•	the complex nature of the Internal Revenue Service safe harbors;

•	the lack of interpretive guidance with respect to such provisions; and

•	the fact that any determination in this regard will necessarily be based upon facts that have not yet occurred.

You may not be able to benefit from any tax losses that are allocated to your Units.

Units will be allocated their pro rata share of our tax losses.  Section 469 of the Internal Revenue Code limits the allowance of deductions for losses attributable to passive activities, which are defined generally as activities in which the taxpayer does not materially participate.  Any tax losses allocated to investors will be characterized as passive losses, and, accordingly, the deductibility of such losses will be subject to these limitations.  Losses from passive activities are generally deductible only to the extent of a taxpayer’s income or gains from passive activities and will not be allowed as an offset against other income, including salary or other compensation for personal services, active business income or “portfolio income”, which includes non-business income derived from dividends, interest, royalties, annuities and gains from the sale of property held for investment.  Accordingly, you may receive no benefit from your share of tax losses unless you are concurrently being allocated passive income from other sources.

The Internal Revenue Service may challenge our allocations of profit and loss, and any reallocation of items of income deduction and credit could reduce anticipated tax benefits.

We believe that partnership items of income, gain, loss, deduction and credit will be allocated among our General Partner and our limited partners substantially in accordance with the allocation provisions of our Limited Partnership Agreement.  We cannot assure you, however, that the Internal Revenue Service will not successfully challenge the allocations in the Limited Partnership Agreement and reallocate items of income, gain, loss, deduction and credit in a manner that reduces anticipated tax benefits. The tax rules applicable to allocation of items of taxable income and loss are complex.  The ultimate determination of whether allocations adopted by us will be respected by the Internal Revenue Service will depend upon facts that will occur in the future and that cannot be predicted with certainty or completely controlled by us.  If the allocations we use are not recognized, you could be required to report greater taxable income or less taxable loss with respect to an investment in the Units and, as a result, pay more tax and associated interest and penalties.  You might also be required to incur the costs of amending your individual returns if our allocations are subsequently challenged by the Internal Revenue Service.

We may be audited, which could subject you to additional tax, interest and penalties.

Our federal income tax returns may be audited by the Internal Revenue Service.  Any audit of us could result in an audit of your tax return.  The results of any such audit may require adjustments of items unrelated to your investment in us, in addition to adjustments to various partnership items.  In the event of any such audit or adjustments, you might incur attorneys’ fees, court costs and other expenses in contesting deficiencies asserted by the Internal Revenue Service.  You may also be liable for interest on any underpayment and penalties from the date your tax was originally due.  The tax treatment of all partnership items will generally be determined at the partnership level in a single proceeding rather than in separate proceedings with each partner, and our General Partner is primarily responsible for contesting federal income tax adjustments proposed by the Internal Revenue Service.  In such a contest, our General Partner may choose to extend the statute of limitations as to all partners and, in certain circumstances, may bind the partners to a settlement with the Internal Revenue Service.  Further, our General Partner may cause us to elect to be treated as an electing large partnership.  If it does, we could take advantage of simplified flow-through reporting of partnership items.  Adjustments to partnership items would continue to be determined at the partnership level however, and any such adjustments would be accounted for in the year they take effect, rather than in the year to which such adjustments relate.  Our General Partner will have the discretion in such circumstances either to pass along any such adjustments to the partners or to bear such adjustments at the partnership level.

State and local taxes and a requirement to withhold state taxes may apply, and if so, the amount of net cash from open payable to you would be reduced.

The state in which you reside may impose an income tax upon your share of our taxable income.  Further, states in which we will own properties acquired through foreclosure may impose income taxes upon your share of our taxable income allocable to any partnership property located in that state.  Many states have implemented or are implementing programs to require partnerships to withhold and pay state income taxes owed by non-resident partners relating to income-producing properties located in their states, and we may be required to withhold state taxes from cash distributions otherwise payable to you.  You may also be required to file income tax returns in some states and report your share of income attributable to ownership and operation by the partnership of properties in those states.  In the event we are required to withhold state taxes from your cash distributions, the amount of the net cash from operations otherwise payable to you would be reduced.  In addition, such collection and filing requirements at the state level may result in increases in our administrative expenses that would have the effect of reducing cash available for distribution to you.  You are urged to consult with your own tax advisors with respect to the impact of applicable state and local taxes and state tax withholding requirements on an investment in our Units.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of the federal income tax laws applicable to investments similar to an investment in our Units.  Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect your taxation of a limited partner.  Any such changes could have an adverse effect on an investment in our Units or on the market value or the resale potential of our properties.  You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in Units and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our Units.

USE OF PROCEEDS

The proceeds from this offering will be added to our general funds to be used for our general corporate purposes.  We currently intend to use these proceeds as follows:

Total Proceeds:	$44,000,000	(1)	100%
Offering Expenses	450,000	(1)	1%
BPL Loans	33,000,000	(1) (2)	75%
Redemption of Outstanding Participation Interests and Reducing Other Liabilities	9,000,000	(1)(3)	20%
Operating Expenses	1,550,000	(1)(4)	4%
Total:	$44,000,000		100%

(1)	Estimated Amounts
(2)
We intend to use at least 75% of the proceeds to originate BPL Loans. Pending use of the proceeds to make BPL Loans, we expect to make intermediate investments in bonds, bank certificates of deposits or money market funds. We anticipate that such bond, CD or money market investments will never be more than approximately 5% of our total assets.

(3)
We intend to use a portion of the proceeds to reduce our interest expense.  This includes redeeming participation interests in BPL Loans and repaying other outstanding indebtedness, such as the loan from PSC Bridge, LLC.  Our intention is to replace the capital generated by the participation interests and the PSC Bridge, LLC loan with the proceeds of this offering thereby lowering our cost of funds and raising our net interest spread.

(4)
Operating Expenses including routine operating expenses, including, but not limited to, among other things, reduce indebtedness from time to time outstanding, make dividends on Units, redeem Units at the expiration of their Non-Redemption Periods, and/or redeem outstanding participation interests in BPL Loans.

The actual allocation of proceeds from this offering will be at the discretion of the General Partner.  Accordingly, the General Partner may choose to deviate from the allocation set forth above by applying them in different proportions or for different purposes.  For example, depending on the circumstances, the General Partner may choose to use the proceeds to, among other things, reduce indebtedness from time to time outstanding, make dividends on Units, redeem Units at the expiration of their Non-Redemption Periods, and/or redeem outstanding participation interests in BPL Loans.

There is no minimum amount of Units that must be sold under this offering and we do not anticipate any material changes to our planned use of proceeds if we fail to achieve the maximum $44,000,000 offering amount.

FINANCIAL STATEMENTS

Prior to its formation, the business of the Partnership was conducted through Bridge LLC. In November 2009, Bridge LLC was merged into the Partnership; the Partnership is therefore the successor to the business conducted by Bridge LLC. Bridge LLC’s audited financial statements for the years ended December 31, 2009 and 2008, and unaudited financial statements for the nine months ended September 30, 2010 and 2009, and the notes thereto, together with the reports of the independent registered public accounting firm thereon are presented beginning at page F-1.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Partnership was formed in November 2009.  Prior to this time, our business was conducted through Bridge LLC, which was merged into the Partnership in November 2009. The General Partner of the Partnership is Bridge GP, LLC. The Managing Member of the General Partner is BPL Manager, LLC, of which the sole member is Alan David Borinsky, the founder of Bridge LLC. Before the merger, the equity owners of Bridge LLC contributed all of their ownership interests in Bridge LLC to the General Partner and became equity owners of the General Partner. Our business operations are conducted from our headquarters in Baltimore, Maryland. The following discussion relates to our business activities previously conducted by Bridge LLC, as well as our plans and expectations for the conduct of that business by the Partnership. Reference in this discussion to “our” include the General Partner, the Partnership and Bridge LLC.

Since January 2007, our primary business has been making low balance Short-Term Loans secured by first liens on residential properties to be acquired and renovated (or rehabilitated) located in low- and moderate-income areas of Baltimore City, Maryland and surrounding areas. We generally limit our loan amounts to under $200,000 for single-family homes and $400,000 for multi-family homes. The average loan size per property that was originated during the year ended December 31, 2009 is $142,000. The average loan size per property that was originated during the nine months ended September 30, 2010 is $121,789. All of these loans are short-term, typically due in full in six to twelve months.  Currently, we charge interest on Short-Term Loans at rates that range from 10% to 13.9% per annum.  In the past, we have made Short-Term Loans with interest rates as low as 6%.  We also have charged certain experienced borrowers introductory interest rates of 6% to 10% for periods of four to twelve months, at the conclusion of such introductory period the interest rate is raised to our standard interest rates ranging from 10% to 13.9%.  In addition, we impose origination fees and loan extension fees, sometimes called “points”, that are equal to a percentage of the loan amount (in the case of origination fees) or the outstanding loan balance (in the case of loan extensions).  Typically, these points range from between 4% to 6%, depending on the length of time the loan is scheduled to be outstanding.  Our intention with respect to Mini-Perms is that the interest rates will be around 10% per annum and that points will range from 4% to 6% for originations and extensions.

Prior to that time, in 2006, when our business commenced, a substantial part of our business activities consisted of lending money secured by unimproved land and other speculative collateral, and we made loans from $100,000 to over $2,000,000. We no longer make such loans.  As of September 30, 2010, we have one loan secured by unimproved land.

On occasion, we will agree to release a lien for less than the full amount owed in order to facilitate a sale or refinancing of the loan that will allow for a recovery of a substantial portion of the loan.  In that case, the borrower will sign a substitute note for the unpaid portion and secure the obligation with a lien on that property or another property.  As of September 30, 2010, Bridge held twenty-six of such notes, with the aggregate outstanding amount of $1,711,679. We believe, based on discussions with our borrowers and banks, the increase is such notes is due to the increasing difficulty borrowers are experiencing in obtaining permanent financing from banks. We intend that our Mini-Perm loan program will help fill the need for more permanent financing.

Prior to this offering, we met our capital needs, in part, by selling participation interests in the loans that we originated and/or acquired. Each participation interest is a direct interest in the principal and interest due under the related loans. Each holder of a participation interest is paid a fixed interest rate on their investment.

Comparison of Results of Operations for the Years Ended December 31, 2009 and 2008

General.   We commenced lending under our Short-Term Loans program in January of 2007, and substantially all the loans made between 2007 and 2009 have been Short-Term Loans. During the eight months of operations from April 2006, when we commenced operations, until December, 2006, we funded several large land loans (which are referred to in this prospectus as “Land Loans”). As a result of instituting our policy in January 2007 of no longer extending either large sum loans or loans secured by unimproved land, we have broken out for management purposes loss and loan loss reserves relating to our Land Loans (all made in 2006) and our Short-Term Loans.

For the year ended December 31, 2009, we reported net income of $105,245 compared to a net income of $331,052 for the year ended December 31, 2008. The decrease in net income for the year ended December 31, 2009 was due to a substantial increase in expenses of marketing our new green building initiatives, legal and accounting expenses relating to this offering, higher compensation and other operation and overhead expenses due to increased loan activity.

Net Interest Income.   Our revenues are derived from our lending business, and our net income depends largely upon our net interest income. Net interest income is the difference between interest that we earn on loans (which includes loan origination fees) and investments, referred to as interest-earning assets, and the interest that we pay on borrowed funds and to holders of our participation interests, referred to as interest-bearing liabilities. Loan origination fees are fees charged to the borrower at the closing of a BPL Loan and are denominated as a percentage of the loan amount. Net interest income, divided by average interest-earning assets, represents our net interest margin.

Currently, except for a few loans, all of the loans in our portfolio were made to acquire and renovate residential properties and are secured by improved real estate.

Net interest income for the year ended December 31, 2009 was $1,444,252, compared to $963,844 for the same period in the prior year. The $480,408 (50%) increase for the year ended December 31, 2009 was primarily due to a $838,193 (51%) increase in interest income and loan origination fee income, offset by a $357,785 (54%) increase in interest expense on the participation interests and other loans payable. Our interest income increased during the year ended December 31, 2009 due to an increased loan portfolio, and our interest expense increased due to higher levels of borrowing to fund our lending activities. Our net interest margin for the year ended December 31, 2009 was 5.24% and for the year ended December 31, 2008 was 5.09%.

Provision for Loan Losses.   Our allowance for loan losses is based on the probable estimated losses that may be sustained in our loan portfolio and is based on Financial Accounting Standards Board (“FASB”) guidance for accounting by creditors for the impairment of a loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for credit losses when management believes that the collectability of the principal is unlikely. The allowance, based on evaluations of the collectability of loans and prior loan loss experience, is an amount that management believes will be adequate to absorb possible losses on existing loans that may become uncollectable. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, value of collateral, and current economic conditions and trends that may affect the borrower’s ability to pay.

During the year ended December 31, 2009, we made a provision of $277,738 for loan losses, compared to a provision of $164,964 for loan losses for the same period in 2008. As of December 31, 2009, the allowance for loan losses as a percent of loan receivables was 3.3%, compared to 2.9% as of December 31, 2008. The increased provision in 2009 was due to growth in outstanding loans receivable, an increase in specific reserves on impaired loans, and an increase in charge offs.  At December 31, 2009, the allowance for loan losses equaled 8.7% of impaired loans and 3.3% of loan receivables.

Transactions in the allowance for loan losses for the periods noted below were as follows:

	Year Ended December 31
	2009	2008

Beginning balance	$318,203	$200,000
Provision for loan losses	277,738	164,964
Loans charged off (net of recoveries)	(124,787)	(46,761)

Ending balance	$471,154	$318,203

Non-Interest Income.   For the year ended December 31, 2009, our non-interest income decreased to $66,972 from $78,141 for the year ended December 31, 2008.  Non-interest income consists of loan fees, gain on sale of loans and miscellaneous fees, offset by a loss on the sale of real estate acquired through foreclosure. There was not a significant change for the year ended December 31, 2009 over the comparable period in 2008.

Non-Interest Expense.   For the year ended December 31, 2009, our non-interest expense, consisting primarily of salaries, commissions and other operating expenses, increased to $1,128,241 from $545,969 for the same period of 2008. This $582,272 (107%) increase was due to the expenses of marketing our new green building initiatives, legal and accounting expenses relating to this offering, higher compensation and other operation and overhead expenses due to increased loan activity.

Income Taxes.   Bridge Private Lending, LP is a limited partnership and treated as a partnership for tax purposes. Accordingly, income and losses are taxed to Bridge Private Lending, LP’s partners and no provision for income taxes is made in Bridge Private Lending, LP’s financial statements.

Comparison of Financial Condition at December 31, 2009 and 2008

Assets.   Our total assets increased to $15,107,935 at December 31, 2009 from $12,402,964 at December 31, 2008. Our net loan portfolio increased to $13,955,983 at December 31, 2009 compared to $10,637,093 at December 31, 2008. The increase in the loan portfolio during the 2009 period is due to an increase in our business as more borrowers utilized us for acquisition and rehabilitation loans.

Liabilities.   Our liabilities consist primarily of commercial and private loans used to fund our lending business. In addition, we have in the past funded our lending activities by issuing participation interests in our mortgage loans to investors, whereby each investor holds an undivided participation interest in a particular loan or pool of loans. Our total liabilities increased to $11,654,697 in 2009 from $7,757,916 in 2008 primarily due to our growing loan portfolio. The following table illustrates our liabilities for the two years:

	As of December 31,
	2009	2008
Notes payable (1)	$3,148,866	$2,817,183
Participation loans(2)	6,682,005	4,165,566
Other loans payable (commercial bank line) (3)	1,375,214	659,700
Accounts payable and accrued expenses	448,612	115,467
TOTAL LIABILITIES	$11,654, 697	$7,757,916

(1)
Rates of return on these notes payable range from 8% to 14%. As of December 31, 2008, $1,692,638 of the outstanding amounts is unsecured, and the balance is secured by the assignment of certain loans receivable. These loans mature at different times, $1,456,266 maturing in 2010 and $1,692,600 maturing in 2011.

(2)
The participation loans carry rates ranging from 10% to 12%. All of these loan participation interests mature as the underlying loans are repaid, with amounts not requested back by the investors automatically rolled over into other loans in our portfolio.

(3)
During 2008, we entered into a line of credit facility with Hopkins Federal Savings Bank with available credit of up to $1,000,000 and interest payable on outstanding balances at the rate of 9.5% per annum. This line matured in January 2010 but we extended it for two additional years at a reduced interest rate of 8.5% per annum.

Past Due Loans. As of December 31, 2009, we had loans of $3,233,324 compared to $2,426,051 as of December 31, 2008, which were more than 90 days late and for which we continue to accrue interest. We believe that these loans are adequately collateralized and that both the principal and related accrued interest are collectable .

Impaired Loans. Under FASB’s guidance for accounting by creditors for the impairment of a loan, a loan is considered impaired if it is probable that a lender will not collect all principal and interest payments according to the loan’s contractual terms.  The impairment of the loan is measured at the present value of the expected cash flows using the loan’s effective interest rate, or the loan’s observable market price, or the fair value of the collateral if repayment is expected to be provided by the collateral.  Generally, our impairment of such loans is measured by reference to the fair value of the collateral.  Accrual of interest is discontinued when its receipt is in doubt, which typically occurs when a loan becomes impaired. Any interest accrued to income in the year when interest accruals are discontinued is generally reversed. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of the collateral is sufficient to satisfy the principal balance and accrued interest. Loans are returned to accrual status once the doubt concerning collectibility has been removed and the borrower has demonstrated the ability to pay and remain current. Payments on impaired loans are generally applied to principal.

Information with respect to impaired loans as of December 31, 2009 and 2008 is as follows:

	December 31
	2009	2008
Total recorded investment in impaired loans at the end of the period	$5,369,335	$1,113,697
Amount of that recorded investment for which there is a related allowance for credit losses	2,136,012	1,113,697
Amount of that recorded investment for which there is no related allowance for credit losses	3,233,324	—
Amount of related allowance for credit losses associated with such investment	334,611	243,697
Amount of allowance for credit losses associated with other than impaired loans	136,543	74,506
The average recorded investment in impaired loans during the period	1,624,855	1,083,350
The related amount of interest income recognized within that period when the loans were impaired	—	—
The amount of income recognized using a cash basis during the time within that period that the loan was impaired	—	—

Real estate owned represents property acquired by foreclosure, deed in lieu of foreclosure or purchase, and consists of rental and held for sale real estate. At December 31, 2009, we had held for sale real estate owned of $289,386, which are considered non-performing assets, compared to $1,127,131 held at December 31, 2008.

Equity.   Partners’ capital decreased to $3,453,238 as of December 31, 2009 from $4,645,048 as of December 31, 2008 due to contributions of $178,800 and net income of $105,245, offset by distributions of $1,475,855.

Off-Balance Sheet Arrangements.   At December 31, 2009 we had $3,044,118 in draw type of loans approved, with $1,533,558 of the approved amount unused or unfunded as of that date. At December 31, 2008 we had $4,679,561 in these types of loans approved, with $1,003,057 of the approved amount unused or unfunded as of that date. In addition, we have certain contractual obligations that are discussed below under the heading “Liquidity and Capital Resources”.

Comparison of Results of Operations for the Years Ended December 31, 2008 and 2007

General.   For the year ended December 31, 2008, we reported net income of $331,052, compared to a net loss of $(1,109,429) for the year ended December 31, 2007. The increase in net income for 2008 was due to an increase in total interest income and a significant decrease in our provision for loan losses in 2008 from 2007, partially offset by an increase in interest expense and non-interest expenses. In 2007, we provided a $1,578,225 loan loss reserve, of which $1,378,225 were due to losses on two Land Loans in 2006. In 2008, we provided a $164,964 loan loss reserve (1.6% of our portfolio of Short-Term Loans).

Net Interest Income.  Net interest income for the year ended December 31, 2008 was $963,844, compared to $703,717 for the year ended December 31, 2007. The $260,127 (37%) increase for 2008 was primarily due to a $375,098 increase in interest income and loan origination fee income, offset by an $114,971 increase in interest expense on the participation interests payable. Our interest income increased during 2008 due to an increased loan portfolio, and our interest expense increased due to higher levels of borrowing to fund our lending activities. Our net interest margin for 2008 was 5.09% and for 2007 was 4.92%.

Provision for Loan Losses.  During the year ended December 31, 2008, we made a provision of $164,964 for loan losses, compared to a provision of $1,578,225 for loan losses for the year ended December 31, 2007.  As of December 31, 2008, the allowance for loan losses as a percent of loan receivables was 2.9%, compared to 2.67% as of December 31, 2007. The large provision in 2007 was due to net charge offs on two Land Loans totaling $1,378,225.  In 2008 net charge offs totaled $46,761. At December 31, 2008, the allowance for loan losses equaled 9% of impaired and past due loans compared to 10.5% at December 31, 2007.

Transactions in the allowance for loan losses during the past two fiscal years were as follows:

	Years Ended December 31,
	2008	2007
Beginning balance	$200,000	$—
Provision for loan losses	164,964	1,578,225
Short-Term Loans charged off (net of recoveries)	(46,761)	—
Land Loans charged off (net of recoveries)	—	(1,378,225)
Ending balance	$318,203	$200,000

Non-Interest Income.   Non-interest income increased to $78,141 in 2008 from $28,408 in 2007. Non-interest income consists of loan settlement costs and other fees. The $49,733 (175%) increase in non-interest income in 2008 over 2007 was primarily due to increased loan volume.

Non-Interest Expense.   Non-interest expense, consisting primarily of salaries, commissions and other operating expenses, increased to $545,969 in 2008 from $263,329 in 2007. This $282,640 (107%) increase was primarily due to higher compensation and other operation and overhead expenses due to increased loan activity.

Income Taxes.   Bridge LLC was a limited liability company and treated as a partnership for tax purposes. Accordingly, income and losses were taxed to Bridge LLC’s members and no provision for income taxes is made in Bridge LLC’s financial statements.

Comparison of Financial Condition at December 31, 2008 and 2007

Assets.   Our total assets increased to $12,402,964 at December 31, 2008 from $8,292,365 at December 31, 2007. Our net loan portfolio increased to $10,637,093 at December 31, 2008 compared to $7,291,733 at December 31, 2007. The increase in the loan portfolio during the 2008 period is due to an increase in our business as more borrowers utilized us for acquisition and rehabilitation loans.

Liabilities.   Our liabilities consist primarily of commercial and private loans used to fund our lending business. In addition, we have in the past funded our lending activities by issuing participation interests in our mortgage loans to investors, whereby each investor holds an undivided participation interest in a particular loan or pool of loans. Our total liabilities increased to $7,757,916 in 2008 from $4,205,076 in 2007 primarily due to our growing loan portfolio. The following table illustrates our liabilities for the two years:

	As of December 31,
	2008	2007
Notes payable (1)	$2,817,183	$1,799,808
Participation loans(2)	4,165,566	2,369,900
Other loans payable (commercial bank line) (3)	659,700	—
Accounts payable and accrued expenses	115,467	35,368
TOTAL LIABILITIES	$7,757,916	$4,205,076

(1)
Rates of return on these notes payable range from 8% to 13.5%. As of December 31, 2008, $1,800,957 of the outstanding amounts is unsecured, and the balance is secured by the assignment of certain loans receivable. These loans mature at different times, with an aggregate $1,317,183 maturing in 2009, and $1,500,000 maturing in 2011.

(2)
The participation loans carry rates ranging from 10% to 12%. All of these loan participation interests mature as the underlying loans are repaid, with amounts not requested back by the investors automatically rolled over into other loans in our portfolio.

(3)
During 2008, we entered into a line of credit facility with Hopkins Federal Savings Bank with available credit of up to $1,000,000 and interest payable on outstanding balances at the rate of 9.5% per annum. This line matured in January 2010 but we extended it for two additional years at a reduced interest rate of 8.5% per annum.

Past Due Loans. As of December 31, 2008, we had loans of $2,426,051, compared to $1,911,255 as December 31, 2007, which were more than 90 days late and for which we continue to accrue interest. We believe that these loans are adequately collateralized and that both the principal and related accrued interest are collectable.

Impaired Loans. Information with respect to impaired loans as of December 31, 2008 and 2007 is as follows:

	December 31
	2008	2007
Total recorded investment in impaired loans at the end of the period	$1,113,697	$—
Amount of that recorded investment for which there is a related allowance for credit losses	1,113,697	—
Amount of that recorded investment for which there is no related allowance for credit losses	—	—
Amount of related allowance for credit losses associated with such investment	243,697	—
Amount of allowance for credit losses associated with other than impaired loans	74,506	200,000
The average recorded investment in impaired loans during the period	1,083,350	—
The related amount of interest income recognized within that period when the loans were impaired	—	—
The amount of income recognized using a cash basis during the time within that period that the loan was impaired	—	—

At December 31, 2008, we had held for sale real estate owned of $1,127,131, which are considered non-performing assets, compared to none held at December 31, 2007.

Equity.   Partners’ capital increased to $4,645,048 as of December 31, 2008 from $4,087,289 as of December 31, 2007 due to contributions of $2,210,811 and net income of $331,052, offset by distributions of $1,985,104.

Off-Balance Sheet Arrangements.   Aside from commitments letters with expiration dates of 30-90 days, we did not enter into agreements to make loans to borrowers in the ordinary course of our business. However, we did make line of credit type loans for rehabilitation of properties whereby borrowers draw down on their approved loans as needed. At December 31, 2008 we had $4,679,561 in these types of loans approved, with $1,003,057 of the approved amount unused or unfunded as of that date. At December 31, 2007 we had $1,746,790 in these types of loans approved, with $301,364 of the approved amount unused or unfunded as of that date. In addition, we had certain contractual obligations that are discussed below under the heading “Liquidity and Capital Resources”.

Comparison of Results of Operations for Nine Months Ended September 30, 2010 and 2009

General.   For the nine month period ended September 30, 2010, we reported net loss of $(289,148), compared to net income of $255,242 reported for the nine month period ended September 30, 2009. The decrease in net income for the nine months ended September 30, 2010 was due to an increase in interest expenses on notes payable an increase in non-interest expenses, including loan fees on notes payable, an increase in the provision for loan losses, and a decrease in loan fee income.  We believe that the increase in the non-interest expense due to loan fees on the notes payable will not be a reoccurring expense.   As of September 30, 2010 our allowance for loan losses totaled $521,154 (3.4% of our loan portfolio).

Net Interest Income.  Net interest income for the nine month period ended September 30, 2010 was $560,327, compared to $1,042,851 for the same period in the prior year.  The $(482,524) (46%) decrease for the nine months ended September 30, 2010 was primarily due to a $226,358 (31%) increase in interest expense on the participation interests and other loans payable, and a $(256,166) (14%) decrease in interest income and loan origination fee income.  Our net interest margin for the nine months ended September 30, 2010 was 2.32% and for the nine month ended September 30, 2009 was 4.84%. The lower net-interest income for the nine months ended September 30, 2010 is due to lower introductory interest rates of 6% to 10% charged to certain experienced borrowers for a period of four to twelve months.

Provision for Loan Losses.  During the nine months ended September 30, 2010, we made a provision of $192,209 for loan losses, compared to a provision of $123,000 for loan losses for the nine months ended September 30, 2009.  As of September 30, 2010, the allowance for loan losses as a percent of loan receivables was 3.4%, compared to 2.4% as of September 30, 2009. The increased provision in 2010 was due to growth in outstanding loans receivable, an increase in specific reserves on impaired loans, and an increase in charge offs.  At September 30, 2010, the allowance for loan losses equaled 9.1% of impaired loans and 3.4% of loan receivables.

Transactions in the allowance for loan losses for the periods noted below were as follows:

	Nine Months Ended September 30,
	2010	2009
Beginning balance	$471,154	$318,203
Provision for loan losses	192,209	123,000
Short Term Loans charged off (net of recoveries)	(142,209)	(100,806)
Ending balance	$521,154	$340,397

Non-Interest Income.   For the nine months ended September 30, 2010 our non-interest income increased to $107,396 from $63,581 in the same period in 2009. The 43,815 (69%) increase in non-interest income for the nine months ended September 30, 2010 over the comparable period in 2009 was primarily due to a restructuring of one loan.

Non-Interest Expense.   For the nine months ended September 30, 2010 our non-interest expense, consisting primarily of salaries, commissions and other operating expenses, increased to $764,662 from $728,190 in the same comparable period in 2009. This $36,472 (5%) increase was primarily due to costs associated with restructuring various loans.

Income Taxes.   Bridge LLC was a limited liability company and treated as a partnership for tax purposes. Accordingly, income and losses were taxed to Bridge LLC’s members and no provision for income taxes is made in Bridge LLC’s financial statements.

Comparison of Financial Condition at September 30, 2010 and December 31, 2009

Assets.   Our total assets increased to $16,257,832 as of September 30, 2010 from $15,107,935 at December 31, 2009. Our net loan portfolio increased to $14,989,736 at September 30, 2010 compared to $13,955,983 at December 31, 2009. The increase in the loan portfolio during the first nine months of 2010 is due to an increase in business as more borrowers utilized us for acquisition and rehabilitation loans.

Liabilities.   Our total liabilities increased to $13,373,061 as of September 30, 2010 from $11,654,697 as of December 31, 2009, primarily due to our growing loan portfolio. The following table illustrates our liabilities at September 30, 2010 and December 31, 2009:

	September 30, 2010	December 31, 2009
Notes payable (1)	$3,436,000	$3,148,866
Participation loans(2)	8,219,087	6,682,005
Other loans payable (commercial bank line) (3)	1,366,725	1,375,214
Accounts payable and accrued expenses	351,249	448,612
TOTAL LIABILITIES	$13,373,061	$11,654, 697

(1)
Rates on these loans payable range from 8% to 13.5%. As of September 30, 2010, $1,500,000 of the outstanding amounts is unsecured, and the balance is secured by the assignment of certain loans receivable. These loans mature at different times, with an aggregate $1,936,000 maturing in 2009, and $1,500,000 maturing in 2011.

(2)	The loan participation interests carry rates ranging from 10% to 12%, and are secured by the assignment of interests in a particular loan or pool of loans.

(3)
Other loans payable includes a line of credit facility with Hopkins Federal Savings Bank with available credit of up to $1,000,000 with interest payable on outstanding balances at the rate of 9.5% per annum.  The line matured in January 2010 but we extended the line for two additional years at a reduced interest rate of 8.5% per annum.  In addition, $1,279,488 was borrowed from PSC Bridge, LLC with interest payable at the rate of 14% per annum, which is also secured by the assignment of certain mortgages held by us on outstanding loans. This loan has been extended to January 2011 and can be further extended at the General Partner’s discretion.

Past Due Loans.  As of September 30, 2010 we had loans of $2,014,707, compared to $3,233,324 as December 31, 2009, which were more than 90 days late and for which we continue to accrue interest. We believe that these loans are adequately collateralized and that both the principal and related accrued interest are collectable.

Impaired Loans.  Information with respect to impaired loans as of September 30, 2010 and December 31, 2009 is as follows:

	September 30, 2010	December 31, 2009
Total recorded investment in impaired loans at the end of the period	$5,755,608	$5,369,335
Amount of that recorded investment for which there is a related allowance for credit losses	1,127,495	2,136,012
Amount of that recorded investment for which there is no related allowance for credit losses	4,628,113	3,233,324
Amount of related allowance for credit losses associated with such investment	334,611	334,611
Amount of allowance for credit losses associated with other than impaired loans	186,543	136,543
The average recorded investment in impaired loans during the period	1,631,754	1,624,855
The related amount of interest income recognized within that period when the loans were impaired	—	—
The amount of income recognized using a cash basis during the time within that period that the loan was impaired	—	—

Real estate owned represents property acquired by foreclosure, deed in lieu of foreclosure or purchase, and consists of rental and held for sale real estate. At September 30, 2010, we had held for sale real estate owned of $148,104 which are considered non-performing assets, compared to $289,386 at December 31, 2009. The reduction in real estate owned is due to improvements in our underwriting standard and procedures, and the sale of properties during the nine months ended September 30, 2010.

Equity.   Partners’ capital decreased to $2,884,771 as of September 30, 2010 from $3,453,238 as of December 31, 2009 due to contributions of $230,000 and net loss of $(289,148), offset by distributions of $509,319.

Off-Balance Sheet Arrangements.   At September 30, 2010 we had $2,395,328 in draw type of loans approved, with $718,697 of the approved amount unused or unfunded as of that date. At December 31, 2009 we had $3,044,118 in draw type of loans approved, with $1,533,558 of the approved amount unused or unfunded as of that date. In addition, we have certain contractual obligations that are discussed below under the heading “Liquidity and Capital Resources”.

Liquidity and Capital Resources

The following table reflects the funding sources of Bridge LLC as of September 30, 2010.

Partners’ capital	$2,884,771
Notes payable	3,436,000
Participation loans	8,219,087
Other loans payable	1,366,725
Total	$15,905,583

We depend on the availability of cash and cash equivalents to make loans, satisfy redemption requests from holders of our participation interests and otherwise fund operations. Prior to this offering, we funded operations primarily from contributions and unsecured loans from Bridge LLC’s members and the sale of loan participation interests in our outstanding loan portfolio. Each loan participation interest has a direct interest in the principal and interest due under all our loans outstanding from time to time. The loan participation interests carry rates ranging from 10% to 12%. The holders of the loan participation interest may withdrawal their investment when the underlying BPL Loans are repaid to the Partnership.  In the event the holders of the participation interest do not withdraw their investment when the underlying BPL Loans are repaid to the Partnership, their investment will be reinvested in new BPL Loans.

In 2008, we entered into a line of credit facility with Hopkins Federal Savings Bank with available credit of up to $1,000,000 and interest payable on outstanding balances at the rate of 9.5% per annum. The line matured in January 2010 but we extended the line for two additional years at a reduced interest rate of 8.5% per annum.  The balance of this loan as of January 20, 2010 was under $250,000.  This loan is secured by the assignment of certain mortgages that were held by us on outstanding loans.  From time to time, we may pledge some of the mortgage loans in our portfolio to secure loans or lines of credit for our activities. The proceeds of this line of credit are generally used to make BPL Loans.  In the discretion of the General Partner, we may repay the outstanding balance of this loan with proceeds of the offering or with payments on the BPL Loans made using the proceeds of this offering.

Due to the economic slowdown and credit crunch in 2009, the Partnership’s borrowers found it more difficult to refinance the BPL Loans.  The Partnership found itself in need of capital to meet its obligations to fund already committed construction loans.   In 2009, we borrowed $1,279,488 from PSC Bridge, LLC (which is not related to us or any of our affiliates) with interest payable at the rate of 15% per annum.  We paid down the PSC Bridge loan by $250,000 in December 2009 and the interest rate, as of January 2010, is 14% per annum. The loan is secured by the assignment of certain mortgages that were held by us on outstanding loans and is guaranteed by the Partnership and Alan David Borinsky.  This loan matures on January 11, 2011 and can be further extended at the General Partner’s discretion.  The proceeds of this loan are used to make BPL Loans.  In the discretion of the General Partner, this loan may be repaid with the proceeds of this offering or with payments on the BPL Loans made using the proceeds of this offering.  This loan has been extended, at a rate that approximates the rate charged by the Partnership to its borrowers.  The Partnership may use the proceeds of this offering to pay off the loan from PSC Bridge, LLC. Borrowing outstanding from PSC Bridge, LLC as of September 30, 2010 are $1,168,949 which constituted 9% of the Partnership’s loan portfolio, as of September 30, 2010.

Prior to this offering, we funded operations primarily from contributions and unsecured loans from Bridge LLC’s members and the sale of loan participation interests in our outstanding loan portfolio. Each loan participation interest has a direct interest in the principal and interest due under all our loans outstanding from time to time. The loan participation interests carry rates ranging from 10% to 12%. The holders of the loan participation interest may withdrawal their investment when the underlying BPL Loans are repaid to the Partnership.  In the event the holders of the participation interest do not withdraw their investment when the underlying BPL Loans are repaid to the Partnership, their investment will be reinvested in new BPL Loans.

We depend on the availability of cash and cash equivalents to make loans, satisfy redemption requests from holders of our participation interests and otherwise fund operations.  The majority of the proceeds of the offering will be used to make BPL Loans.  We intend that subsequent to this offering our primary source of cash will be the interest payments and loan fees paid on the BPL Loans funded by the proceeds of this offering.   In addition, if we use proceeds of this offering to pay off the loan from PSC Bridge, LLC our net interest spreads will increase, which will increase our cash flow.

The sale of Units, redemption requests, and mortgage loan prepayments are unpredictable and are greatly influenced by interest rate trends, economic conditions and competition.  If the interest payments and loan fees paid on the BPL Loans are not sufficient to meet our cash requirements, we will depend on the line of credit mentioned above. If our General Partner, in its sole discretion, determines to pay a dividend on outstanding Units, we will have additional liquidity needs for those dividends.

We will also have additional liquidity needs for redemption requests upon the end of the Non-Redemption Periods.  We do not contribute funds on a regular basis to a separate account, commonly known as a sinking fund, to redeem the Units upon the end of the applicable Non-Redemption Period. Accordingly, holders of the Units may have to rely on our cash reserves, which we fund with revenues from operations for redemption.  We also intend that the maturity dates of the BPL Loans will be staggered to allow us to have sufficient liquidity and cash reserves to meet redemption requests.

We intend to use at least 75% of the proceeds from this offering to make BPL Loans.  We intend to use a portion of the proceeds to reduce our interest expense.  This includes redeeming participation interests in BPL Loans and repaying other outstanding indebtedness, such as the loan from PSC Bridge, LLC.  Our intention is to replace the capital generated by the participation interests and the PSC Bridge, LLC loan with the proceeds of this offering thereby lowering our cost of funds and raising our net interest spread. We also intend to use a portion of the proceeds for our general funds to be used for our general corporate purposes.  Such purposes may include the possible reduction in indebtedness outstanding from time to time, the redemption of participation interests, the payment of cumulative dividends that are declared by the General Partner, and the redemption of outstanding Units.  Our General Partner intends not to cause us to make distributions to the General Partner unless we have sufficient cash flow to meet our foreseeable cash requirements.

We believe that the interest payments and the loan fees paid on the BPL Loans made with the proceeds of this offering will allow us to generate enough cash to meet our foreseeable cash requirements. We also believe that replacing the capital generated by the participation interests and the PSC Bridge, LLC loan with the proceeds of this offering will lower our cost of funds, raise our net interest spread and generate additional cash to meet our foreseeable cash requirements and grow our business.

We intend to continue to expand our operations through this offering and future public offerings of investor Units marketed by us.  We intend to bolster our liquidity and revenues from our operations with the proceeds from the additional BPL Loans made with the proceeds of this offering. We expect that we will be able to attract more investors who are interested in our longer-term Units that have a monthly cumulative dividend. However, there is no assurance that we will be successful.  Mr. Borinsky, as Managing Member of our General Partner, has complete authority to cause us to borrow funds, issue securities and enter into other arrangements in amounts, on terms, and at times he deems necessary to meet our liquidity needs.

Known Trends, Events or Uncertainties

Impact of Inflation and Interest Rates.  Our financial statements and notes thereto, presented elsewhere herein, have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is generally to increase the value of underlying collateral for the loans made by us to our borrowers. Unlike typical industrial companies, nearly all our assets and liabilities are monetary in nature. As a result, interest rates have a greater impact on our performance than the effects of inflation generally.

Critical Accounting Policies

The SEC has issued guidelines on the disclosure of critical accounting policies, which are those policies that require application of management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.  Our significant accounting policies are disclosed in Note 1 to the audited financial statements presented elsewhere in this prospectus. We believe the following significant accounting policies also are considered critical accounting policies:

Loan Impairment.  Under FASB’s guidance for accounting by creditors for the impairment of a loan, a loan is considered impaired if it is probable that a lender will not collect all principal and interest payments according to the loan’s contractual terms.  The impairment of the loan is measured at the present value of the expected cash flows using the loan’s effective interest rate, or the loan’s observable market price, or the fair value of the collateral if repayment is expected to be provided by the collateral.  Generally, our impairment of such loans is measured by reference to the fair value of the collateral.  Accrual of interest is discontinued when its receipt is in doubt, which typically occurs when a loan becomes impaired. Any interest accrued to income in the year when interest accruals are discontinued is generally reversed. Management may elect to continue the accrual of interest when a loan is in the process of collection and the estimated fair value of the collateral is sufficient to satisfy the principal balance and accrued interest. Loans are returned to accrual status once the doubt concerning collectibility has been removed and the borrower has demonstrated the ability to pay and remain current. Payments on impaired loans are generally applied to principal.

Allowance for Loan Losses.  Our allowance for loan losses is increased for charges to income and decreased for charge-offs (net of recoveries). Our periodic evaluation of the adequacy of the allowance is based on our past loan loss experience, known or inherent risks in our loan portfolio, adverse situations which may affect a borrower’s ability to repay, the estimated value of underlying collateral and current economic conditions. It is reasonably possible that our allowance for loan losses could change in the near term.

Our allowance for loan losses is the result of an estimation done pursuant to the FASB’s guidance for accounting by creditors for the impairment of a loan. The allowance consists of a specifically allocated component and a general unallocated component. The specific allowances are established in cases in which we have identified significant conditions or circumstances related to a loan that leads management to believe the probability that a loss may be incurred in an amount different from the amount determined by general allowance calculation described below.

Loans that are delinquent for more than three months are evaluated for collectability and placed in impaired status when management determines that future earnings on that loan may be impaired. While in impaired status, collections on loans, if any, are recorded as collection of loan principal and no interest is recorded. Loans deemed uncollectable are charged against the loan loss allowance, while recoveries are credit to, the allowance. Management adjusts the level of the allowance through the provision for loan losses, which is recorded as a current period operating expense.

Limited Partnership Units. The limited partnership units to be issued as a result of this offering require a cash settlement at the conclusion of the contract and, in accordance with Accounting Standard Codification 480-10, will be accounted for as a liability on our balance sheet. Dividends paid to the holders of the limited partnership units will be accounted for as interest expense in our statement of operations.

Recent Accounting Pronouncements

Following is a discussion of recent pronouncements applicable to the Partnership:

In June 2009, the FASB issued the Accounting Standards Codification (“Codification”), which became the source of authoritative GAAP recognized by FASB. Adherence to the new Codification is effective for financial statements issued for reporting periods that end after September 15, 2009. Rules and interpretive releases of the SEC are also sources of authoritative GAAP for SEC registrants. The requirements of the guidance did not have a material impact on our financial condition or results of operation.

In June 2009, the FASB issued new guidance relating to variable interest entities. The new guidance, which was issued as SFAS No. 167, Amendments to FASB Interpretation No. 46(R), was adopted into the Codification in December 2009. The objective of the guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. SFAS No. 167 is effective as of January 1, 2010. The Company implemented this guidance on January 1, 2010 and it did not have a material impact on the financial statements and disclosures.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company does not expect the adoption of ASU 2010-06 to have a material impact on its financial statements.

In July 2010, the FASB issued ASU 2010-20, “Disclosures about the Credit Quality of Financing Receivables and the Allowance of Credit Losses.” This ASU requires significant new disclosures about the allowance for credit losses and the credit quality of financing receivables. The requirements are intended to enhance transparency regarding credit losses and the credit quality of loan and lease receivables by disclosing an evaluation of (i) the nature of credit risk inherent in the entity’s portfolio of financing receivables, (ii) how that risk is analyzed and assessed in arriving at the allowance for credit losses and (iii) the changes and reasons for those changes in the allowance for credit losses. Under this statement, allowance for credit losses and fair value are to be disclosed by portfolio segment, while credit quality information, impairment receivables and nonaccrual status are to be presented by class of financing receivable. Disclosure of the nature and extent, the financial impact and segment information of trouble debt restructurings will also be required. The disclosures are to be presented at the level of disaggregation that management uses when assessing and monitoring the portfolio’s risk and performance. ASU 2010-20 will be effective for the Company’s consolidated financial statements as of December 31, 2010, as it relates to disclosures required as of the end of a reporting period. Disclosures that relate to activity during a reporting period will be required for the Company’s consolidated financial statements that include periods beginning on or after January 1, 2011.

THE PARTNERSHIP

Overview

The Partnership is a Maryland limited partnership that was formed on November 19, 2009.  Our General Partner is Bridge GP, LLC, a Maryland limited liability company, and our initial limited partner is Alan David Borinsky.  The Partnership is the successor to the business previously conducted by Bridge LLC, a Florida limited liability company formed in 2006.  In November 2009, the equity owners of Bridge LLC contributed all their membership interests and became members of Bridge GP, LLC, as a result of which Bridge LLC became a wholly owned subsidiary of Bridge GP, LLC. Thereafter, Bridge LLC was merged with and into the Partnership.

This discussion relates to the business now being conducted by the Partnership, which was previously conducted by Bridge LLC. The management referred to in this section is the current management of the General Partner, which manages the Partnership and previously managed Bridge LLC. The management of the Partnership and the General Partner is discussed further in the section entitled “MANAGEMENT”.

Prior to November 2009, Bridge LLC’s capital was contributed from three sources:  (i) the equity investments of the members of Bridge LLC; (ii) investment by investors in participation interests in BPL Loans; and (iii) short term commercial debt. The previous equity owners of Bridge LLC are the equity owners, or members, of Bridge GP, LLC, the General Partner of the Partnership. As a result of the merger of Bridge LLC into the Partnership, the Partnership acquired assets from the General Partner. Under the Partnership’s Limited Partnership Agreement, the General Partner covenants not to withdraw capital from the Partnership if it would cause the Partnership to have less than $2 million of equity. This covenant does not require the General Partner to restore its capital to $2 million if the equity in the Partnership falls below $2 million due to losses or any other reason.

Participation Interests

Prior to the merger, Bridge LLC made commercial loans secured by mortgages and deeds of trust. To fund the origination of these loans, Bridge LLC sold “participation interests” in its outstanding portfolio of BPL Loans to investors. Each participation interest has a direct interest in the principal and interest due under all BPL Loans outstanding from time to time. Each holder of a participation interest is paid a fixed interest rate on their investment.  The following table sets forth certain material information about these offering and sales of participation interests:

Dollar Amount Offered:	$20,000,000
Dollar Amount Raised:	$6,874,642
Less Offering Expenses:	-
Reserves:	-
Date Offering Began:	September 6, 2006
Length of Offering:	Renewed annually
Months to 90% of Proceeds for BPL Loans:	Less than one month*
*	The Partnership received funds from the offering on a continuing basis. The Partnership continuously made BPL Loans within one month of receiving such funds.

In general terms, Bridge LLC assigned the investor an initial interest equal to percentage of all outstanding loans at that time expressed as a fraction, the numerator of which was the amount of the investment and the denominator of which was the total of all outstanding loans funded by Bridge LLC from time to time. For example, if the total of all outstanding loans funded by Bridge LLC at a particular time is $5 million, each investor who invested $100,000 was assigned a 2% interest in the principal and all payments under all of the loans. Each investor’s participating interest was adjusted from time to time as loans are repaid and/or more loans are funded. While an investor’s percentage interest changed as the size of Bridge LLC’s loan portfolio changed, the absolute dollar amount credited to each investor was not changed by virtue of changes in the size of Bridge LLC’s loan portfolio.

Each holder of a participation interest is paid a fixed interest rate on their investment, which may have represented less than the full interest on the BPL Loan. For example, if the interest rate charged on the BPL Loan was 12% and the participation interest pays 10%, Bridge LLC retained the 2% “spread” as part of its compensation for acquiring or originating and funding the loan.

In some instances when there was insufficient funding from investors to fund a prospective loan, Bridge LLC funded the balance needed. Bridge LLC also retained an interest in several BPL Loans for our own account when selling participation interests from inventory. The Partnership’s participation interest in the BPL Loans increased or decreased periodically as additional investors acquired participation interests or investors sold their participation interests.

The Partnership is not offering additional participation interests; rather, investors will invest in equity in the Partnership in the form of the Units. The participation interests in BPL Loans held by previous investors will be diluted by the capital raised in this offering. For example, an investor invested $100,000 for a 2% participation interest in the BPL Loans based on $5 million of outstanding BPL Loans; if, as a result of this offering there are $40 million of BPL Loans outstanding, the investor’s interest will be readjusted to a 0.25% participation interest. The foregoing calculations are only applicable to participation interests previously issued by the Partnership and are not applicable to the Units.

OUR BUSINESS

The Partnership’s primary business is making, holding and servicing short-term commercial loans to real estate investors for the purpose of financing the acquisition and rehabilitation of single-family and multi-family homes in low- and moderate-income neighborhoods in Baltimore City, Maryland and surrounding areas, where demand for housing is strong but institutional financing is generally not available.  As discussed below and elsewhere in this prospectus, our loan program focuses primarily, but not exclusively, on borrowers who endeavor to use “green building practices” to rehabilitate their properties.

It has been our experience that since late 2008, the number of banks and other institutional lenders willing to lend for the acquisition and rehabilitation of homes in low- and moderate-income neighborhoods, whether for home buyers or investors with fully rehabbed rental properties, has decreased.  Additionally, we believe based on our experience that in good markets and bad, banks and other institutional lenders tend not to lend money secured by moderately priced housing until the property is fully renovated and either rented or ready for purchase by an owner-occupant. Investors particularity rely on private lending sources such as the Partnership to fill the need for financing between the time a property is purchased and the time, after rehabilitation, when it is ready to be rented or sold. We believe that the BPL Loans fill a significant gap by providing much needed financing for areas with a growing need for such financing.

Although the demand for our loans is in part dependent on the strength of the national and local real estate markets, neither the quality nor the quantity of our loan opportunities appears to have been adversely affected by the recent downturn in the overall market.

Short-Term Loans

Short-Term Loan amounts are typically small, usually under $150,000 and seldom more than $200,000.  The average loan size per property that was originated during the year ended December 31, 2009 is $142,000 and is $121,789 for the nine months ended September 30, 2010. From January 2007 through September 30, 2010, we made 274 loans, of which 147 loans had been repaid as of December 31, 2009.  For the nine months ended September 30, 2010 we made 16 loans.

The majority of Short-Term Loans are personally guaranteed by the borrower or borrowers or, if the borrower is an entity, the person with control of the borrower, and, with the exception of $53,399 that are secured by a first lien on improved real estate.  Short-Term Loans are not insured or guaranteed by any governmental agency, such as the U.S. Department of Housing and Urban Development’s Federal Housing Administration or the U.S. Department of Veterans Affairs.  The personal guarantees are for the full amount of the loans and are unconditional.  While all lending, including lending secured by first liens on real estate, can be risky, we attempt to minimize the risk by only lending against real estate with a value that we estimate to have an ARV of twenty to thirty percent higher than the loan amount. In order to insulate us from the risk of long term shifts in real estate values, the loans typically have short maturities, six to twelve months in most cases.

As of September 30, 2010 we had 18 loans that were more than 90 days past due with a total aggregate principal balance of $2,014,707, representing 12% of our outstanding loan balance. As of December 31, 2009, 23 loans were more than 90 days past due, with a total aggregate principal balance of $3,233,324, representing 23% of our outstanding loan balance.

Interest rates on the Short-Term Loans currently range from 10% to 13.9%.  In the past, we have made Short-Term Loans with interest rates as low as 6%. Recently, we have also charged certain experienced borrowers introductory interest rates of 6% to 10% for periods of four to twelve months, at the conclusion of such introductory period the interest rate is raised to our standard rates ranging from 10% to 13.9%. The interest rate that we charge on a loan is based on our determination of the risk associated with that loan.  We generally charge an origination fee of between 4% and 6% on Short-Term Loans, which amount is determined based on the term of the loan.  We attempt to set our rates so that we are competitive with other private lenders making similar loans. The interest rates and points that we charge and collect on the BPL Loans are subject to change based on various unpredictable factors, including the housing market, economic conditions, and governmental financial policy.

Our typical borrower is an investor with experience in renovating real estate and who will acquire and/or rehabilitate real estate in a safe, quality, code-compliant manner.  Even when the loan-to-value ratio and other credit indicators are strong, we will not lend unless the borrower has prior renovation experience and has made a commitment to improve the property securing the loan to modern standards. Almost all of our loans are construction or rehabilitation loans which are drawn down as needed by the borrower, and therefore the face amount of the loans is greater than the total amount we actually funded during that period.

Mini-Perms

Although we expect to continue our focus on our Short-Term Loans lending program, we also plan to use some of the funds raised in this offering to begin a new program of medium term loans secured by properties that have been recently rehabbed and rented. The concept of this new program is to provide interim financing for investors who need to refinance out of short term construction financing. While some local banks are making loans of this kind, there appears to be a shortage of credit for this purpose. We also expect our new Mini-Perms Program will only be available to persons with whom we have had a satisfactory experience with our Short-Term Loans Program or have been referred to us by other lenders whom have had satisfactory experience with the borrower. Our underwriting standards and procedures are subject to change by the General Partner as it deems necessary to further our goals.  Our present intention is to secure each Mini-Perm with a personal guarantee from the borrower or borrowers or, if the borrower is an entity, from the person with control of the borrower and, with few exceptions, with a first lien on improved real estate.  Mini-Perms will not be insured or guaranteed by any governmental agency, such as the U.S. Department of Housing and Urban Development’s Federal Housing Administration or the U.S. Department of Veterans Affairs.

Our intention is that the interest rate on the Mini-Perms will be around 10% to 12% and that the term of the Mini-Perms will range from two to five years.

We believe that there will be significant demand for Mini-Perms. One reason is that, as our borrowers have reported to us, there is a shortage of institutional lenders willing to underwrite such loans. Another reason is that banks are perceived as slower to process loan requests than noninstitutional lenders such as the Partnership, and banks are perceived as more restrictive on loan approvals. We also believe that we have greater expertise on the housing markets in which the properties securing Mini-Perms are located, because we specialize exclusively in loans for these types of collateral in these neighborhoods. Also, the Partnership will have greater familiarity with the character and business skills of its borrowers, as it will typically have dealt with him or her on at least one prior Short-Term Loan or the borrower will have been referred by another lender who had a satisfactory experience with the borrower.

Points

We impose origination fees and loan extension fees, sometimes called “points”, that are equal to a percentage of the loan amount (in the case of origination fees) or the outstanding loan balance (in the case of loan extensions).  Typically, these points range from between 4% to 6%, depending on the length the loan is outstanding.  The Partnership’s loans are generally short term, therefore, if the term of a loan is extended beyond its originally agreed term, points are charged to the borrower to compensate the Partnership for the missed opportunity to deploy that capital to a new loan for which points would have been charged.  Our intention with respect to Mini-Perms is that the interest rates will be around 10% per annum and that the points will range from 4% to 6% for originations and extensions.

Points are “non-interest income” and a vital and significant revenue source for the Partnership.   The Partnership is seeing an increase in its borrowers experiencing difficulty in obtaining bank financing when the underlying property securing the Partnership’s loan has been renovated and rented.  The Partnership believes this is causing an increasing trend toward extending the maturity of the loan from the Partnership.   This may have a slight negative effect on the revenue of the Partnership, as the amount of the extension fees are generally lower than the loan origination fees that are charged on the closing of a new loan.   The Partnership also intends to use some of the capital raised under this offering to refinance current loans into longer term Mini-Perms for and this may cause the revenue from extension fees to decrease.

Underwriting of BPL Loans

We have developed internal underwriting standards and procedures to control the inherent risks relating to such loans. The procedures apply standards relating to approval limits, loan-to-value ratios, debt service coverage ratios, the skill and experience of the borrower, and other matters relevant to the loans and their collateral.  We determine the skill and experience of the borrower by interviewing the borrower, reviewing referrals, and reviewing financial statements.  We determine the loan-to-value ratio based on our estimate of the after-renovation value of the property, or ARV.  The Partnership has a policy of pursuing relationships with borrowers who are regularly in the business of purchasing and renovating urban properties, so that much of the lending is with repeat customers with a demonstrated ability to perform loan obligations. Generally, the Partnership does not make loans secured by owner-occupied property or loans where the funds will be used for personal, household, or family purposes.

We concentrate on the ratio of the loan amount to the ARV when making a loan and attempt to ensure that this ratio be no greater than 80%.  In doing so, we hope to protect ourselves in the event real estate values suffer significant declines.  Generally, the value of property securing a BPL Loan would have to decline more than 20% before we would suffer a loss upon the sale of that property after foreclosure (assuming we received the ARV upon such sale).  We primarily make loans in low- and moderate-income neighborhoods, and we target loans to repeat borrowers and where the value of the real estate collateral is in the “average” range relative to other nearby properties. We favor loans of this kind for the following reasons:  (i) these properties tend to experience smaller price declines when local real estate values deteriorate due to market conditions, (ii) because our loans are short term, typically six to twelve months, there is less exposure to long term trends in the market, and (iii) because the collateral securing our loans, once renovated, tends to be in better than average condition in comparison to other properties in the neighborhood, we believe the properties are relatively more desirable than surrounding properties to potential renters and buyers.

We also determine the creditworthiness of the borrowers in part by considering credit scores. Credit scores are determined by complex computer programs which take into consideration many factors. There are three companies that are the primary providers of credit reports and credit scores for individuals, and we generally obtain credit reports and/or credit scores from all three companies. Credit scores range from the 400’s to the 800’s, with the lower the credit score, the lower the creditworthiness of the individual. For all BPL Loans, the credit score is one of several factors, along with ARV and the skill and experience of the borrower, which goes into the decision of whether to lend. The borrower, or principal owner of the borrower if an entity, should have a credit score of 600 to 800 (the highest score possible), although we prefer the credit score to be in the mid-600’s and above.  Although credit scores are based on complicated algorithms and are imperfect indicators or creditworthiness, we use a score of 600 as the presumptive cutoff because that is the score that commercial lenders who make loans in our market area generally use as their cutoff.  It should be stressed, however, that a borrower’s credit score is only one factor used to evaluate a loan proposal.  We reserve the right to make loans irrespective of credit scores if we determine that the borrower’s circumstances warrant the loan.  We would make such a determination only after a satisfactory complete review of the prospective borrower’s current financial information, experience on similar projects and any borrowing experience with us.

The Managing Member of the General Partner may approve any loan up to and including $200,000. For a loan above $200,000, the Managing Member of the General Partner must also obtain the approval of a member of the General Partner’s Board of Directors.

We have no internal appraisers and, as such, we rely upon multiple sources for the valuation of the property that is collateral for our loans.  We consult multiple listing services to obtain comparable data.  Additionally, the Partnership often lends for projects in areas in which the Managing Member of the General Partner has prior lending experience, so we may look to the Managing Member of the General Partner for valuation assistance.  Although we generally utilize the aforementioned resources that are available, no source is definitive and the Managing Member of the General Partner can decide in his discretion whether the Partnership will make the loan.  We require title and hazard insurance on the property for all mortgage loans and a recorded deed of trust or mortgage. In addition, if we make a Mini-Perm, we may require the borrower to make payments to a mortgage escrow account for the payment of property taxes and insurance. We will monitor any Mini-Perms we make to ensure that all applicable taxes and insurance are timely paid.

By making smaller loans we also spread our risk among many small loans so that in the event we experience a loss, the loss does not have a significant impact on the capital or earnings of the Partnership. We intend to continue to limit our lending to projects which we believe will limit the possibilities of losses.  If the borrower is unable to repay the loan at maturity of the loan we often negotiate with the borrower to either extend the loan (and collect additional points on the loan) or to sell the property. In order for us to facilitate a sale of the property it may be necessary to finance all or some portion, of the purchase price for the buyer of the property.  We do not intend to do any such financing but it may be required for the loan to be repaid.  We do not have general terms for such financing; such terms will be negotiated on a case by case basis with the intent to recover as much as possible of the outstanding loan.

Balloon Payments

The BPL Loans involve greater risk than traditional loans because they generally have balloon payment features.  We anticipate 90% to 100% of future BPL Loans will have balloon payment features. A balloon payment is a large payment of principal at the maturity or payoff of the loan.  During the loan period, the terms of a loan with a balloon payment feature may require the borrower to make no principal payments or they may provide for principal payments based on an amortization schedule that is longer than term of the loan.  In either case, the borrower will have repaid none or only a small portion of the principal balance. Loans with balloon payment features are riskier than loans with fully-amortized and/or regularly scheduled payments of principal, because the borrower’s ability to fully repay the loan depends on its ability to refinance the loan or sell the property for more than the amount due under the loan when the loan comes due.  We use our underwriting procedures to control such risk by generally requiring the ratio of the loan amount to the ARV to be no greater than 80%.  We believe that making loans with balloon payment features allows us to make loans with shorter terms.  It also allows us to collect additional points, as we make more loans and collect points for each origination or renewal of a loan.

Green Building Practices

In the summer of 2009 we focused our loan programs on construction and rehabilitation using ecological and resource efficient material and building practices, often referred to and referred to in this prospectus as “green building practices”.  Green building practices include the design and construction of homes using energy efficient appliances and framing and insulation that are designed to reduce energy costs.  We try to set the amount of required green building practices so that it is consistent with the scale of the project.  For example, if the project is only a renovation of the kitchen, we may require that the borrower install energy-star appliances.  If the project is the complete renovation of a shell of a building, however, we will also require insulation and framing that are designed to reduce energy costs.

If a borrower has no experience using green building practices, we generally require the borrower to hire a third party consultant with such experience to assist on the rehabilitation.  We also require inspections by a third party inspector to ensure that our borrowers are utilizing green building practices.

We also may encourage, but do not require, the utilization of additional ecological and resource efficient building practices.  Theses practices include the deconstruction, that is the selective dismantlement of building components for re-use, recycling, and waste management, rather than demolition.  These practices may also include the use of low volatile organic chemical paint and carpet that enhances air quality, the placing of the air ducts inside the insulation envelope rather than in an uninsulated crawl space, and building plans that reduce lumber waste.

Our borrowers have been very receptive to using green building practices in their rehabilitations and we have not had any decrease in interest in borrowers or requests from borrowers subsequent to incorporating green building practice in our loan programs.  We have seen a positive of incorporating green building practices into our loan programs as interest in the underlying properties have increased with potential homebuyers.  We also believe that our program of facilitating green building practices will enhance the value of the properties whose renovations we finance because the homes will have lower utility costs and superior interior air quality.  For example, energy efficient appliances and framing and air ducts placed within the insulation envelope can reduce utility costs.  Using low volatile organic paint and carpet improve air quality.  Our underwriting procedures also include an evaluation of the borrower’s experience and commitment to using sustainable building practices and materials. Our current green building practices program is entitled “One Green Home at a Time”.

In addition, we are in the process of creating a “best practices” handbook for urban investors. We intend to use the resulting handbook to encourage our borrowers, through training and through differential pricing, to renovate properties using environmentally sensitive practices. In addition to reflecting the values of management, we believe that our interest in socially responsible, environmentally sensitive business practices gives us a competitive advantage. Specifically, we believe that our sponsorship and propagation of green building practices and other socially responsible practices allows us to attract and enjoy repeat business from more sophisticated, experienced borrowers than would otherwise be the case.

Sustainable and Socially Responsibly Practices

Our Management endeavors to engage in sustainable and socially responsible business practices.  Sustainable business practices means using building materials and practices that are intended to reduce negative impacts on the environment and on the health and comfort of building occupants.  The basic objectives of sustainability are to reduce consumption of non-renewable resources, minimize waste, and create healthy, productive environments.

Socially responsible business practices, in the context of the business of the Partnership, means (i) concentrating on renovation of residences in areas where there is a shortage of quality housing, (ii) requiring borrowers to incorporate green building practices and materials in renovations, and (iii) encouraging borrowers to employ neighborhood residents in the renovation.

We believe that such business practices result in healthier and more prosperous communities in which the Partnership conducts its lending activities, which in turn leads to better results for the Partnership.

Operations

Until February 2010, we operated from leased office space located at 100 West Pennsylvania Avenue, Suite 4 Towson, Maryland 21204, that had a monthly rent of $1,700.  In February 2010, the Company terminated the lease and relocated its offices to 4639 Falls Road, Baltimore, Maryland 21209 which has a monthly rent of $1,585. We act as a mortgage lender of mortgage loans and perform the record keeping, loan administration and servicing functions with regard to our assets and liabilities. For example, our mortgage loan servicing includes collecting payments, and if necessary, instituting foreclosure procedures. We also administer our program of selling participation interests.

Our total assets of $16,257,832 as of September 30, 2010 consist primarily of mortgage loans and one parcel of foreclosed real property.  In the normal course of business we collect the income generated by the assets; receive funds from investors; handle the redemption of participation interests; and maintain and track the receipts, disbursements and balances on escrow accounts established by our borrowers.

The following table sets forth certain information relating to our net interest spread for the periods indicated in the table. The average yield and cost of funds are derived by dividing interest income or interest expense by the average balance (exclusive of impaired loans and of unamortized fees and costs) of loans receivable and the participation interests, respectively, for the periods shown. The interest categories are at contract rates and exclude the amortization of related fee income and expense.

	Average Yield Loan Portfolio	Cost of Funds	Net Interest Rate Spread	Average Aggregate Loan Balance
Nine months ended 9/30/10	11.91%	10.50%	1.31%	$12,985,034
Nine months ended 9/30/09	14.00%	10.31%	3.67%	12,949,045
Year ended 12/31/09	13.73%	10.18%	3.34%	12,713,752
Year ended 12/31/08	11.90%	10.18%	1.59%	9,932,647
Year ended 12/31/07	11.38%	11.06%	0.28%	8,509,942

The higher yield for the year ended December 31, 2009 is the result of the Partnership raising its standard rate to 13.9%, whereas in the past we made loans at rates ranging from 10% to 13.5%.  The lower yield for the nine months ended September 30, 2010 is due to lower introductory interest rates of 6% to 10% charged to certain experienced borrowers for a period of four to twelve months. The rates charged by the Partnership are in the range of market rate for noninstitutional loans to similar borrowers in the Partnership’s market, which we have determined by evaluating the competing rates offered by its competitors to our borrowers.

Technology

We use an off-site backup service which has full back-up operability with up-to-date information. We use a commercial loan processing software known as Nortridge to track our loan portfolio. Our investment account software was made to our specifications to allow us to service the holders of our participation interests in an efficient and timely manner.

Business Strategy

Our business strategy is to grow and enhance our profitability by increasing our portfolio of mortgages and increasing our net interest margins.  We anticipate that the funds necessary to carry through with this strategy will come from our lending activities and proceeds of this offering.  We intend to continue managing our assets and maintaining strict collection procedures for any problem assets in order to increase our profitability. We expect to realize more operating efficiencies and cost controls as we invest the proceeds from this and future offerings, as we do not expect significant additional personnel or facilities will be needed. Due to an increasing portfolio of loans, we expect to hire a full time experienced financial officer.

Our loan programs are currently focused in Baltimore City, Maryland and surrounding areas. Depending upon the amount of capital raised in this offering we may expand our loan programs to other cities with similar demographic profiles. We intend to investigate opportunities to lend in other areas where there is a shortage of affordable housing, such as in the Eastern Shore of Maryland and in other urban centers in the United States with comparable housing conditions. If we decide to lend outside our primary area we intend to conduct that lending through a reputable, experienced person local to the lender area who has made a significant financial investment in the Partnership or an affiliate.

Market Area and Credit Risk Concentration

Our lending activities are concentrated primarily in Baltimore City, Maryland and surrounding areas. Loans in our local market areas made up approximately 95% of our total loan portfolio at September 30, 2010.

Competition

We face significant competition both in making loans and in attracting investor funds. Our competition for loans comes principally from local (and sometimes smaller) independent loan companies or individuals. Our competition for investor funds has historically come from competitors offering uninsured products, such as the mutual fund industry, securities and brokerage firms and insurance companies, as well as insured money market accounts and certificates of deposit at commercial banks.  While traditional banks have been reluctant to make loans in our market, and the mortgage crisis which played a significant role in the current economic downturn has tightened the credit market even further, we could face competition from large institutions. We do not believe that this is material to our financial condition or operations at this point. However, if traditional lenders offering lower interest rates loosen credit requirements for investment in the acquisition and rehabilitation of residential properties in low- and moderate-income neighborhoods, it is possible that we may have difficulty originating loans that meet our standards or that we will have difficulty competing with these larger originators, which often enjoy a lower cost of funds.

Non-Performing Assets

Non-performing assets consist of impaired loans and real estate owned and held for sale. Loans that are delinquent for more than 90 days are evaluated for collectability and placed in impaired status when management determines that future earnings on the loans may be impaired. While in impaired status, collections on loans, if any, are recorded as collection of loan principal and no interest is recorded. Please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for information concerning our non-performing assets.

Allowance for Loan Losses

We maintain an allowance for loan losses to absorb losses from the loan portfolio, which is based on management’s continuing evaluation of the quality of the loan portfolio, assessment of current economic conditions, diversification and size of the portfolio, adequacy of the collateral, past and anticipated loss experience, and the amount of impaired loans. The allowance is increased by corresponding charges to provision for loan losses, and by recoveries of loans previously written-off. A write-off of a loan decreases the allowance. The adequacy of the allowance is periodically reviewed and adjusted by management based upon past experience, the value of the underlying collateral for specific loans, known or inherent risks in the loan portfolio and current economic conditions.

The most common known risk in the loan portfolio is an impaired loan (i.e., the loan is more than 90 days late and the possibility of collection is remote). If we have specific knowledge or some other reason to consider a loan impaired, management reviews the loan to determine if an impairment loss is required. Collections on the loan reduce the balance of the impaired asset.

If the impaired loan begins performing again, then it is reclassified as a performing asset and will accrue interest retroactively from the last date interest had been previously accrued. If the impaired loan is only partially recovered, or if after all legal remedies have been exhausted, no recovery, or no additional recovery, is available, then the un-recoverable portion is written off against the loan loss allowance and the balance of the loan loss allowance is decreased by the amount of the loan being written-off.
Please see “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” for information concerning our loan loss allowances.

We believe that all of the loans 90 days past-due which are still accruing interest are adequately collateralized (based on recent valuations) and the evaluation of guarantees. We do not anticipate the loss of principal or accrued interest receivable on these loans.

Governmental Regulations

Federal and State Licensing and Supervision.  The nature of our current and proposed business does not require us to obtain any licenses under any federal or state law relating to the licensing and regulation of commercial lenders.  In addition, because of the commercial nature of our loans, we are not subject to interest and usury laws that limit the amount and type of interest, fees and other charges that we may impose in connection with BPL Loans.  Instead, interest rates, fees and other charges are limited only by the contract with our borrowers.

USA PATRIOT Act.  Congress adopted the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 Act (the “Patriot Act”) in 2001 in response to the terrorist attacks that occurred on September 11, 2001. Under the Patriot Act, certain financial institutions are required to maintain and prepare additional records and reports that are designed to assist the government’s efforts to combat terrorism. The Patriot Act includes sweeping anti-money laundering and financial transparency laws and required additional regulations, including, among other things, standards for verifying client identification when opening an account and rules to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. The Patriot Act currently has limited application to our business, in that it requires us to report certain client account information to the federal Financial Crimes Enforcement Network (“FinCEN”) if and to the extent requested by FinCEN. In the future, amendments to this law, and/or regulations promulgated thereunder, may impose additional burdens on us.

Governmental Monetary and Credit Policies and Economic Controls.  The earnings and growth of the lending industry and ultimately of the Partnership are affected by the monetary and credit policies of governmental authorities, including the Board of Governors of the Federal Reserve System (the “FRB”). An important function of the FRB is to regulate the national supply of credit in order to control recessionary and inflationary pressures. Among the instruments of monetary policy used by the FRB to implement these objectives are open market operations in U.S. Government securities, changes in the federal funds rate, changes in the discount rate of member bank borrowings, and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth of bank loans, investments and deposits and may also affect interest rates charged on loans or paid for deposits. The monetary policies of the FRB have had a significant effect on the operating results of lending institutions in the past and are expected to continue to have such an effect in the future. In view of changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the FRB, no prediction can be made as to possible future changes in interest rates or loan demand or their effect on our business and earnings.

Federal Securities Laws.  Following this offering, we will be subject to certain information reporting and other requirements of the Exchange Act, including provisions added by the Sarbanes-Oxley Act of 2002 and the regulations adopted by the SEC thereunder. These laws and regulations impose requirements and restrictions on us, including, among other things, restrictions on loans to and other transactions with insiders, rigorous disclosure requirements in the reports and other documents that we file with the SEC, and other corporate governance requirements.

Environmental Laws.  Certain environmental regulations may affect our operations. For example, our ability to foreclose on the real estate collateralizing our loans may be limited by environmental laws which pertain primarily to commercial properties that require a current or previous owner or operator of real property to investigate and clean up hazardous or toxic substances or chemical releases on the property. In addition, the owner or operator may be held liable to a governmental entity or to third parties for property damage, personal injury, and investigation and cleanup costs relating to the contaminated property. While we would not knowingly make a loan collateralized by real property that was contaminated, it is possible that the environmental contamination would not be discovered until after we had made the loan. Because most properties pledged to secure our loans are relatively old, they may contain lead paint. We consult with lead paint experts to insure that all such properties are tested for lead paint before they are occupied by tenants or purchasers.

Future Legislation.  Periodically, the federal and state legislatures consider bills with respect to the regulation of financial institutions.  Some of these proposals could significantly change the regulation of the financial services industry. We cannot predict whether such proposals will be adopted or their effect on us if they are adopted.

Although we believe that we are currently in compliance with statutes and regulations applicable to our business, there can be no assurance that we will be able to maintain compliance with existing or future governmental regulations.  The failure to comply with any current or subsequently enacted statutes and regulations could result in the suspension of our business activities and/or the suspension or termination of the licenses on which we rely to conduct our business, and such suspension or termination could have a materially adverse effect on us.  Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations, or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements than those in which we currently conduct business could limit our activities in the future or significantly increase the cost of regulatory compliance.  In addition, any change in our business activities may subject us to federal or state licensing requirements, regulatory oversight, minimum net worth requirements and other requirements imposed on licensed and/or regulated lending entities generally.

Insurance

The Partnership maintains theft insurance, and comprehensive business and liability insurance. We are in the process of obtaining director’s and officer’s liability insurance to cover the acts of our controlling persons, and “key person” life insurance on the life of Mr. Borinsky.  We own three properties that we acquired from a borrower and maintain general liability insurance and dwelling insurance on the property. Dwelling insurance protects a landlord for loss of income due to damages to the house.

Personnel

At September 30, 2010, we had three full-time employees, working more than 30 hours per week.

Legal Proceedings

We may at times, in the ordinary course of business, be a party to legal actions normally associated with a lending business. We believe that none of these routine matters is likely to have a material adverse impact on our financial condition or results of operations.

Market Risk Management

Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates or equity pricing. Our principal market risk is interest rate risk that arises from our lending business and the return we pay on investor Units. Our profitability is dependent on our net interest income. Interest rate risk can significantly affect net interest income to the degree that interest bearing liabilities mature or reprice at different intervals than interest earning assets. We do not utilize derivative financial or commodity instruments or hedging strategies in our management of interest rate risk. Our standard promissory note which we use in for Short-Term Loans provides for an upward adjustment to interest if the six-month Treasury Bill rate goes above a certain threshold.

MANAGEMENT

Management Team

We are managed by the General Partner, Bridge GP, LLC. The General Partner’s Board of Directors is comprised of Craig Fadem, David Holmes, and Steven Rosenblatt. The Managing Member of the General Partner is BPL Manager, LLC, of which Alan David Borinsky is the sole member. The affairs and business activities of the General Partner are managed by Mr. Borinsky, as the sole member of the Managing Member, and are overseen by the General Partner’s Board of Directors.  The Managing Member, and, therefore, Mr. Borinsky, may be removed without cause by a majority vote of the General Partner’s Board of Directors.

Through the foregoing arrangements, Mr. Borinsky has the sole power to act on behalf of the General Partner and, thus, to control the day-to-day operations of the Partnership.  Without limiting the foregoing, Mr. Borinsky has sole authority, without the consent of the holders of Units, to cause us to borrow money and to make loans to third parties, to invest and otherwise allocate our cash resources, to declare dividends on the Units and on the general partnership interests outstanding from time to time, to cause us to redeem Units, to make annual and other reports to holders of the Units, and to cause us to issue securities, including senior securities, of the Partnership.  Except for the underwriting standards applicable to BPL Loans discussed above, we have not established any policies with respect to these matters.

There are no family relationships among any of the General Partner’s Directors or executive officers.

The following table sets forth the names, ages and positions of the General Partner’s current Directors and executive officers:

Name	Age	Position with the General Partner
Alan David Borinsky	57	Sole Member of Managing Member*
Craig Fadem	58	Director
David Holmes	45	Director
Steven Rosenblatt	45	Director
* Mr. Borinsky is the sole member of BPL Manager, the Managing Member of the General Partner.

Alan David Borinsky founded Bridge LLC, the Partnership’s predecessor, in 2006 and has served as the managing member of Bridge LLC since that time.  Mr. Borinsky graduated from the University of Virginia in 1976 with a degree in economics, received a law degree from the University of Virginia in 1981, and received a Masters in Laws from New York University in 1983. At the University of Virginia law school, he served as articles editor for the Virginia Tax Review, and at New York University he served as graduate editor of the Tax Law Review. Between 1986 and 1990, he worked for real estate developers where his duties included cold calling leasing prospects, overseeing the financing and construction of several industrial/office/flex space projects and managing over 500,000 square feet of commercial space. From 2003 through May 2006, Mr. Borinsky was a member of the law firm of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC where he served as head of the firm’s tax department and concentrated in real estate and Federal income taxation.

Craig Fadem was as an active owner of Bridge LLC, the predecessor of the Partnership, since May 2006 and was elected as a director of the General Partner upon its formation in November 2009.  Mr. Fadem graduated magna cum laude in 1973 with a Bachelor of Science in Chemical Engineering from University of Missouri — Rolla.  From 1985 until 1999, Mr. Fadem was self-employed in the environmental services industry and co-owner of A&A Environmental Services.  In April 1999, this company was sold to US Liquids, and Mr. Fadem continued to work for it until September 2002. From September 2002 to May 2006, Mr. Fadem was self-employed and a partner in 45th Coastal Highway LLC, 140th Coastal Highway LLC, and Bayview 45 LLC, businesses that designed and developed condominium buildings in Ocean City, Maryland. From May 2006 until November 2009, Mr. Fadem was an active member in Bridge LLC, the predecessor of the Partnership.

David Holmes was as an active owner of Bridge LLC, the predecessor of the Partnership, since May 2006 and was elected as a director of the General Partner upon its formation in November 2009.  Mr. Holmes worked for Drexel Burnham Lamber in the investment banking industry from 1988 until 1992.  From 1992 until 1995,  Mr. Holmes was a student at Johns Hopkins University Carey Business School and earned Masters Degree in Real Estate.  From 1994 until 2005, Mr. Holmes was self-employed and the owner of Real Estate Dimensions, which owned and managed over 660 residential units in Baltimore.  From January 2005 until the present, Mr. Holmes was and is self-employed and the owner of Blueprint Concepts, LLC, a real estate development company, and developed apartment projects in Ocean City, Maryland and other real estate projects such as Market Place at Fells Point and Gateway at Washington Hill, both in Baltimore, Maryland.

Steve Rosenblatt was as an active owner of Bridge LLC, the predecessor of the Partnership, since May 2006 and was elected as a director of the General Partner upon its formation in November 2009. In 1988, Mr. Rosenblatt earned a B.S.B.A. in marketing from Shippensburg University of Pennsylvania.  From 1995 until the present, Mr. Rosenblatt was and is self-employed as a professional appraiser and is the owner of Rosenblatt’s Appraisal Service.

Board Committees

As discussed above, we are managed by the General Partner.  We do not have a Board of Directors, but the General Partner and its Board of Directors play a significant role in overseeing our operations.

In March 2009, the Board of Directors of the General Partner created a standing Audit Committee, whose members are Messrs. Holmes and Fadem (Chairperson). The Audit Committee, which met 4 times in 2009 and 3 times thus far in 2010, is responsible for reviewing our audit policy and program and recommending any policy changes to the General Partner’s Board of Directors, and for appointing, replacing, compensating, and overseeing our independent registered public accounting firm each year. The Audit Committee will meet with the external auditors, review all of our SEC filings, oversee our internal control structure and report to the General Partner’s Board of Directors on the findings. The General Partner’s Board of Directors has not adopted a written charter for the Audit Committee.

Neither we nor the General Partner is required to have a Nominating Committee or a Compensation Committee.  The owners/members of the General Partner have the right to elect directors of the General Partner.  The directors determine the compensation to be paid to the directors, the Managing Member, and the officers and employees of the General Partner.  The General Partner’s directors, all of whom are independent, review and approve executive compensation policies and practices, review the salaries and the bonuses of the officers, including the General Partner’s Managing Member, and administer our benefit plans. The General Partner’s Managing Member, through Mr. Borinsky, provides input on the salaries of all officers and employees of the General Partner.

Director Independence

The General Partner’s Board of Directors has determined that each of Messrs. Fadem, Holmes and Rosenblatt is an “independent director” as that term is defined in Rule 5605(a)(2) of The NASDAQ Stock Market Listing Rules.

Director Compensation

The directors of the General Partner are not compensated by us or the General Partner for their service as directors, and neither we nor our General Partner have any plans to entertain any proposal to pay remuneration to or enter into any employment arrangement with any of these directors.

COMPENSATION OF MANAGEMENT

The Managing Member of the General Partner is BPL Manager, LLC, of which Alan David Borinsky is the sole member. BPL Manager, LLC receives a fee from the Partnership for performing managing functions.  The following table sets forth all remuneration for services in all capacities awarded to, earned by, or paid to BPL Manager, LLC during the past two years.  We have included Mr. Borinsky in the table because he is the sole member of BPL Manager, LLC. No other person or entity received any remuneration for services rendered to the Partnership during the past two years.  We do not maintain any equity or non-equity incentive compensation, pension or other retirement, or non-qualified deferred compensation plans for our management team.

Summary Compensation Table

Name and Principal Position	Year		Salary	All Other Compensation	Total
Alan David Borinsky,	2010	(2)	$136,411	__	$136,411
Sole Member of BPL Manager,	2009		$165,000	__	$165,000
LLC (1)	2008		$153,750	—	$153,750

(1)	The amounts shown reflect the management fee paid to BPL Manager, LLC, the Managing Member of our General Partner.
(2)	As of the nine months ended September 30, 2010.

BPL Manager, LLC’s management fee for 2010, as set by the Board of Directors of the General Partner, is $165,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of the Partnership

The following table sets forth information as of September 30, 2010 relating to the beneficial ownership of the Partnership’s equity securities by (i) each person or group known by us to own beneficially more than five percent (5%) of our equity securities; (ii) the Managing Member and each of the General Partner’s Directors and executive officers; and (iii) the Managing Member and all of the General Partner’s Directors and executive officers as a group, and includes all equity interests that may be acquired within 60 days of January 1, 2010.  All of the equity securities are partnership interests in the Partnership.

Title of Class	Name and Address	Amount and Nature of Beneficial Ownership		Percent of Class
Units (limited partnership interests)	Alan David Borinsky 5508 Kemper Rd Baltimore, MD 21210	1 Class C Unit	(1)	100%
	Craig Fadem 111 N. Pompano Beach Blvd. Unit 1112 Pompano Beach, FL 33062	—		0%
	David Holmes 308 South Ann Street Baltimore, MD 21231	—		0%
	Steven Rosenblatt 9504 Harbor Lights Drive Berlin, MD 21811	—		0%
	Managing Member and all Directors and executive officers of our General Partner as a group (5 persons)	1 Class C Unit		100%
General Partnership Interests	Bridge GP, LLC 4639 Falls Road Baltimore, Maryland 21209	1 Unit		100%

(1)	Mr. Borinsky is the initial limited partner of the Partnership. Upon the initial sale of a Unit, Mr. Borinsky will contribute this Class C Unit back to the Partnership.

Beneficial Ownership of the General Partner

In November 2009, before the merger of Bridge LLC and the Partnership, the equity owners of Bridge LLC contributed all of their membership interests of Bridge LLC to the General Partner and became owners/members of the General Partner.  As a result of the merger of Bridge LLC into the Partnership, the Partnership acquired assets from the General Partner having a net value of more than $2 million.  The following table sets forth information, as of September 30, 2010, relating to the beneficial ownership of the General Partner’s equity securities by each person or group known by us to own beneficially more than five (5%) of the General Partner’s equity securities.

Title of Class	Name	Amount and Nature of Beneficial Ownership of General Partner	Percent of Class
Class A Membership Interest*	BPL Manager, LLC	1%	20%
	Craig Fadem Family Limited Liability Limited Partnership	1%	20%
	David Holmes	1%	20%
	Steven Rosenblatt	1%	20%
	Latitude 26 Investments Limited Liability Limited Partnership	1%	20%
Class B Membership Interest*	Alan David Borinsky	1%	100%
Class C Membership Interest*	Alan David Borinsky	17.04%	18.13%
	Craig Fadem Family Limited Liability Limited Partnership	17.99%	19.14%
	David Holmes	17.99%	19.14%
	Steven Rosenblatt	17.99%	19.14%
	Latitude 26 Investments Limited Liability Limited Partnership	17.99%	19.14%
	Carlton Phillips	5%	5.31%
* Only Class A members have voting rights.  The only other significance of the different classes relates to allocations of certain losses.

Organizational Chart

Set forth below is an organizational chart showing the relationships between the Partnership and the General Partner and its affiliates.

(1) In November 2009, Bridge Private Lending, LLC merged into Bridge Private Lending, LP.
(2) Before the merger, the equity owners of Bridge Private Lending, LLC contributed all of their ownership interests in Bridge Private Lending, LLC to the General Partner and became owners/members of the General Partner.  As a result of the merger of Bridge LLC into the Partnership, the Partnership acquired assets from the General Partner having a net value of approximately $2 million.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time, in the ordinary course of our business, we enter into loan transactions with related persons (as defined in Item 404 of the SEC’s Regulation S-K), including the General Partner’s Directors and executive officers, persons who beneficially own more than 5% of our outstanding equity interests, and the family members and other affiliates of such persons. All such transactions are consummated on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers.  The “related party transactions” (as defined in Item 404(a) of the SEC’s Regulation S-K) in which we have engaged since January 1, 2008 are discussed below.

Our current office space at 4639 Falls Road, Baltimore, Maryland 21209, is leased from 4639 Falls Road Properties, LLC, a Maryland limited liability company, which is owned by the members of the General Partner of the Partnership. Our current rent of $1,585 is based on market rent in the area for similar office space.

We have a loan outstanding to South Broadway Properties, LLC in which Mr. Holmes has a 20% ownership interest and Mr. Borinsky has a 5% ownership interest.  The loan was made November 2, 2009. The largest aggregate amount of principal outstanding since November 2, 2009 was $330,214.50. The amount outstanding as of September 30, 2010 was $337,991.97, of which $300,000 is principal and $37,991.97 is accrued interest. The interest rate on the loan is 13.9%.    The maturity date is March 4, 2011. No principal or interest has been paid since November 2, 2009.  This loan is secured by second liens on an apartment in Ocean City, Maryland and a commercial building in Baltimore, Maryland.

We have a loan outstanding to Coolfont Tee One, LLC, which is owned by Mark Borinsky, brother of Alan David Borinsky.  The largest aggregate amount of principal outstanding since January 1, 2008 was 80,000. The amount outstanding as of September 30, 2010 was $80,000, all of which is principal. The interest rate on the loan is 12%. No principal has been paid since January 1, 2008. The amount of interest paid since January 1, 2008 is $32,693. The maturity date was July 31, 2007.  This loan is secured by unimproved buildable land.

These loans have been and are being repaid according to the terms of the original loans.

INDEMNIFICATION OF CONTROL PERSONS

Our Limited Partnership Agreement provides that the General Partner and its affiliates, including Mr. Borinsky and the Directors of the General Partner, are entitled to indemnification by the Partnership for all damages, claims, liabilities, judgments, fines, penalties, charges, and similar items incurred in connection with defending any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person was acting for or on behalf of the Partnership unless such liability is finally found by a court of competent jurisdiction to have resulted primarily from the indemnified party’s bad faith, gross negligence or intentional misconduct, or material breach of the Limited Partnership Agreement.  Maryland law prohibits indemnification unless it is shown that the person to be indemnified (i) acted in good faith, (ii) reasonably believed its actions to be in or not opposed to the best interests of the Partnership, (iii) did not actually receive an improper personal benefit in money, property, or services, and (iv) in a criminal proceeding, had no reasonable cause to believe its conduct was unlawful.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to these persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We intend to obtain insurance to provide coverage to the Directors and officers of the General Partner for their liability arising in the course of their duties, in order to limit our potential exposure for indemnification.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no established market for any of our equity securities, including the Units, and we do not expect that one will develop in the foreseeable future. We anticipate that transactions in our equity securities will be infrequent and privately negotiated by the buyer and seller in each case.

As of September 30, 2010, the General Partner held all outstanding general partnership interests in the Partnership and Mr. Borinsky held one Class C Unit as the initial limited partner of the Partnership.  Upon the first sale of a Unit under this offering, Mr. Borinsky will surrender his Unit to the Partnership and it will be canceled.

The following table sets forth information about distributions, including return of capital and profit distributions, that we and our predecessor paid to holders of our equity interests during the past two years:

Aggregate Total Distributions to Equity Holders
9 months ended September 30, 2010	$509,319
12 months ended December 31, 2009	$1,475,855
12 months ended December 31, 2008	$1,984,104

DESCRIPTION OF THE UNITS

We are offering up to 88,000 Units, having a purchase price of $500 per Unit, which constitute limited partnership interests in the Partnership, comprised of three separate classes:  Class A Units; Class B Units; and Class C Units.  The classes differ based on their Non-Redemption Periods and the annual rates at which dividends will accrue on those Units.  At the time of investment, you will choose whether you wish to invest in Class A Units, Class B Units or Class C Units, or any combination of the foregoing.

The Units are issued in book entry only form. We do not intend to issue the Units in certificated form. The record of beneficial ownership of the Units will be maintained and updated by us through the establishment and maintenance of accounts. You must purchase a minimum of ten Units at a purchase price of $500 per Unit, or $5,000. IRAs or employee retirement plans must purchase a minimum of ten Units for $5,000. We reserve the right to waive this minimum and accept a lesser amount from any investor. For example, we intend to allow purchases of as little as $500 in Units if the purchases are made by a custodian for a minor family member (i.e., for a member of the purchaser’s family who is under 18 years old).

Cumulative Cash Dividends; Annual Rate

Each Unit will entitle its holder to receive, out of funds legally available therefor, monthly cash dividends when, as and if declared by the General Partner.  The dividend rate applicable to a Unit will depend on its Class, as follows:

Class	Non-Redemption Period	Annual Cumulative Dividend Rate
Class A Unit	5 years	8%
Class B Unit	3 years	6%
Class C Unit	18 months	4%

These dividend rates were set by the General Partner based upon its judgment and evaluation of interest rates and rate of return for similar financial products and the market’s demand for such products.  Dividends are cumulative and will accrue (based on the purchase price of $500 per Unit) on a daily basis from the original issuance date, whether or not earned or declared and whether or not there are net assets or profits of the Partnership legally available for the payment of such dividends.  Dividends will be computed on the basis of a 360-day year of twelve 30-day months.  Dividends, if declared, will be paid to you by check mailed on or about the first day of the month following the month in which a Unit is issued to your address as it appears in our register.  Provided that the Partnership, in the sole discretion of the General Partner, has funds available for dividends, the General Partner currently intends to begin paying dividends immediately.  Based upon our operating history, our current cash and cash equivalents and the General Partner’s expectations with respect to our future net income, the General Partner believes that we will earn sufficient net income and have sufficient cash from other sources to pay dividends on the Units during the next 12 months.  As discusses elsewhere in this prospectus, however, there can be no guarantee that the General Partner’s belief with respect to our ability to pay dividends will prove to be accurate.  Although the General Partner has no present intention to do so, it is permitted to use unallocated proceeds from this offering to make dividend payments.  For more information regarding the use of proceeds of this offering, see the section of this prospectus entitled “USE OF PROCEEDS”.

Priority of Dividends and Other Distributions

With respect to dividends, the Class A Units, Class B Units, and Class C Units will rank equally, or pari passu, and without preference as among each other, and will rank senior only in right of payment to the general partnership interests.  Accordingly, if the General Partner decides to declare a dividend on outstanding Units and funds are not available, in the discretion of the General Partner, to make dividends in full, then dividends will be made on a pro rata basis among all holders of Units.

Example.  The Partnership elects to distribute $1,000 at a time when the holders of Class C Units have accrued cumulative dividend distributions of $500, the holders of Class B Units have accrued cumulative dividend distributions of $500, and the holders of Class A Units have accrued cumulative dividend distributions of $1,000.  The Partnership shall distribute $250 on each Class C Unit, $250 on each Class B Unit, and $500 on each Class A Unit.

If dividends on the Units are paid in full, then any funds remaining after the payment of such dividends will, at the sole discretion of the General Partner, be distributed to the General Partner and any other person who holds general partnership units.

Dividends will be (i) prior and in preference to any declaration or payment of any dividend on the general partnership interests (other than a dividend payable in additional general partnership interests) or on any other class or series of partnership interests ranking junior to the Units with respect to dividends, (ii) pari passu with any other equity securities of the Partnership the terms of which provide that they rank pari passu with the Units with respect to dividends, and (iii) subject to the rights of any equity securities of the Partnership the terms of which provide that they rank senior to the Units with respect to dividends.  The Partnership’s Limited Partnership Agreement does not currently permit the issuance of any equity security ranking pari passu with or senior to the Units with respect to the payment of dividends.

Upon the dissolution and winding up of the Partnership, the Partnership’s Limited Partnership Agreement provides that the assets of the Partnership will be sold or liquidated and the proceeds will be used to (i) first, to pay the expenses of liquidation, (ii) second, to pay all creditors of the Partnership (including Partners to whom the Partnership owes money other than accrued but undeclared and unpaid dividends), (iii) third, to satisfy all debts, liabilities or obligations of the Partnership due to its creditors, (iv) fourth, to the limited partners in proportion to the positive balances in their respective capital accounts, which will take into account their aggregate investment in the Units plus the unpaid dividends that have accrued on those Units, and (v) thereafter, to the General Partners.

Redemption at the Demand of Investors at End of Non-Redemption Period

The Partnership will provide each holder of a Unit with a notice prior to the expiration of the Non-Redemption Period of that Unit.  This notice will advise the holder of the pending expiration and will give the holder the opportunity to withdraw from the Partnership by exercising an option to require the Partnership to redeem the Unit.  The holder will have 30 days from the end of the applicable Non-Redemption Period to exercise that option by notifying the Partnership in writing of that exercise.  If the holder timely exercises the option, then the Partnership will have 90 days from the expiration of the Non-Redemption Period to redeem the Unit from the holder.  The price to be paid for a Unit upon redemption will equal the Unit’s purchase price plus all unpaid distributions that have accrued to, but not including, the date on which the Non-Redemption Period expires.

If you do not timely exercise your put option, then the Non-Redemption Period applicable to your Unit will renew and you will continue as a limited partner.  In this case, distributions will continue to accrue at the annual rate applicable to the Class of your Unit.

Redemption at the Election of the Partnership

We may call your Units for redemption at any time without penalty or premium by written notice to you. We will give you a written notice at least seven days prior to the date set for redemption of any Units held by you. The redemption price will be equal to the amount of your initial investment paid for your Units, plus your cumulative annual return to the date of redemption. The redemption price will be paid to you by check mailed to your address as it appears in our register.

Voting Rights

Generally, limited partners do not participate in the control of a Maryland limited partnership’s business.  However, Maryland law explicitly permits limited partners to vote on dissolution and winding up of the Partnership, sale or other disposition of a material portion of the Partnership’s assets, incurrence of debt outside of the ordinary course of business, a change in the nature of the Partnership’s business, removal of a general partner, admission of a general or limited partner, merger of the Partnership with or into another entity, and other matters related to the Partnership’s business that the partnership agreement requires be subject to approval or disapproval by the limited partners.  In the Partnership’s case, the Limited Partnership Agreement permits the limited partners to dissolve the Partnership upon an eighty percent (80%) vote, amend specified sections of the Limited Partnership Agreement upon a 2/3 vote of the interests of the limited partners and approval of the general partner, and generally amend the Limited Partnership Agreement upon a vote of a majority-in-interest and approval of the general partner.  Further, as a matter of Maryland law, a majority-in-interest of the limited partners must approve a merger with or into another entity.  The Limited Partnership Agreement provides that certain bank holding companies can hold non-voting Limited Partnership interests issued by the Partnership.

Restrictions on Transfer of the Units

Except with the express written consent of the General Partner, which may be withheld in its discretion, a limited partner may not assign, sell, transfer, pledge, hypothecate or otherwise dispose of any of the attributes of his Unit, except by last will and testament or by operation of law. Any assignment, sale, transfer, pledge, hypothecation or other disposition of a Unit made in violation of the Limited Partnership Agreement shall be void and of no effect.

In addition to requiring the written consent of the General Partner, any purported disposition of a Unit shall be subject to the satisfaction of the following conditions:  (i) the General Partner shall have been given at least twenty business days prior written notice of such desired disposition specifying the name and address of the proposed assignee and the terms and conditions of the proposed disposition; (ii) the assigning limited partner or assignee shall undertake to pay all expenses incurred by the Partnership or the General Partner on behalf of the Partnership in connection with the proposed disposition; (iii) the Partnership shall receive from the assignee such documents, instruments and certificates set forth in the Limited Partnership Agreement and as may be requested by the General Partner, including an opinion of counsel regarding such disposition; and (iv) such disposition would not pose a material risk that the Partnership will be treated as a “publicly traded partnership” within the meaning of § 7704 of the Code and the regulations promulgated thereunder or make the Partnership ineligible for “safe harbor” treatment under § 7704 of the Code and the regulations promulgated thereunder.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the federal income tax considerations material to an investment in the Units.  This summary is based upon the Internal Revenue Code, Treasury Regulations promulgated thereunder, current positions of the Internal Revenue Service contained in Revenue Rulings, Revenue Procedures and other administrative actions and existing judicial decisions in effect as of the date of this prospectus.

Investors should realize that it is not feasible to comment on all aspects of federal, state and local tax laws that may affect each of our limited partners.  The federal income tax considerations discussed below are necessarily general in nature, and their application may vary depending upon a limited partner’s particular circumstances.  Further, no representations are made in this prospectus as to state and local tax considerations.  The discussion below is directed primarily to individual taxpayers who are citizens or residents of the United States.  Accordingly, persons who are trusts, corporate investors in general, corporate investors that are subject to specialized rules such as Subchapter S corporations and any potential investor who is not a U.S. citizen or resident are cautioned to consult their own personal tax advisors before investing in the Units.

Investors should note that we do not intend to request a private letter ruling from the Internal Revenue Service with respect to any of the federal income tax matters discussed below, and on certain matters no ruling could be obtained even if requested.  There can be no assurance that the present federal income tax laws applicable to limited partners and our operations will not be changed, prospectively or retroactively, by additional legislation, by new Treasury Regulations, judicial decisions or administrative interpretations, any of which could adversely affect a limited partner, nor is there any assurance that there will not be a difference of opinion as to the interpretation or application of current federal income tax laws.

Each prospective investor is urged to consult with the investor’s personal tax advisor with respect to his or her personal federal, state and local income tax considerations arising from a purchase of our Units. Investors should be aware that the Internal Revenue Service may not agree with all tax positions taken by us and that legislative, administrative or judicial decisions may reduce or eliminate anticipated tax benefits.

Pursuant to our Limited Partnership Agreement, the General Partner has the authority to make any tax elections on the Partnership’s behalf that, in its sole judgment, are in the Partnership’s best interest without the necessity of obtaining the approval of our limited partners.  Although we currently intend to operate so as to be taxed as a partnership, it is possible that as a result of future legislative changes, that it could become more advantageous for the Partnership to elect to be taxed as a corporation for federal income tax purposes.

Prospective investors who are fiduciaries of retirement plans should carefully read the section of this prospectus entitled “Investment by Tax-Exempt Entities and ERISA Considerations” and the section entitled “-Investment by Qualified Plans and Other Tax-Exempt Entities”.

We will furnish to each limited partner and any assignee of Units on an annual basis the information necessary for the preparation and timely filing of a federal income tax return.  Investors should note that information returns filed by us will be subject to audit by the Internal Revenue Service and that the Commissioner of the Internal Revenue Service has announced that the Internal Revenue Service will devote greater attention to the proper application of the tax laws to partnerships.  (See “-Audits” below.)

Partnership Status Generally

The income tax results anticipated from an investment in Units will depend upon our classification as a partnership for federal income tax purposes rather than an association taxable as a corporation.  In the event that, for any reason, we are treated for federal income tax purposes as an association taxable as a corporation, our partners would be treated as stockholders of a corporation with the following results, among others: (i) we would become a taxable entity subject to the federal income tax imposed on corporations; (ii) items of income, gain, loss, deduction and credit would be accounted for by us on our federal income tax return and would not flow through to the partners; and (iii) distributions of cash would generally be treated as dividends taxable to our partners, to the extent of our current or accumulated earnings and profits, and would not be deductible by us in computing our income tax.  The effect of application of the corporate system of double taxation on us would result in a large increase in the effective rate of tax on such income because of the application of both corporate and individual tax rates to income and conversion of otherwise non-taxable distributions into taxable dividends.

Regulations regarding entity classification have been issued under the Internal Revenue Code that, in effect, operate to allow a business entity that is not otherwise required to be classified as a corporation (i.e., an “eligible entity”), to elect its classification for federal income tax purposes.  Under the Treasury Regulations, an “eligible entity” that has at least two members will be treated as a partnership in the absence of an election.  Accordingly, while our General Partner does not intend to request a ruling from the Internal Revenue Service as to our classification for income tax purposes, unless we are deemed to be taxable as a corporation pursuant to the application of the publicly traded partnership rules discussed below, we will qualify as an “eligible entity” and need not make any election to be treated as a partnership for federal income tax purposes.

Based upon the entity classification Treasury Regulations, and Internal Revenue Service rulings and judicial decisions under Section 7701(a) of the Internal Revenue Code, all of which are subject to change, and based upon certain representations of the General Partner and other assumptions, we should be treated as a partnership for federal income tax purposes and not as an association taxable as a corporation.  We are duly organized as a limited partnership under the laws of the State of Maryland and we will be organized and operated strictly in accordance with the provisions of our Limited Partnership Agreement.  The principal uncertainty as to our taxation as a partnership for federal income tax purposes is uncertainty arising from the potential application of the “publicly traded partnership” rules.  Although we intend to operate in such a fashion so as to avoid the application of these rules, the application of such rules is uncertain and guidance is limited and ambiguous.  In addition, we could inadvertently infringe the limitations imposed by these rules, thus subjecting us to such classification.

The remaining summary of federal income tax considerations in this section assumes that we will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Status

If we were to be classified as a “publicly traded partnership”, then (i) we would be taxable as a corporation (see “Partnership Status Generally” above), and (ii) our net income would be treated as portfolio income rather than passive income (see “Deductibility of Losses – Limitations – Passive Loss Limitation” below).

A publicly traded partnership is generally defined under the Internal Revenue Code as any partnership with outstanding partnership interests that are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof.  Treasury Regulations have been issued, which are referred to herein as “Section 7704 Regulations”, that provide guidance with respect to such classification standards, however, and they include certain safe harbor standards that, if satisfied, would preclude our being classified as a publicly traded partnership.

The Section 7704 Regulations contain definitions of what constitutes an established securities market and a secondary market or the substantial equivalent thereof.  They also set forth what transfers may be disregarded in determining whether such definitions are satisfied with respect to the activities of a partnership.  The General Partner does not believe that our Units are traded on an established securities market or a secondary market or a substantial equivalent thereof as defined in the Section 7704 Regulations.  Our General Partner has also represented that they do not intend to cause the Units to be traded on an established securities market or a secondary market in the future.

Section 7704 Safe Harbors

As noted above, the Section 7704 Regulations provide safe harbors, referred to herein as the “secondary market safe harbors”, that, after taking into consideration all transfers other than those deemed disregarded, may be satisfied in order to avoid classification of such transfers as being made on a secondary market or the substantial equivalent thereof.  One of the secondary market safe harbors provides that interests in a partnership will not be considered tradable on a secondary market or the substantial equivalent thereof if the sum of the partnership interest transferred during any taxable year, other than certain disregarded transfers, does not exceed 10% of the total interest in our capital or profits.  Disregarded transfers include, among other things, transfers by gift, transfers at death, transfers between family members, distributions from a qualified retirement plan and block transfers, which are defined as transfers by a partner during any 30 calendar day period of partnership Units representing more than 10% of the total interest in a partnership’s capital or profits.  A second safe harbor from classification as a publicly traded partnership, dealing with redemption and repurchase agreements, is also provided in the Section 7704 Regulations.

The Section 7704 Regulations also make it clear that the failure to satisfy a safe harbor provision under the Treasury Regulations will not cause a partnership to be treated as a publicly traded partnership if, after taking into account all facts and circumstances, partners are not readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.

Our Limited Partnership Agreement limits Unit transfers of all types to transfers of Units that satisfy an applicable safe harbor contained in the Section 7704 Regulations or any other applicable safe harbor from “publicly traded partnership” status which may be adopted by the Internal Revenue Service.  Our General Partner has represented that we will be operated strictly in accordance with the partnership agreement, and it has also represented that they will void any transfers or assignments of Units if they believe that such transfers or assignments will cause us to be treated as a publicly traded partnership under the Section 7704 Regulations or any other guidelines adopted by the Internal Revenue Service in the future.

Based upon the representations of our General Partner, and assuming we will be operated strictly in accordance with the terms of the partnership agreement, we should not be classified as a publicly traded partnership under the Internal Revenue Code.  Due to the complex nature of the safe harbor provisions contained in the Section 7704 Regulations, however, and because any determination in this regard will necessarily be based upon future facts not yet in existence at this time, no assurance can be given that the Internal Revenue Service will not challenge this conclusion or that we will not, at some time in the future, be deemed to be a public traded partnership.

Qualifying Income Exemption

Even if we were deemed to be a publicly traded partnership, however, there is an exception under the Internal Revenue Code that provides that if 90% or more of our gross income for each taxable year consists of “qualifying income”, then we will not be taxed as a corporation.  Qualifying income includes interest, real property rents and gain from the sale or other disposition of real property, but qualifying income does not include real property rents that are contingent on the profits of the lessees or income from the rental or lease of personal property.

Our General Partner intends to operate the Partnership in a manner that should generate income that will satisfy the 90% qualifying income exception.  See “Investment Objectives and Criteria”.  Investors should note, however, that even if we satisfy the qualifying income exception, being deemed to be a publicly traded partnership would result in other material adverse tax consequences to limited partners, including the treatment of our net income as portfolio income rather than passive income.  See “Deductibility of Losses — Limitations — Passive Loss Limitation” below.

General Principles of Partnership Taxation

Under the Internal Revenue Code, no federal income tax is paid by a partnership.  Accordingly, if, as anticipated, we are treated as a partnership for federal income tax purposes, we will not be treated as a separate taxable entity subject to federal income tax.  Each partner will, instead, be required to report on his federal income tax return for each year the partner’s share of the Partnership’s items of income, gain, loss, deduction or credit for that year, without regard to whether any actual cash distributions have been made to him.  Investors should note that the amount of taxable income allocated to a partner, and the income tax liability resulting from such allocation of taxable income, may theoretically exceed the amount of any cash distributed to such partner.  However, the partnership agreement is designed to cause taxable income to be allocated in an amount that is equal to distributions less capital contributions and we anticipate that few, if any, allocations of taxable income will be made that are not accompanied by a corresponding distribution.

Anti-Abuse Rules

As noted under the heading “General Principles of Partnership Taxation” above, partnerships are not liable for income taxes imposed by the Internal Revenue Code. The Treasury Regulations set forth broad “anti- abuse” rules applicable to partnerships; however, which rules authorize the Commissioner of the Internal Revenue Service to recast transactions involving the use of partnerships either to reflect the underlying economic arrangement or to prevent the use of a partnership to circumvent the intended purpose of any provision of the Internal Revenue Code. Our General Partner is not aware of any fact or circumstance that could cause the Commissioner to exercise his authority under these rules; however, if any of the transactions entered into by us were to be re-characterized under these rules, or if we were to be recast as a taxable entity under these rules, material adverse tax consequences to all of our partners would occur as otherwise described in this prospectus.

Deductibility of Losses – Limitations

The ability of a limited partner to deduct his distributive share of our losses is subject to a number of limitations.

Basis Limitation

A limited partner may not deduct his share of partnership losses and deductions in excess of the adjusted basis of his partnership interest determined as of the end of the taxable year.  Allocated losses that are not allowed may be carried over indefinitely and claimed as a deduction in a subsequent year to the extent that such limited partner’s adjusted basis in his Units has increased above zero.  A limited partner’s adjusted basis in his Units will include his cash investment in us along with his pro rata share of any partnership liabilities as to which no partner is personally liable.  A limited partner’s basis will be increased by his distributive share of our taxable income and decreased, but not below zero, by his distributive share of our losses.  Cash distributions that are made to a limited partner, if any, will also decrease the basis in his Units, and in the event a limited partner has no remaining basis in his Units, cash distributions will generally be taxable to him as gain from the sale of his Units.  See “Sales of Limited Partnership Units” below.

Passive Loss Limitation

The Internal Revenue Code substantially restricts the ability of many taxpayers to deduct losses derived from so-called “passive activities”.  Passive activities generally include any activity involving the conduct of a trade or business in which the taxpayer does not materially participate, including the activity of a limited partnership in which the taxpayer is a limited partner, and certain rental activities, including the rental of real estate.  Under current law, we believe a limited partner’s interest in us will be treated as a passive activity.  Accordingly, our income and loss, other than interest income that will constitute portfolio income, will generally constitute passive activity income and passive activity loss, as the case may be, to limited partners.

Losses from passive activities are generally deductible only to the extent of a taxpayer’s income or gains from passive activities and will not be allowed as an offset against other income, including salary or other compensation for personal services, active business income or “portfolio income”, which includes non-business income derived from dividends, interest, royalties, annuities and gains from the sale of property held for investment.  Some of the interest we collect from our loans will be treated as generating portfolio income under special rules that characterize income, but not loss, from certain passive activities as portfolio income.  In our case, these special rules apply to “equity-financed lending activities” as such term is defined in the Treasury Regulations.  An equity-financed lending activity is one that involves a trade or business of lending money financed with equity rather than liabilities incurred in the activity.  Generally, if our liabilities attributable to our lending activities are less than 80% of our loan assets, then we will have an “equity-financed lending activity”, and a portion of our interest income from our lending activities will be characterized as portfolio income.  The portion to be characterized as portfolio income generally is the percentage of our interest income determined by dividing (i) the excess of the average daily balance of our loan assets during a calendar year over the average daily balance of our liabilities attributable to our lending activity during such calendar year, by (ii) the average daily balance of our loan assets during such calendar year, but the amount to be characterized as portfolio income during any calendar year may not exceed our net income from our lending activities during such calendar year.  Notwithstanding the characterization of our interest income as portfolio income, any net loss from our lending activities will still be treated as a passive loss and any net loss from our lending activities may be carried over and deducted against any future income from our activities despite its characterization as portfolio income.  Passive activity losses that are not allowed in any taxable year are suspended and carried forward indefinitely and allowed in subsequent years as an offset against passive activity income in future years.

Upon a taxable disposition of a taxpayer’s entire interest in a passive activity to an unrelated party, suspended losses with respect to that activity will then be allowed as a deduction against:

•	first, income or gain from that activity, including gain recognized on such disposition;
•	then, income or gain for the taxable year from other passive activities; and
•	finally, non-passive income or gain.

Treasury Regulations provide, however, that similar undertakings that are under common control and owned by pass-through entities such as partnerships are generally aggregated into a single activity.  Accordingly, it is unlikely that suspended passive activity losses derived from a specific partnership property would be available to limited partners to offset non-passive income from other sources until the sale or other disposition of the last of our properties.  The determination of whether losses are subject to the passive loss limitation rules depends upon facts unique to each investor, including the investor’s level of activity in our business and affairs and the investor’s other investment activities with respect to activities subject to classification as passive activities.  Therefore, each investor should evaluate the degree to which the passive activity limitations will limit the ability of the investor to utilize losses to offset other income.

The Internal Revenue Code also provides that the passive activity loss rules will be applied separately with respect to items attributable to a publicly traded partnership.  Accordingly, if we were deemed to be a publicly traded partnership, partnership losses would be available only to offset our future non-portfolio income.  In addition, if we were deemed to be a publicly traded partnership that is not treated as a corporation because of the qualifying income exception, partnership income would generally be treated as portfolio income rather than passive income.  See “Publicly Traded Partnership Status” above.

At Risk Limitation

The deductibility of partnership losses is limited further by the “at risk” limitations set forth in the Internal Revenue Code.  Limited partners who are individuals, estates, trusts and certain closely held corporations are not allowed to deduct partnership losses in excess of the amounts that such limited partners are determined to have “at risk” at the close of our fiscal year.  Generally, a limited partner’s “amount at risk” will include only the amount of his cash capital contribution to us.  A limited partner’s “amount at risk” will be reduced by his allocable share of our losses and by distributions made by us and increased by his allocable share of our income.  Any deductions that are disallowed under this limitation may be carried forward indefinitely and utilized in subsequent years to the extent that a limited partner’s “amount at risk” is increased in those years.

Impact of the American Jobs Creation Act of 2004 and tax-exempt use property.

On October 22, 2004, President Bush signed into law The American Jobs Creation Act of 2004 (the “Act”).  Among the items included in the Act is a new rule that disallows a portion of deductions for any “tax-exempt use loss for any taxable year”.  Under a literal interpretation of this new rule, it would be applicable to any partnership with one or more partners that are tax-exempt entities (e.g., foreign investors that are not otherwise subject to U.S. taxation; a federal, state or local governmental unit or instrumentality; pension funds and other tax-exempt entities).  The Internal Revenue Service, however, has issued transitional relief, which provides that this new rule will not apply for tax years ending before January 1, 2005 to any partnership, like us, that holds “tax-exempt use property” solely as a result of the application of Section 168(h)(6) of the Internal Revenue Code.  So long as the Internal Revenue Service continues to take this position, this new rule will not be applicable to us.  If, however, the Internal Revenue Service interprets this new rule to be applicable to partnerships like us for the 2005 or any subsequent taxable year and we have one or more tax-exempt entities who are partners, then some or all of the partners may be unable to claim losses generated from our operations that they otherwise would be able to claim if no tax-exempt entities were partners.

Allocations of Profit and Loss

Allocations of our net income, net loss, depreciation, amortization and cost recovery deductions and gain on sale are described in this prospectus in the section entitled “Distributions and Allocations”.  The terms “net income” and “net loss” are defined in the partnership agreement to mean the net income or loss realized or recognized by us for a fiscal year, as determined for federal income tax purposes, including any income exempt from tax.

Our General Partner does not intend to request a ruling from the Internal Revenue Service with respect to whether the allocations of profits and losses in our Limited Partnership Agreement will be recognized for federal income tax purposes.  The Internal Revenue Service may attempt to challenge our allocations of profits and losses, which challenge, if successful, could adversely affect our limited partners by changing their respective shares of taxable income or loss.  No assurance can be given that the Internal Revenue Service will not also challenge one or more of the special allocation provisions contained in our Limited Partnership Agreement.

General Rules

Section 704(a) of the Internal Revenue Code provides generally that partnership items of income, gain, loss, deduction and credit are to be allocated among partners as set forth in the relevant partnership agreement.  Section 704(b) provides, however, that if an allocation to a partner under the partnership agreement of income, gain, loss, deduction or credit or items thereof does not have substantial economic effect, such allocation will instead be made in accordance with the partner’s interest in us determined by taking into account all facts and circumstances.

Treasury Regulations issued under Section 704(b) of the Internal Revenue Code, referred to herein as “Section 704(b) Regulations”, provide complex rules for determining (1) whether allocations will be deemed to have economic effect, (2) whether the economic effect of allocations will be deemed to be substantial, and (3) whether allocations not having substantial economic effect will nonetheless be deemed to be made in accordance with a partner’s interest in us.

Economic Effect – General Allocations

The Section 704(b) Regulations provide generally that an allocation will be considered to have economic effect if the following three requirements are met:

•	partners’ capital accounts are determined and maintained in accordance with the Section 704(b) Regulations;
•
upon our liquidation, liquidating distributions are made in accordance with the positive capital account balances of the partners after taking into account all capital account adjustments for the year during which such liquidation occurs; and

•
The partnership agreement contains a “qualified income offset” provision and the allocation in question does not increase a deficit balance in a partner’s capital account at the end of our taxable year.

Our Limited Partnership Agreement (i) provides for the determination and maintenance of capital accounts pursuant to the Section 704(b) Regulations, and (ii) provides that liquidation proceeds are to be distributed in accordance with capital accounts. See “Distributions and Allocations”. With regard to the third requirement, Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations provides that a partnership agreement contains a “qualified income offset” if it provides that a partner who unexpectedly receives an adjustment, allocation or distribution of certain items that causes a deficit or negative capital account balance, which means generally that the sum of losses allocated and cash distributed to a partner exceeds the sum of his capital contributions to us and any income allocated to such partner, will be allocated items of income and gain in an amount and manner sufficient to eliminate the deficit balance as quickly as possible. Our Limited Partnership Agreement contains a qualified income offset provision. The qualified income offset provision was added to the partnership agreement to satisfy the test for “economic effect” under the Section 704(b) Regulations. It should be noted in this regard that such qualified income offset provision will have the effect of prohibiting a limited partner from being allocated items of loss or deduction that would cause his capital account to be reduced below zero.

Substantiality

Even if the allocations of profits and losses of a partnership are deemed to have economic effect under the Section 704(b) Regulations, an allocation will not be upheld unless the economic effect of such allocation is “substantial”. In this regard, the Section 704(b) Regulations generally provide that the economic effect of an allocation is “substantial” if there is a reasonable possibility that the allocation will affect the dollar amounts to be received by partners from a partnership, independent of tax consequences. Conversely, the economic effect of an allocation is presumed not to be substantial if there is a strong likelihood that the net adjustments to the partner’s capital account for any taxable year will not differ substantially from the net adjustments that would have been made for such year in the absence of such allocation and the total tax liability of the partners for such year is less than it would have been in the absence of such allocations.

Partners’ Interest

If the allocations of profits and losses set forth in our Limited Partnership Agreement are deemed not to have substantial economic effect, the allocations will then be made in accordance with the partners’ interests in us.  The Section 704(b) Regulations provide in this regard that a partner’s interest in us will be determined by taking into account all facts and circumstances relating to the economic arrangement of our partners, including:

•	the partners’ relative contributions to us;
•	the interests of the partners in economic profits and losses (if different from those in taxable income or loss);
•	the interests of the partners in cash flow and other non-liquidating distributions; and
•	the rights of the partners to distributions of capital upon liquidation.

Since our Limited Partnership Agreement (i) provides for the determination and maintenance of capital accounts in accordance with the Section 704(b) Regulations, (ii) provides that liquidation proceeds will be distributed to the partners in accordance with capital accounts, and (iii) contains a qualified income offset provision, our counsel has concluded that partnership items of income, gain, loss, deduction and credit will be allocated among our General Partner and the limited partners substantially in accordance with the allocation provisions of the partnership agreement. In reaching this conclusion, our counsel has made a number of assumptions, including the accuracy of various representations of our General Partner and the assumption that we will be operated strictly in accordance with the terms of our Limited Partnership Agreement.  The tax rules applicable to whether allocations of items of taxable income and loss will be recognized are complex.  The ultimate determination of whether allocations adopted by us will be respected by the Internal Revenue Service will turn upon facts that will occur in the future and that cannot be predicted with certainty.  If the allocations we use are not accepted, limited partners could be required to report greater taxable income or less taxable loss with respect to an investment in us and, as a result, pay more tax and associated interest and penalties.  Our limited partners might also be required to incur the costs of amending their individual returns.

Taxable Income Without Cash Distributions

A limited partner is required to report his allocable share of our taxable income on his personal income tax return regardless of whether he has received any cash distributions from us.

In the event of foreclosure on a partnership asset by a lender, the partnership would be treated as having sold the property to the lender for the amount of the loan secured by the property.  This could also give rise to taxable income to limited partners but no cash distribution with which to pay the tax.

Our Limited Partnership Agreement also provides for a “qualified income offset”, as described above, which could result in the allocation of income or gain to a limited partner in the absence of cash distributions from us.  Although our Limited Partnership Agreement is designed to avoid allocation of taxable income without a corresponding distribution, we can offer no assurances that a limited partner will not be allocated items of partnership income or gain in an amount that gives rise to an income tax liability in excess of cash, if any, received from us for the tax year in question, and investors are urged to consult with their personal tax advisors in this regard.

Investment by Qualified Plans and Other Tax-Exempt Entities

Unrelated Business Taxable Income

Any person who is a fiduciary of an IRA qualified retirement plan or other tax-exempt entity, which are collectively referred to as “Exempt Organizations”, considering an investment in Units should be aware that it is likely that certain income allocable to Units owned by Exempt Organizations may be subject to federal income tax. This would occur in the event that any portion of our income is deemed to be unified business taxable income (“UBTI”), which is generally defined as income derived from any unrelated trade or business carried on by a tax-exempt entity or by a partnership of which it is a member. A trustee of a charitable remainder trust should be aware that if any portion of the income derived from the trust’s ownership of Units is deemed to be UBTI, the trust will lose its exemption from income taxation with respect to all of its income for the tax year in question. An Exempt Organization that has UBTI in any tax year from all sources of more than $1,000 will be subject to taxation on such income only.  See “Investment by Charitable Remainder Trusts” below.

If we are deemed to hold partnership loans primarily for sale to customers in the ordinary course of business, or we are deemed to own “debt-financed property” (i.e., property that is subject to “acquisition indebtedness” as defined below), then a portion of such income or gain would constitute UBTI to investing Exempt Organizations.

The term “acquisition indebtedness” includes:

•	indebtedness incurred in acquiring or improving property, including indebtedness incurred to fund a mortgage loan;
•	indebtedness incurred before the acquisition or improvement of property if such indebtedness would not have been incurred but for such acquisition or improvement; and
•
indebtedness incurred after the acquisition or improvement of property if such indebtedness would not have been but for such acquisition or improvement and the incurrence of such indebtedness was reasonably foreseeable at the time of such acquisition or improvement.

We anticipate we will likely incur acquisition indebtedness that will give rise to UBTI Fiduciaries.  Exempt Organizations should carefully consider the impact of the presence of UBTI on their investment performance relative to other investments that do not generate UBTI.

Minimum Distribution Requirements

Any person who is a fiduciary of an IRA or a qualified retirement plan and is considering an investment in our Units should also consider the impact of the minimum required distribution requirements under the Internal Revenue Code. Section 401(a)(9) of the Internal Revenue Code generally provides that initial minimum required distributions from retirement plans must be made commencing no later than April 1 of the year following the calendar year during which the participant attains age 70-1/2 and subsequent minimum required distributions must be made by December 31 of each year.  Accordingly, if retirement plans investment primarily in the Units, and, minimum required distributions must be made to an IRA beneficiary or a qualified plan participant before we sell our properties, it is possible that an in-kind distribution of the Units will be required to be made.  The fair market value of any Units distributed will be includable in the taxable income of an IRA beneficiary or qualified plan participant for the year in which the Units are received without any corresponding cash distributions from us with which to pay the income tax liability arising out of any such distribution.

In certain circumstances, an in-kind distribution of Units may not be necessary to meet the minimum distributions requirements, but only upon a showing of compliance with such requirements by reason of distributions from other retirement plan assets.  Compliance with these requirements is complex, however, and potential investors are urged to consult with, and rely upon, their individual tax advisors with regard to all matters concerning the tax effects of distributions from retirement plans.  No assurances can be given that our loans will be repaid, sold or otherwise disposed of in a fashion that would permit sufficient liquidity in any retirement plan holding Units for the retirement plan to be able to avoid making a mandatory in-kind distribution of Units.

Investment by Charitable Remainder Trusts

A charitable remainder trust, or CRT, is a trust created to provide income for the benefit of at least one non-charitable beneficiary for life or a term of up to 20 years, with the property comprising the trust corpus then transferred to a charitable beneficiary upon the expiration of the trust. Upon the creation of a CRT, the grantor would normally be entitled to a charitable income tax deduction equal to the current fair market value of the remainder interest that will ultimately pass to charity.  A CRT is also exempt from federal income taxation if the trust is established and maintained in compliance with highly complex rules contained in the Internal Revenue Code and underlying Treasury Regulations.  Among these rules is a provision that if any portion of the income recognized by a CRT is deemed to be UBTI, all of the CRT’s income for the taxable year in which UBTI is incurred, from whatever sources derived, will be subject to income taxation at the trust level.  Our General Partner anticipates our activities will give rise to income characterized as UBTI.  See “Investment by Qualified Plans and Other Tax-Exempt Entities” above.

Depreciation

From time to time we may acquire equity or leasehold interests in real property by foreclosure.  The cost of the improvements on any of these owned real property may be recovered through depreciation deductions over a period of 40 years.

Original Issue Discount Rules

The original issue discount rules under the Internal Revenue Code pertain to mortgage loans and obligations issued by us. The effect will be that we will realize as interest income the amount that economically accrues under a mortgage loan during the course of the year, using compound interest concepts, even where a lesser amount is actually paid or accrued under its terms.  Identical concepts will be used for determining our interest deduction on our obligations, if any.  This may result in us recognizing more income than the amount of cash that we receive and have available for distribution.

Market Discount

We may purchase mortgage investments for an amount substantially less than the remaining principal balance of the mortgage investments.  Each monthly payment that we receive from a mortgagor will consist of interest at the stated rate for the investment in a mortgage loan and a principal payment.  If we purchase an investment in a mortgage loan at a discount, for federal income tax purposes the principal portion of each monthly payment will constitute the return of a portion of our investment in the investment in a mortgage loan and the payment of a portion of the market discount for the investment in a mortgage loan.  We will recognize the amount of each monthly payment attributable to market discount as ordinary income, but the amount of each monthly payment representing the return of our investment will not constitute taxable income to us.  The Internal Revenue Code also treats accrued market discount as ordinary income on the sale of an investment in a mortgage loan.

Syndication and Organizational Expenses

Generally a current deduction is not allowed for expenses incurred in connection with either (i) organizing the Partnership or (ii) syndicating interests in the Partnership.  Amounts that qualify as organizational expenses, as well as other start-up expenditures, may be amortized ratably over 180 months. Syndication expenses are neither deductible nor amortizable and include costs and expenses incurred in connection with promoting and marketing the Units such as selling commissions, professional fees and printing costs. The Internal Revenue Service may attempt to recharacterize certain costs and expenses that our General Partner intends to amortize over 180 months as nondeductible syndication expenses.

Activities Not Engaged in For Profit

Section 183 of the Internal Revenue Code limits deductions attributable to activities “not engaged in for profit”. The term “not engaged in for profit” describes any activity other than an activity that constitutes a trade or business or an activity that is engaged in for the production of income. In general, an activity will be considered as entered into for profit where there is a reasonable expectation of profit in the future, and the determination of whether an activity is engaged in for profit is based upon the facts and circumstances of each case.

Based upon the following factors, the activities contemplated by us should be considered activities entered into for profit:

•	our investment objectives;
•
the representations of our General Partner that we will be operated in a business-like manner in all material respect strictly in accordance with our Limited Partnership Agreement and this prospectus; and

•	the assumption that the determination as to whether our activities are activities entered into for profit under Section 183 of the Internal Revenue Code will be made at the partnership level.

Notwithstanding any determination made with respect to us in this regard, however, the Internal Revenue Service may apply Section 183 of the Internal Revenue Code to our limited partners, individually. Since the determination of whether an activity is deemed to be engaged in for profit is based upon facts and circumstances that exist fro time to time, no assurance can be given that Section 183 of the Internal Revenue Code may not be applied in the future at the partner level to limit deductions allocable to limited partners from our operations. The possible application of the Section 183 limitations at the limited partner level is unclear. Although unlikely and inconsistent with our investment objectives, we could, in certain circumstances, be forced into positions of liquidating our investments at a loss. Although this will not occur if we are able to achieve our investment objectives, in the event this were to occur, the application of the Section 183 not-for-profit limitation could become an issue. Our counsel gives no opinion as to the application of Section 183 of the Internal Revenue Code at the partner level. Accordingly, prospective investors should consult with their own personal tax advisors regarding the impact of Section 183 of the Internal Revenue Code on their individual situations.

Sales of Units

A limited partner investing in us may be unable to sell any of his Units by reason of the nonexistence of any active trading market for the Units. In the event that Units are sold, however, the selling investor will realize gain or loss equal to the difference between the gross sale price or proceeds received from sale and the investor’s adjusted tax basis in his Units.  Assuming the investor is not a “dealer” with respect to such Units and has held the Units for more than 12 months, his gain or loss will be long-term capital gain or loss, except for that portion of any gain attributable to such investor’s share of our “unrealized receivables” and “inventory items”, as defined in Section 751 of the Internal Revenue Code, which portion would be taxable as ordinary income.  Any recapture of cost recovery allowances taken previously by us with respect to personal property associated with partnership real properties will be treated as “unrealized receivables” for this purpose.  Investors should note in this regard that the Internal Revenue Code requires us to report any sale of Units to the Internal Revenue Service if any portion of the gain realized upon such sale is attributable to the transferor’s share of our “Section 751 property”.

Dissolution and Liquidation

Our dissolution and liquidation will involve the distribution to the partners of the cash remaining after the sale of our assets, if any, after payment of all of our debts and liabilities.  If an investor receives cash in excess of the adjusted basis of his Units, such excess will be taxable as a gain.  If an investor were to receive only cash, he would recognize a loss to the extent, if any, that the adjusted basis of his Units exceeded the amount of cash received.  No loss would be recognized if an investor were to receive property other than money, unrealized receivables and “inventory” as defined in Section 751 of the Internal Revenue Code.  There are a number of exceptions to these general rules, including but not limited to, (i) the effect of a special basis election under Section 732(d) of the Internal Revenue Code for an investor who may have acquired his partnership interest within the two years prior to the dissolution, and (ii) the effects of distributing one kind of property to some partners and a different kind of property to others, as determined under Section 751(b) of the Internal Revenue Code.

Capital Gains and Losses

Ordinary income for individual taxpayers is currently taxed at a maximum marginal rate of 35%.  Capital gains, however, are taxed at a maximum marginal rate of 15% for individuals (i.e., for gains realized with respect to capital assets held for more than 12 months).  The Internal Revenue Code also provides, however, that the portion of long-term capital gain arising from the sale or exchange of depreciable real property that constitutes depreciation recapture will be taxed at a maximum marginal rate of 25% rather than 15%.  Capital losses may generally be used to offset capital gains or may, in the absence of capital gains, be deductible against ordinary income on a dollar-for-dollar basis up to a maximum annual deduction of $3,000 ($1,500 in the case of a married individual filing a separate return).

Election for Basis Adjustments

Under Section 754 of the Internal Revenue Code, we may elect to adjust the basis of our property upon the transfer of an interest in us so that the transferee of a partnership interest will be treated, for purposes of calculating depreciation and realizing gain, as though he had acquired a direct interest in our assets.  As a result of the complexities and added expense of the tax accounting required to implement such an election, our General Partner does not intend to cause us to make any such election.  As a consequence, depreciation available to a transferee of Units will be limited to the transferor’s share of the remaining depreciable basis of our properties, and upon a sale of a property, taxable income or loss to the transferee of the Units will be measured by the difference between his share of the amount realized upon such sale and his share of our tax basis in the property, which may result in greater tax liability to him than if a Section 754 election had been made.  The absence of such an election by us may result in investors having greater difficulty in selling their Units.

Taxation of Mortgage Loan Interest

Mortgage loans that we invest in or purchase may sometimes permit us to participate in the appreciation in the value of the properties or in the cash flow generated by the operation of the borrowers mortgaged properties.

The Internal Revenue Service might then seek to re-characterize a mortgage loan as an equity interest.  If a mortgage loan is re-characterized as an equity interest, we would be required to recognize an allocable share of the income, gain, loss, deductions, credits and tax preference items attributable to the mortgaged property.  If you are a tax-exempt member; re-characterization of a loan as an equity interest also could result in your receipt of UBTI.

Alternative Minimum Tax

Alternative minimum tax is payable to the extent that a taxpayer’s alternative minimum tax liability exceeds his regular federal income tax liability for the taxable year.  Alternative minimum tax for individual taxpayers is a percentage of “alternative minimum taxable income”, or AMTI, in excess of certain exemption amounts.  The first $175,000 of AMTI in excess of the exemption amount is taxed currently at 26%, and AMTI in excess of $175,000 over the exemption amount is taxed currently at 28%.  AMTI is generally computed by adding what are called “tax preference items” to the taxpayer’s regular taxable income, with certain adjustments.  While we do not anticipate that an investment in us will give rise to any specific tax preference items, the amount of alternative minimum tax imposed depends upon various factors unique to each particular taxpayer.  Accordingly, each investor should consult with his own personal tax advisor regarding the possible application of the alternative minimum tax.

Penalties

Under Section 6662 of the Internal Revenue Code, a 20% penalty is imposed on any “substantial understatement of income tax”.  In general, a “substantial understatement of income tax” will exist if the actual income tax liability of the taxpayer exceeds the income tax liability shown on the taxpayer’s return by the greater of 10% of the actual income tax liability or $5,000.  The amount of an understatement may be reduced by any portion of such understatement that is attributable to (i) the income tax treatment of any item shown on the return if there is “substantial authority” for the taxpayer’s treatment of such item on his return, or (ii) any item with respect to which the taxpayer (a) adequately discloses on his return the relevant facts affecting the item’s income tax treatment, and (b) there is a reasonable basis for the item’s tax treatment by the taxpayer, unless the transaction is a “reportable transaction”.  The Treasury Department is authorized to define a “reportable transaction” under Section 6011 of the Internal Revenue Code and has provided guidance as to certain transactions that are “reportable transactions”.  Based on our good faith projections and assumptions concerning our performance, we do not believe that we constitute a “reportable transaction”.

In general if we were to constitute a “reportable transaction”, the 20% substantial understatement penalty would be imposed on any understatement attributable to an investment in us, even if adequately disclosed, unless the investor taxpayer were able to show that there was reasonable cause for such understatement and the taxpayer acted in good faith.  In order to show good faith, the taxpayer must (i) adequately disclose the facts affecting the transaction, in accordance with regulations promulgated under Internal Revenue Code Section 6111; (ii) there must be substantial authority for such treatment; and (iii) the taxpayer must have reasonably believed that such treatment was, more likely than not, the proper treatment.  A taxpayer will be treated as having a reasonable belief with respect to the tax treatment of an item only if such belief (a) is based on the facts existing at the time of the tax return that includes the items filed, and (b) relates solely to the taxpayer’s chance of success on the merits and does not take into account the possibility that the return will not be audited, the treatment will not be raised on audit, or the treatment will resolve through settlement.

A taxpayer may, but is not required to, rely on the opinion of a tax advisor in establishing reasonable belief with respect to the tax treatment of the item.  However, a taxpayer may not rely on the opinion of the tax advisor if the opinion is provided by a “disqualified tax advisor” or is a “disqualified opinion”.  In general, a “disqualified tax advisor” is any advisor who (i) participates in the organization, management, promotion or sale of the transaction; (ii) is compensated directly or indirectly by a material advisor with respect to the transaction; (iii) has a fee arrangement with respect to transactions contingent on all or part of the intended tax benefits; or (iv) is determined as disqualified under regulations to be promulgated.  A “disqualified opinion” is one that is (a) based on unreasonable or legal or factual assumptions, (b) unreasonably relies on representations, statements, findings or agreements made by the taxpayer or other persons, (c) does not identify or consider all relevant facts or (d) fails to meet any other requirement prescribed by the Secretary of the Treasury.

As noted above, we do not believe we constitute a “reportable transaction”.  However, if we were found to be a “reportable transaction”, then, because our counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, has participated in our organization and is compensated by a material advisor in certain circumstances, it would be a “disqualified advisor” for these purposes and reliance on the opinions of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC would not protect investors from potential liability for the 20% substantial understatement penalty.

In addition to the substantial understatement penalty described above, the Internal Revenue Code also imposes a 20% penalty on any portion of an underpayment of tax attributable to (i) any substantial valuation misstatement, defined generally as a situation where the value or adjusted basis of a property claimed on a return is 200% or more of the correct value or adjusted basis, or (ii) negligence, defined as any failure to make a reasonable attempt to comply with the Internal Revenue Code, or a careless, reckless or intentional disregard of federal income tax rules or regulations.

Disclosure of Reportable Transactions

Under recent amendments to Sections 6111, 6112, 6707 and 6708 of the Internal Revenue Code, each material advisor with respect to any reportable transaction is required to file an information return with the Secretary of the Treasury in a manner and form to be prescribed by regulations that are to be issued.  The penalties for failure to file are severe and include penalties of $50,000, which may be increased significantly if the reportable transaction is a “listed transaction”.

We do not believe that we constitute or will constitute a reportable transaction, nor do we believe we constitute a listed transaction.  Accordingly, we do not believe that these increased penalty provisions will apply.  However, were they to do so, they could have severe adverse effect on the ability of our General Partner and its affiliates to continue to operate successfully and continue to work with us.

Partnership Tax Information; Partner Tax Returns

We will furnish to our limited partners sufficient information from our annual tax returns to enable the limited partners to prepare their own federal, state and local tax returns.  Limited partners either must report partnership items on their returns consistently with the treatment on our information return or must file Form 8082 with their returns identifying and explaining any inconsistency.  Otherwise, the Internal Revenue Service may treat such inconsistency as a computational error, recompute and assess the tax without the usual procedural protection applicable to federal income tax deficiency proceedings, and impose penalties for negligent or intentional failure to pay tax.

Audits

The Internal Revenue Service often audits partnership tax returns.  Deductions that are claimed by us may be challenged and disallowed by the Internal Revenue Service.  Any such disallowance may deprive investors holding Units of some or all of the tax benefits incidental to an investment in us.

An audit of the Partnership could also result in the payment by us of substantial legal and accounting fees in our attempts to substantiate the reporting positions taken, and any such fees would reduce the cash otherwise available for distribution to the limited partners.  Any such audit may result in adjustments to our tax returns that would require adjustments to each limited partner’s personal income tax return and may require such limited partners to pay additional taxes plus interest.  In addition, any audit of a limited partner’s return could result in adjustments of other items of income and deductions not related to our operations.

In the event of an audit of our tax return, our General Partner will take primary responsibility for contesting federal income tax adjustments proposed by the Internal Revenue Service.  Our General Partner may also extend the statute of limitations as to all partners and, in certain circumstances, bind the limited partners to such adjustments.  Although our General Partner will attempt to inform each limited partner of the commencement and disposition of any such audit or subsequent proceedings, limited partners should be aware that their participation in administrative or judicial proceedings relating to partnership items will be substantially restricted.

You should note that in the event our General Partner causes us to elect to be treated as an “Electing Large Partnership” under the Internal Revenue Code, thereby enabling us to take advantage of simplified flow-through reporting of partnership items, any adjustments to our tax returns would be accounted for in the year such adjustments take effect, rather than the tax year to which such adjustments relate.  Further, our General Partner will have the discretion in such circumstances either to pass along adjustments to the partners, or to cause such adjustments to be borne at the partnership level, which could reduce the cash otherwise available for distribution to limited partners.  Any penalties and interest could also be borne at the partnership level.  Potential investors are urged to consult their own tax advisors with regard to the effect of simplified pass-through reporting and the changes to partnership audit procedures in effect as a consequence thereof.

Foreign Investors as Limited Partners

Foreign investors may purchase the Units.  A foreign investor who purchases Units and becomes a limited partner will generally be required to file a U.S. tax return on which he must report his distributive share our items of income, gain, loss, deduction and credit.  A foreign investor must pay U.S. federal income tax at regular U.S. tax rates on his share of any net income, whether ordinary income or capital gains.  A foreign investor may also be subject to tax on his distributive share of our income and gain in his country of nationality or residence or elsewhere.  In addition, distributions of net cash from operations or proceeds from the sale of properties otherwise payable to a foreign investor or amounts payable upon the sale of a foreign investor’s Units may be reduced by U.S. tax withholdings made pursuant to applicable provisions of the Internal Revenue Code.  Foreign investors should consult their own personal tax advisors with regard to the effect of both the U.S. tax laws and foreign laws on an investment in us and the potential that we will be required to withhold federal income taxes from amounts otherwise payable to foreign investors.

Tax Legislation and Regulatory Proposals

Significant tax legislation has been enacted in recent years containing provisions that altered the federal income tax laws relating to an investment in partnerships such as the Partnership.  In addition, legislative proposals continue to be made which could also significantly change the federal income tax laws as they relate to an investment in us.  It is impossible at this time, however, to predict whether or in what form any such legislation will be enacted. Further, the interpretation of changes made in recent years is uncertain at this time.  Each prospective investor is urged to consult his own personal tax advisor with respect to his own tax situation, the effect of any legislative, regulatory or administrative developments or proposals on an investment in our Units, or other potential changes in applicable tax laws.

State and Local Taxes

In addition to the federal income tax aspects described above, prospective investors should consider potential state and local tax consequences of an investment in us.  This prospectus makes no attempt to summarize the state and local tax consequences to an investor in those states in which we may own properties acquired through foreclosure or carry on activities.  Each investor is urged to consult his own tax advisor on all matters relating to state and local taxation, including the following:

•	whether the state in which he resides will impose a tax upon his share of our taxable income;
•	whether an income tax or other return must also be filed in those states where we will own properties; and
•	whether he will be subject to state income tax withholding in states where we will own properties.

Because we will conduct activities and own properties in different taxing jurisdictions, an investment in us may impose upon a limited partner the obligation to file annual tax returns in a number of different states or localities, as well as the obligation to pay taxes to a number of different states or localities.  Additional costs incurred in having to prepare various state and local tax returns, as well as the additional state and local tax that may be payable, should be considered by prospective investors in deciding whether to make an investment in us.

Further, many states have implemented or are in the process of implementing programs to require partnerships to file tax returns and withhold and pay state income taxes owed by non-resident partners with respect to income-producing properties located in those states.  In the event that we are required to withhold state taxes from cash distributions otherwise payable to limited partners, the amount of the net cash from operations otherwise payable to such limited partners would be reduced.  In addition, such withholding and return filing requirements at the state level may result in increases in our administrative expenses, which would likely have the effect of reducing returns to the limited partners.

Each prospective purchaser of Units is urged to consult with his own personal tax advisor with respect to the impact of applicable state and local taxes on his proposed investment in the Partnership.

DESCRIPTION OF THE LIMITED PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our Limited Partnership Agreement not summarized elsewhere in this prospectus.  The Limited Partnership Agreement commenced on November 19, 2009 and will continue in effect until amended or terminated as discussed below.  A copy of the Limited Partnership Agreement is attached as Exhibit 3.1(ii) to the registration statement of which this prospectus forms a part.

Organization

We are organized as a limited partnership under the Maryland Revised Uniform Limited Partnership Act (referred to in this prospectus as the “Partnership Act”). The General Partner is Bridge GP, LLC. Our sole limited partner is Alan David Borinsky, as the initial limited partner holding one Class C Unit.  Immediately after this offering, the one Class C Unit held by Mr. Borinsky will be surrendered and canceled and our limited partners will be the purchasers of Class A Units, Class B Units, and Class C Units who are duly admitted as limited partners.

Capital Contributions

In November 2009 before the merger of Bridge LLC and the Partnership, the equity owners of Bridge LLC contributed all their membership interests of Bridge LLC to the General Partner and became members of the General Partner. As a result of the merger of Bridge LLC into the Partnership, the Partnership acquired assets from the General Partner having a net value of more than $2 million. The General Partner is not required to make any further capital contributions to the Partnership, but, it has the right to do so. Each limited partner will contribute to the Partnership the amount of his/her investment for the purchase of Units.  Limited partners are not obligated to make any further capital contributions to the Partnership.

Allocations

The limited partners will be allocated net income equal to their non-liquidating distributions that are based upon their accrued return. The balance of the net income will be allocated to the General Partner.

Exculpation and Limited Liability of the General Partner

The General Partner, any affiliate of the General Partner, any officer, director, stockholder, member, partner, employee, agent or assign of the General Partner, or any of its affiliates, who was, at the time of the act or omission in question, such a person or entity (collectively to referred to in this prospectus as the “Related Persons”), shall not be liable, responsible or accountable, whether directly or indirectly, in contract, tort or otherwise, to the Partnership, any other person in which the Partnership has a direct or indirect interest or any limited partner for any damages asserted against, suffered or incurred by the Partnership, any other person or entity in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) arising out of, relating to or in connection with any act or failure to act pursuant to the Limited Partnership Agreement or otherwise with respect to: the management or conduct of the business and affairs of the Partnership; the offer and sale of Units in the Partnership; and the management or conduct of the business and affairs of any Related Person insofar as such business or affairs relate to the Partnership, any other person or entity in which the Partnership has a direct or indirect interest or to any Partner in its capacity as such, including, without limitation, all activities in the conduct of other business engaged in by it (or them) which might involve a conflict of interest vis-a-vis the Partnership, any other person or entity in which the Partnership has a direct or indirect interest or any Partner (or any of their respective Affiliates) or in which any Related Person realizes a profit or has an interest, except for any such damages that are finally found by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or intentional misconduct of, or material breach of the Limited Partnership Agreement or knowing violation of law by the General Partner or Related Persons.

Neither the General Partner nor any other Related Person shall be personally liable for the return of the capital contributions of any limited partner or any portion thereof or interest thereon, and such return shall be made solely from available Partnership assets, if any.

Limited Liability of the Limited Partners

The liability of each limited partner is limited to the amount that he/she is obligated to contribute to us for the purchase of his/her Units plus any undistributed distributions.

Management

The Partnership will be managed exclusively by the General Partner. The limited partners will have no part of management of the Partnership, and have no authority or right in their capacity as limited partners to act on behalf of the Partnership in connection with any matter.

The General Partner has the power and authority to acquire, hold, manage, own, sell, transfer, convey, assign, exchange, pledge or otherwise dispose of the Partnership’s investments made or other property held by the Partnership. In its discretion, the General Partner may invest temporarily in bonds, bank certificates of deposits or money market funds.

The General Partner shall not do any act in contravention of any applicable law or regulation or any provision of the Limited Partnership Agreement or possess Partnership property for other than a Partnership purpose.

Fiduciary Responsibilities of the General Partner

Our General Partner will be accountable to the Partnership as a fiduciary and, consequently, will be required to exercise good faith and integrity in all its dealings with respect to partnership affairs. Our General Partner must exercise its fiduciary duty to ensure the safekeeping and authorized use of all funds and assets, whether or not in its immediate possession or control, and must not use or employ, or permit another to use or employ, such funds or assets in any manner except for our exclusive benefit. In addition, our General Partner is not permitted to contract away the fiduciary duty owed to the limited partners by our General Partner under common law.

A limited partner may institute legal action either (1) on behalf of himself or all other similarly situated limited partners, referred to as a “class action”, to recover damages to the limited partners for a breach by a general partner of his fiduciary duty, or (2) on behalf of the partnership, referred to as a “partnership derivative action”, to recover damages from the general partner and/or third parties.  Maryland law specifically permits a limited partner of a Maryland limited partnership to bring a derivative action on behalf of the partnership if:

•
the general partner or partners of the partnership have refused to bring the action on behalf of the partnership or if an effort to cause such general partner or partners to bring the action is not likely to succeed; and

•
the limited partner was a partner at the time the transaction complained of occurred or such partner became a partner by operation of law from a person who was a partner at the time of such transaction.

Under Maryland law, a general partner of a Maryland limited partnership has the same liabilities to the partnership and the other partners as a partner in a partnership without limited partners, except as otherwise provided in the partnership agreement or Maryland law. As a result, subject to the terms of our Limited Partnership Agreement, our General Partner is liable for the debts and obligations that we incur. However, our Limited Partnership Agreement provides that our General Partner and its affiliates shall not be liable, responsible or accountable in damages or otherwise to us or to any of our limited partners for any act or omission performed or omitted by our General Partner or its affiliates in good faith and reasonably believed to be in our best interest, except for conduct involving the receipt of an improper personal benefit, gross negligence, or intentional misconduct.

Our Limited Partnership Agreement provides that we will indemnify our General Partner and its affiliates from and against liabilities and related expenses incurred in dealing with third parties while acting on behalf of or performing services for us arising out of any act or failure to act that our General Partner reasonably believed was in our best interest, provided that our General Partner shall not be indemnified by us for any liabilities resulting from bad faith, gross negligence, or intentional misconduct. Any indemnification of our General Partner is recoverable only out of our assets and not from the limited partners.

Notwithstanding the foregoing, we will not indemnify our General Partner or any person acting as a broker-dealer with respect to the Units from any liabilities incurred by them arising under federal and state securities laws unless:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person seeking indemnification;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person seeking indemnification; or
•
a court of competent jurisdiction approves a settlement of the claims against the particular person seeking indemnification and finds that indemnification of the settlement and related costs should be made.

Conflicts of Interest

Although the General Partner intends to avoid situations involving conflicts of interest, there may be situations in which the interests of the Partnership may conflict with the interests of the General Partner or any other Related Person, and such situations will not, in any case or in the aggregate, be deemed a breach of the Limited Partnership Agreement or any duty owed by the General Partner or such Related Person to the Partnership or to any limited partner.  For example, Related Persons may invest in Units, and such investments, including the number of Units that these persons hold, could influence the General Partner’s decision to pay dividends on Units at a time or times when it would be prudent to use our cash resources to build capital, pay outstanding obligations, or grow our business.  Additionally, our Limited Partnership Agreement does not prohibit the General Partner or any Related Person, including directors and the Managing Member of our General Partner who invest in Units, from engaging in other business ventures and activities, including ventures and activities that compete with the Partnership.  This fact could create situations in which the Managing Member and/or the directors of the General Partner do not focus all of their time and attention to the affairs of the Partnership.  This fact also would permit these persons to directly seize upon business opportunities from which the Partnership could benefit if those opportunities were instead made available to the Partnership.  Neither we nor any limited partner has any rights with respect to any such ventures and activities or the income or profits derived therefrom, so this conflict of interest could result in the Partnership earning less profits than would be the case if our affiliates were required to first present favorable business opportunities to the Partnership.  Additionally, because the General Partner has sole discretion with respect to the Partnership’s cash resources, including the proceeds from this offering, the General Partner may choose to invest our funds in companies or other ventures in which the General Partner and/or Related Persons have a financial interest.  Such investments may not be negotiated on an arms-length basis.  Again, neither we nor any limited partner will have any rights to the income or profits derived by those companies or other ventures using our funds (except to the extent our funds represent an equity or similar investment in those companies or ventures).

Neither the General Partner nor any other Related Person shall be obligated to disclose or refer to the Partnership any particular investment opportunity, whether or not any such opportunity is of a character which could be taken by the Partnership.

Admission of New Limited Partners

The Partnership may admit limited partners in the General Partner’s discretion. A new limited partner must agree to be bound by the terms and provisions of the Limited Partnership Agreement and shall be deemed to have done so by virtue of the acceptance of its subscription. Upon admission the new limited partner shall have all the rights and duties of a limited partner in the Partnership.

Books and Records

The Partnership will maintain books and records in such manner as is utilized in preparing the Partnership’s United States federal information tax return in compliance with Section 6031 of the Internal Revenue Code, and such other records as may be required in connection with the preparation and filing of the Partnership’s required United States federal, state and local income tax returns or other tax returns or reports of foreign jurisdictions.

All such books and records will be made available at the principal office of the Partnership and will be open to the reasonable inspection and examination of the limited partners or their duly authorized representatives during normal business hours upon five business days’ prior written notice.

Termination of the Partnership

The Partnership’s existence can be terminated by, among other events, the following events: the failure to continue the business of the Partnership following the bankruptcy, dissolution, liquidation, withdrawal or removal of the General Partner (collectively referred to in this prospectus as a “Disabling Event”) if the limited partners holding a majority of the Units held by all of the limited partners do not consent in writing within 180 days of the Disabling Event to continue the Partnership and appoint a successor general partner; a determination by the General Partner to terminate the Partnership made in its sole discretion; a determination by the limited partners with at least 80% of the aggregate Units held by all of the limited partners; or the entry of a decree of judicial dissolution pursuant to the Partnership Act.

Amendments to the Limited Partnership Agreement

As set forth in Section 14.1 of the Limited Partnership Agreement, the amendment or modification of the following provisions require the written consent of the General Partner and limited partners with at least 66-2/3% of the aggregate Units held by all of the limited partners:  (i) the term of the of Partnership; (ii) liability of the General Partner; (iii) limited liability of the limited partners; (iv) capital contributions and capital calls; (v) capital accounts; (vi) allocations to capital accounts; (vii) tax allocations; (viii) non-liquidating distributions; (ix) distributions in redemption of a limited partner’s interest; (x) final distribution; (xi) management by the General Partner; (xii) other activities of the General Partner and Related Persons; (xiii) partnership expenses; (xiv) indemnification of the General Partner; (xv) event of termination; (xvi) the winding-up of the Partnership; (xvii) distributions in cash or in kind; (xviii) the time for liquidation; (xix) effect of bankruptcy, etc. of the General Partner; (xx) amendments to the Limited Partnership Agreement; (xxi) the granting of powers of attorney; and (xxii) payment in U.S. dollars.

The General Partner has the authority to amend or modify the Limited Partnership Agreement without any vote or other action by the other partners, to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any governmental authority, or as otherwise required by applicable law. The General Partner also has the authority to amend or modify this Agreement without any vote or other action by the other partners:  (i) to reflect the admission of substitute, additional or successor partners and transfers of Units pursuant to this Agreement; (ii) to qualify or continue the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in all jurisdictions in which the Partnership conducts or plans to conduct business; (iii) to change the name of the Partnership; (iv) to cure any ambiguity or correct or supplement any provisions herein contained which may be incomplete or inconsistent with any other provision herein contained; or (v) to correct any typographical errors contained herein.

Restrictions on Assignment and Withdrawal of General Partner

The General Partner does not have the right to assign, pledge or otherwise transfer its interest as the general partner of the Partnership, and the General Partner does not have the right to withdraw from the Partnership, without the consent of limited partners with at least 66-2/3% of the aggregate Units held by all of the limited partners. In the event of such an assignment or other transfer of all of its interest as a general partner of the Partnership, the General Partner’s assignee or transferee will be substituted in its place as general partner of the Partnership and the General Partner will withdraw as a general partner of the Partnership.

All other sections of the Limited Partnership Agreement (and all defined terms as used therein) may be modified or amended only with the written consent of both the General Partner and of the limited partners with more than 50% of the aggregate Units held by all of the limited partners.

Power of Attorney

Each limited partner grants to the General Partner a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution and the amendment of the Limited Partnership Agreement.

Meetings

The Partnership will not hold annual meetings unless the limited partners holding 20% of the aggregate Units held by all of the limited partners petitions the General Partner for a meeting.

ERISA CONSIDERATIONS

The following is a summary of the material non-tax considerations associated with an investment in the Partnership by a qualified plan, Keogh Plan or an IRA (a “benefit plan”). This summary is based on provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code, as amended through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor (“DOL”). No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming which would significantly modify the statements expressed herein. Any changes may or may not apply to transactions entered into prior to the date of their enactment.

Fiduciaries Under ERISA

A fiduciary of a pension, profit sharing or other employee benefit plan subject to Title I of ERISA should consider whether an investment in the Units is consistent with his or her fiduciary responsibilities under ERISA. In particular, the fiduciary requirements under Part 4 of Title I of ERISA require the discharge of duties solely in the interest of, and for the exclusive purpose of providing benefits to, the ERISA plan’s participants and beneficiaries. A fiduciary is required to perform the fiduciary’s duties with the skill, prudence, and diligence of a prudent man acting in like capacity, to diversify investments so as to minimize the risk of large losses unless it is clearly prudent not to do so, and to act in accordance with the ERISA plan’s governing documents, provided that the documents are consistent with ERISA.

Fiduciaries with respect to an ERISA plan include any persons who have any power of control, management, or disposition over the funds or other property of the ERISA plan. An investment professional who knows, or ought to know, that his or her advice will serve as one of the primary bases for the ERISA plan’s investment decisions may be a fiduciary of the ERISA plan, as may any other person with special knowledge or influence with respect to an ERISA plan’s investment or administrative activities.

While the beneficial “owner” or “account holder” of an IRA is treated as a fiduciary of the IRA under the Code, IRAs generally are not subject to ERISA’s fiduciary duty rules, although they are subject to the Code’s prohibited transaction rules explained below. Also, certain qualified plans of sole proprietors or partnerships in which at all times (before and after the investment) the only participant(s) is/are the sole proprietor and his or her spouse or the partners and their spouses, and certain qualified plans of corporations in which at all times (before and after the investment) the only participant(s) is/are an individual and/or his or her spouse who own(s) 100% of the corporation’s stock, are generally not subject to ERISA’s fiduciary standards, although they also are subject to the Code’s prohibited transaction rules explained below.

A person subject to ERISA’s fiduciary rules with respect to an ERISA plan should consider those rules in the context of the particular circumstances of the ERISA plan before authorizing an investment of a portion of the ERISA plan’s assets in Units.

Fiduciaries of an ERISA plan that permits a participant to exercise independent control over the investments of his individual account in accordance with Section 404(c) of ERISA (a “self-directed investment” arrangement) generally will not be liable for any investment loss or for any breach of the prudence or diversification obligations that results from the participant’s exercise of such control, and the participant is not deemed to be a fiduciary subject to the general ERISA fiduciary obligations described above merely by virtue of his exercise of such control. Liability can, however, be imposed upon the fiduciary of an ERISA plan for losses resulting from a participant’s direction of the investment of assets in his individual account into a particular investment option under the ERISA plan if the fiduciary acted imprudently in offering, or continuing to offer, the investment under the ERISA plan.

The fiduciary of an IRA or a qualified retirement plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees should consider that such an IRA or non-ERISA Plan may only make investments that are authorized by the appropriate governing documents and under applicable state law.

Prohibited Transactions Under ERISA and the Code

Any fiduciary of an ERISA plan or a person making an investment decision for a non-ERISA Plan or an IRA should consider the prohibited transaction provisions of Section 4975 of the Code and Section 406 of ERISA when making their investment decisions. These rules prohibit such plans from engaging in certain transactions involving “plan assets” with parties that are “disqualified persons” described in Section 4975(e)(2) of the Code or “parties in interest” described in Section 3(14) of ERISA, each of which are referred to as “disqualified persons”.

“Prohibited transactions” include, but are not limited to, any direct or indirect transfer or use of a qualified plan’s or IRA’s assets to or for the benefit of a disqualified person, any act by a fiduciary that involves the use of a qualified plan’s assets in the fiduciary’s individual interest or for the fiduciary’s own account, and any receipt by a fiduciary of consideration for his or her own personal account from any party dealing with a qualified plan. Under ERISA, a disqualified person that engaged in a prohibited transaction will be made to disgorge any profits made in connection with the transaction and will be required to compensate any ERISA plan that was a party to the prohibited transaction for any losses sustained by the ERISA plan. Section 4975 of the Code imposes excise taxes on a disqualified person that engages in a prohibited transaction with an ERISA plan or a non-ERISA plan or an IRA subject to Section 4975 of the Code. If the disqualified person who engages in the transaction is the individual on behalf of whom the IRA is maintained (or his beneficiary), the IRA may lose its tax exempt status and the assets will be deemed to be distributed to such individual in a taxable transaction.

In order to avoid the occurrence of a prohibited transaction under Section 4975 of the Code and/or Section 406 of ERISA, Units may not be purchased by an ERISA plan, an IRA, or a non-ERISA plan subject to Section 4975 of the Code, as to which the Managing Member of the General Partner, or any of its affiliates, have investment discretion with respect to the assets used to purchase the Units, or with respect to which they have regularly given individualized investment advice that serves as the primary basis for the investment decisions made with respect to such assets. Additionally, fiduciaries of, and other disqualified persons with respect to, an ERISA Plan, an IRA, or a non-ERISA plan subject to Section 4975 of the Code, should be alert to the potential for prohibited transactions to occur in the context of a particular plan’s or IRA’s decision to purchase Units.

None of the Managing Member of the General Partner, the General Partner nor the Partnership shall have any liability or responsibility to any benefit plan that is a limited partner or any other limited partner, including any limited partner that is a tax exempt entity, for any tax, penalty or other sanction or costs or damages arising as a result of there being a prohibited transaction or as a result of Partnership assets being deemed plan assets of the limited partner under the Code or ERISA or other applicable law.

“Plan Assets”

If our assets were determined under ERISA or the Code to be “plan assets”:

•	the prudence standards and other provisions of Part 4 of Title I of ERISA would be applicable to any transactions involving our assets;

•
persons who exercise any authority or control over our assets, or who provide investment advice to us, would (for purposes of the fiduciary responsibility provisions of ERISA) be fiduciaries of each ERISA Plan that acquires the Units, and transactions involving our assets undertaken at their direction or pursuant to their advice might violate their fiduciary responsibilities under ERISA, especially with regard to conflicts of interest;

•
a fiduciary exercising his investment discretion over the assets of an ERISA plan to cause it to acquire or hold the Units could be liable under Part 4 of Title I of ERISA for transactions we enter into that do not conform to ERISA standards of prudence and fiduciary responsibility; and

•	certain transactions that we might enter into in the ordinary course of our business and operations might constitute “prohibited transactions” under ERISA and the Code.

An ERISA plan’s fiduciaries might, under certain circumstances, be subject to liability for actions taken by the Managing Member of the General Partner or its affiliates, and certain of the transactions described in this prospectus in which we might engage, including certain transactions with affiliates, may constitute prohibited transactions under the Code and ERISA with respect to such ERISA plan, even if their acquisition of Units did not originally constitute a prohibited transaction.

Under ERISA and applicable DOL regulations governing the determination of what constitutes assets of an ERISA plan in the context of investment securities such as Units, an undivided interest in the underlying assets of a collective investment entity such as the Partnership will be treated as “plan assets” of “Benefit Plan Investors” (as that term is defined under ERISA) if (i) the securities are not publicly offered, (ii) 25% or more of the total value of each class of equity securities of the entity is owned by Benefit Plan Investors, (iii) the interests of the Benefit Plan Investors are “equity interests”, and (iv) the entity is not an “operating company”. In order for securities to be treated as “publicly offered”, they have to be either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold as part of an offering registered under the Securities Act of 1933, and must also meet certain other requirements, including a requirement that they be “freely transferable”.

Units will be sold as part of an offering registered under the Securities Act of 1933. However, we believe that the restrictions on transferability of Units (see “Restrictions on Transfers of Limited Partnership Units”) prevent the Units from being “freely transferable” for purposes of the DOL’s regulations. Consequently, in order to ensure that our assets will not constitute “plan assets” of limited partners which are ERISA plans, the Managing Member of the General Partner will take such steps as are necessary to ensure that ownership of Units by Benefit Plan Investors is at all times less than 25% of the total value of outstanding Units. In calculating this limit, the Managing Member of the General Partner shall, as provided in the DOL’s regulations, disregard the value of any Units held by a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to our assets, or any person who provides investment advice for a fee (direct or indirect) with respect to our assets, or any affiliate of any such a person. However, neither we nor the Managing Member of the General Partner nor the Sole Member of the Managing Member shall have any liability or responsibility to any tax exempt entity limited partner or any other limited partner for any tax, penalty or other sanction or costs or damages arising as a result of partnership assets being deemed plan assets of a tax exempt entity limited partner under the Code or ERISA or other applicable law.

Other ERISA Considerations

In addition to the above considerations in connection with the “plan assets” issue, a decision to cause a benefit plan to acquire Units should involve consideration, among other factors, of whether:

•	the investment is in accordance with the documents and instruments governing the benefit plan;
•	the purchase is prudent in light of the diversification of assets requirement and the potential difficulties that may exist in liquidating Units;
•	the investment will provide sufficient cash distributions in light of the benefit plan’s required benefit payments or other distributions;
•	the evaluation of the investment has properly taken into account the potential costs of determining and paying any amounts of federal income tax that may be owed on UBTI derived from the Partnership;
•
in the case of an ERISA plan, the investment (or, in the case of a self-directed individual account arrangement under Section 404(c) of ERISA and regulations promulgated thereunder, the decision to offer the investment to participants in the ERISA plan) is made solely in the interests of the ERISA plan’s participants; and

•
the fair market value of Units will be sufficiently ascertainable, and with sufficient frequency, to enable the benefit plan to value its assets in accordance with the rules and policies applicable to the benefit plan.

Prospective ERISA plan investors should note that, with respect to the diversification of assets requirement, the legislative history of ERISA and a DOL advisory opinion indicate that the determination of whether the assets of an ERISA plan that has invested in an entity such as the Partnership are sufficiently diversified may be made by looking through the ERISA plan’s interest in the entity to the underlying portfolio of assets owned by the entity.

The fiduciaries of each benefit plan proposing to invest in the Partnership may be required to make certain representations, including, but not limited to, a representation that they have been informed of and understand the Partnership’s investment objectives, policies, and strategies, and that the decision to invest assets in the Partnership is consistent with the provisions of ERISA that require diversification of plan assets and impose other fiduciary responsibilities. Additionally, each benefit plan will be required to represent that to the best of its knowledge neither the Partnership nor any of its affiliates is a party in interest or disqualified person, as defined in Section 3(14) of ERISA and Section 4975(e)(2) of the Code, with respect to such benefit plan.

DETERMINATION OF OFFERING PRICE

The offering price of the Units was arbitrarily determined by the General Partner and was based upon consideration of various factors including the availability and demand for such investments. The price of the Units does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of the Units be regarded as an indicator of any future market price of the Units.

PLAN OF DISTRIBUTION

We are offering, on a continuous basis, up to 88,000 Units. Generally, we will require a minimum investment of ten Units, or $5,000, but we reserve the right to waive this subscription minimum and accept a lesser amount from any investor. For example, we may allow purchases of as little as one Unit, or $500, if the purchasers are custodians acting for a minor family member. IRAs and employee benefit plans may also purchase Units. We also require a minimum investment of ten Units, or $5,000, by IRAs and employee benefits plans.

There is no minimum number of Units that must be sold under this offering. No escrow accounts will be utilized. The proceeds from the sale of any Units will be paid directly to us for our use without restrictions. The Units will be issued in book entry form and, accordingly, you will not be issued a physical certificate.

We filed a Registration Statement on Form S-1, as amended on Form S-11 (File No. 333-163556), with the SEC, of which this prospectus is a part, to register our offering of the Units. We have also filed, or intend to file, a registration statement and amendments with each of the states that we intend to offer Units to register offers and sales of the Units in those states.  We have filed the registration statement with the security regulators in the Maryland, Virginia, New York and Florida.  In the future, we may register the Units in other jurisdictions. We may not offer or sell the Units until the registration statement and all amendments thereto are declared effective by the SEC and until the related registration statement and amendments filed with each of the foregoing jurisdictions are declared effective by the security regulators in those jurisdictions.

The Units will be offered and sold in certain states by Alan David Borinsky, the sole member of the Managing Member of the General Partner. In the future, subject to compliance with all applicable issuer-agent registration requirements, some of our other associated persons may also offer and sell the Units. The activities of Mr. Borinsky and any other associated person as issuer agents are restricted to transactions with respect to the securities of the Partnership. None of these associated persons will receive special compensation in connection with their activities in offering and selling the Units. Our associated persons who offer and sell the Units will rely on Rule 3a4-1 under the Exchange Act, as an exemption from registration as a broker-dealer.

We may reject any order, in whole or in part, for any reason. Your order is irrevocable upon receipt by us. In the event your order is rejected, we will promptly refund your funds, without deduction of any costs and without interest. We expect that orders, if rejected, will be refunded within two business days after receipt. Once your order has been accepted, the applicable funds will be promptly deposited in our account. We will send a receipt to you as soon as practicable after acceptance of your order. You will not know at the time of placing an order whether we will be successful in completing the sale of any or all of the debt securities being offered. We reserve the right to withdraw or cancel the offering at any time.

We do not know whether our officers and Directors will purchase any of the Units.  All sales, past and future, to officers, Directors, affiliates or associates are done on the same terms and conditions as Units sold to other persons.  There are no limits as to number of Units any related party may purchase under this offering.  However, resales and certain other transfers of Units by persons who are deemed to be “affiliates” of the Partnership (as defined in Rule 405 under the Securities Act) may be limited. Generally, our affiliates may sell their Units only pursuant to an effective registration statement covering such resales, pursuant to Rule 144 under the Securities Act, or pursuant to another exemption from registration.

EXPERTS

Our financial statements appearing in this prospectus have been included in reliance on the report of the independent registered public accounting firm of Stegman & Company. Their report is included in the financial statements appearing in this prospectus and is included by us in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.

LEGAL MATTERS

Certain matters with respect to the Units offered by this prospectus were passed upon for us by our legal counsel, Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC, Baltimore, Maryland.

ADDITIONAL INFORMATION

We filed with the SEC a registration statement on Form S-1, as amended on Form S-11, to register the Units to be issued in this offering. This prospectus is part of that registration statement, as amended. As allowed by the SEC’s rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to that registration statement. For further information with respect to us and the Units, we refer you to the registration statement, all amendments thereto, and the exhibits that were filed therewith, which may be viewed at the SEC’s website, www.sec.gov, or inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. and 3:00 p.m. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Copies of all or any part of the registration statement, as amended, may be downloaded from the SEC’s website or obtained from the SEC upon payment of the prescribed fee.

Following this offering, we will be subject to the information requirements of the Exchange Act, which means we are required to file annual, quarterly and other reports and other information with the SEC. Our SEC filings will be available to the public over the Internet at the SEC’s website. You may also read and copy any document we file with the SEC at its Public Reference Room.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
Bridge Private Lending, LP

We have audited the accompanying balance sheets of Bridge Private Lending, LP (the “Company”) as of December 31, 2009 and 2008, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bridge Private Lending, LP as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Stegman and Company
Baltimore, Maryland
September 17, 2010

BRIDGE PRIVATE LENDING, LP

BALANCE SHEETS
DECEMBER 31, 2009 AND 2008

	2009	2008

ASSETS
Cash and cash equivalents	$304,041	$27,083
Loans receivable, less allowance for loan losses of $471,154 (2009) and $318,203(2008)	13,955,983	10,637,093
Accrued interest receivable	269,007	273,375
Equity investments	105,000	270,000
Property and equipment – net	31,252	9,921
Real estate acquired through foreclosure	289,386	1,127,131
Other assets	153,266	58,361

Total Assets	$15,107,935	$12,402,964

LIABILITIES AND PARTNER’S CAPITAL

Liabilities:
Notes payable	$3,148,866	$2,817,183
Participation loans	6,682,005	4,165,566
Other loans payable	1,375,214	659,700
Accounts payable and accrued expenses	448,612	115,467

Total Liabilities	11,654,697	7,757,916

Partners’ Capital	3,453,238	4,645,048

Total Liabilities and Partners’ Capital	$15,107,935	$12,402,964

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
Interest Income:
Interest and fees on loans	$2,465,749	$1,624,833
Interest on equity investments	55	2,778

Total interest income	2,465,804	1,627,611

Interest Expense – Interest on notes payable	1,021,552	663,767

Net Interest Income	1,444,252	963,844

Provision for Loan Losses	277,738	164,964

Net Interest Income After Provision for Loan Losses	1,166,514	798,880

Non-Interest Income:
Fees	8,338	21,064
Other	58,634	57,077

Total non-interest income	66,972	78,141

Non-Interest Expense:
Salaries and wages	279,408	261,302
Professional fees	303,637	86,753
Mortgage broker fees	-	36,187
Commissions	1,800	11,702
Telephone, postage and office supplies	33,219	25,992
Marketing	126,712	14,573
Business travel and meals	10,386	5,575
Consulting	45,610	13,650
Rent and other occupancy	34,386	21,660
Bank charges	7,501	6,612
Write-downs of real estate acquired through foreclosure	6,205	29,447
Impairment charge on equity investment	75,000	-
Loan fees	164,136	4,142
Other	40,241	28,374

Total non-interest expense	1,128,241	545,969

Net Income	$105,245	$331,052

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

Partners’ Capital at January 1, 2008	$4,087,289

Contributions	2,210,811

Distributions	(1,984,104)

Net Income	331,052

Partners’ Capital at December 31, 2008	4,645,048

Contributions	178,800

Distributions	(1,475,855)

Net Income	105,245

Partners’ Capital at December 31, 2009	$3,453,238

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Cash from Operating Activities:
Net income	$105,245	$331,052
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	14,329	3,660
Provision for loan losses	277,738	164,964
Loss on sale of real estate owned	4,212	-
Impairment charge on equity investment	75,000	-
Write-downs of other real estate owned, net of write-ups	-	29,447
Gain on sale of loan	(5,025)
Changes in operating assets and liabilities:
Other assets	(94,905)	266,221
Interest receivable	4,368	(19,389)
Accounts payable and accrued expenses	333,145	80,099

Net cash provided by operating activities	714,107	856,054

Cash Flows from Investing Activities:
Increase in loans receivable	(2,877,688)	(4,538,979
Payments related to real estate acquired through foreclosure (purchases and improvements)	(60,382)	(127,923)
Purchase of property and equipment	(35,660)	(2,172)
Return on equity investments	270,000	55,989

Net cash used in investing activities	(2,703,730)	(4,613,085)

Cash Flows from Financing Activities:
Proceeds from notes payable	671,681	1,392,646
Principal payments on notes payable	(340,000)	(375,271)
Proceeds from other loans payable	1,654,079	1,677,200
Principal payment on other loans payable	(938,565)	(1,017,500)
Proceeds from participation loans	2,802,721	2,519,284
Principal payments on participation loans	(286,282)	(723,618)
Contributions from partners	178,800	2,210,811
Distributions to partners	(1,475,855)	(1,984,104)

Net cash provided by financing activities	2,266,579	$3,699,448

Bridge Private Lending, LP

Statements of Cash Flows (Continued)
For the Years Ended December 31, 2009 and 2008

	2009	2008

Net Increase (Decrease) in Cash and Cash Equivalents	$276,958	$(57,583)

Cash and Cash Equivalents at Beginning of Year	27,083	84,666

Cash and Cash Equivalents at End of Year	$304,041	$27,083

Supplemental cash flows information:

Interest paid	$984,905	$642,045

Non-cash transactions:
Transfer of loans to real estate acquired through foreclosure	$-	$1,023,655
Equity investment received in sale of loans	$180,000	$-
Transfer of other real estate owned to loans	$893,915	$-

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

1.       SUMMARY OF SIGNIFICANT POLICIES

Nature of Operations

Bridge Private Lending, LLC  is a limited liability company organized in April 2006, pursuant to articles of organization filed with the State of Florida.  Its primary business is financing the purchase and rehabilitation of single family dwellings and row houses located in low and moderate income neighborhoods throughout the Baltimore, Maryland metropolitan areas.  The loans are secured by first liens or subordinate liens on real estate.

In November 2009, Bridge Private Lending LLC (Bridge LLC) was merged into Bridge Private Lending LP (the “Company”).  The Partnership is therefore the successor to the business conducted by Bridge LLC.  The conversion of partners’ capital of Bridge LLC, the predecessor, into partnership interests of Bridge Private Lending LP, the successor, had no accounting implications over the predecessor financial statements prior to as well as subsequent to the date of the merger.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America and detailed in the Financial Accounting Standards Board (“FASB”) Accounting Codification (“Codification”), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents.

Loans Receivable

Loans receivable are stated as unpaid principal balance net of any discounts, premiums, unamortized deferred fees and payments in process, less the allowance for loan losses.

Interest income from loans receivable is recognized using the interest method whereby interest income is recognized based upon the effective rate based upon outstanding principal. Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual loan terms.  Loan premiums and discounts are also amortized into interest income under the same method.

Under the FASB’s guidance for accounting by creditors for the impairment of a loan, a loan is considered impaired if it is probable that the Company will not collect all principal and interest payments according to the loan’s contractual terms. The impairment of the loan is measured at the present value of the expected cash flows using the loan’s effective interest rate, or the loan’s observable market price, or the fair value of the collateral if repayment is expected to be provided by the collateral.  Generally, the Company’s impairment of loans is measured by reference to the fair value of the collateral.  Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loans principal balance. Interest income on the other impaired loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses

The allowance for loan losses is increased for charges to income and decreased for charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known or inherent risks in the portfolio, adverse situations which may affect the borrower’s ability to repay, the estimated value of underlying collateral and current economic conditions. It is reasonably possible that the Company’s allowance for loan losses could change in the near term.

The allowance for loan losses is the result of an estimation in accordance with FASB guidance. The allowance consists of a specifically allocated component and a general unallocated component.

The specific allowances are established in cases in which management has identified significant conditions or circumstances related to a loan that leads management to believe the probability that a loss may be incurred in an amount different from the amount determined by general allowance calculation.

Loans that are delinquent for more than three months are evaluated for collectability and placed in impaired status when management determines that future earnings on that loan may be impaired. While impaired, collections on loans, if any, are recorded as collection of loan principal and no interest is recorded.  Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance.  Management adjusts the level of the allowance through the provision for loan losses, which is recorded as a current period operating expense.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of three to five years, primarily using the straight-line method for financial statement purposes.

Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure represents property acquired by foreclosure, deed in lieu of foreclosure or purchase and is initially recorded at fair value less cost to sell at the date of acquisition.  The difference between carrying value and fair value at the time of foreclosure is charged to the allowance for loan losses.  Subsequent impairment of value is charged to operations.  Costs relating to the improvements of the property that significantly increase the fair value of the asset are capitalized.  Holding costs are charged to expense as incurred.

Gains or losses recognized from subsequent disposal of real estate acquired through foreclosure will be measured by the difference between the sales proceeds and the carrying value of the asset at the time of disposal.

Advertising

Advertising costs are expensed as incurred.  Advertising expense was $9,472 and $4,857 for the years ended December 31, 2009 and 2008, respectively.

Income Taxes

The Company is treated as a partnership for income tax purposes, and accordingly, items of income and loss are taxed to the partners.  Therefore, no provision for income taxes is necessary in the financial statements.

Reclassification

Certain prior year’s amounts have been reclassified to conform with the current year’s presentation.

Recent Accounting Pronouncements

In June 2009, FASB issued new accounting guidance related to U.S. GAAP (FASB ASC 105, Generally Accepted Accounting Principles). This guidance establishes FASB ASC as the source of authoritative U.S. GAAP recognized by FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. FASB ASC supersedes all existing non-SEC accounting and reporting standards. All other nongrandfathered, non-SEC accounting literature not included in FASB ASC has become nonauthoritative. FASB will no longer issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”), which will serve to update FASB ASC, provide background information about the guidance and provide the basis for conclusions on the changes to FASB ASC. FASB ASC is not intended to change U.S. GAAP.

In April 2009, the FASB issued new guidance impacting FASB Topic 820: Fair Value Measurements and Disclosures (“Topic 820”). This interpretation provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This also includes guidance on identifying circumstances that indicate a transaction is not orderly and requires additional disclosures of valuation inputs and techniques in interim periods and defines the major security types that are required to be disclosed. This guidance was effective for interim and annual periods ending after June 15, 2009, and should be applied prospectively. The adoption of the standard did not have a material impact on the Company’s financial statements.

In August 2009, the FASB issued new guidance impacting Topic 820. This guidance is intended to reduce ambiguity in financial reporting when measuring the fair value of liabilities. This guidance was effective for the first reporting period (including interim periods) after issuance and had no impact on the Company’s financial statements.

In September 2009, the FASB issued new guidance impacting Topic 820. This creates a practical expedient to measure the fair value of an alternative investment that does not have a readily determinable fair value. This guidance also requires certain additional disclosures. This guidance is effective for interim and annual periods ending after December 15, 2009. The adoption of the new guidance did not have a material impact on the financial statements.

In October 2009, the FASB issued ASU 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. ASU 2009-15 amends Subtopic 470-20 to expand accounting and reporting guidance for own-share lending arrangements issued in contemplation of convertible debt issuance. ASU 2009-15 is effective for fiscal years beginning on or after December 15, 2009 and interim periods within those fiscal years for arrangements outstanding as of the beginning of those fiscal years. The adoption of ASU 2009-15 did not have a material impact on the financial statements.

Accounting Standards Not Yet Effective

In June 2009, the FASB issued new guidance relating to variable interest entities. The new guidance, which was issued as SFAS No. 167, Amendments to FASB Interpretation No. 46(R), was adopted into the Codification in December 2009. The objective of the guidance is to improve financial reporting by enterprises involved with variable interest entities and to provide more relevant and reliable information to users of financial statements. SFAS No. 167 is effective as of January 1, 2010. The Company does not expect the adoption of the new guidance to have a material impact on its financial statements.

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends Subtopic 820-10 to clarify existing disclosures, require new disclosures, and includes conforming amendments to guidance on employers’ disclosures about postretirement benefit plan assets. ASU 2010-06 is effective for interim and annual periods beginning after December 15, 2009, except for disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The Company does not expect the adoption of ASU 2010-06 to have a material impact on its financial statements.

2.       FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted the FASB’s guidance on the accounting for fair value measurements which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. In accordance with the FASB’s literature, the Company must apply this guidance whenever other standards require (or permit) assets or liabilities to be measured at fair value but it does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. In support of this principle, the FASB’s guidance establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:

Level 1 inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan may be considered impaired and, if appropriate, a specific allowance for credit loss is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired.  Once a loan is identified as individually impaired, management measures impairment in accordance with FASB’s guidance for accounting by creditors for the impairment of a loan. The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.  Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans.  At December 31, 2009, all of the impaired loans were evaluated based upon the fair value of the collateral.  In accordance with FASB’s guidance, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company measures and records the loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company measures and records the loan as nonrecurring Level 3.

The value of equity investments is determined by the Company comparing the fair value of similar investments, while considering the underlying collateral to the value of the equity investment.

The value of real estate acquired through foreclosure is determined at the time of foreclosure and generally is based upon the fair value (as determined by third party real estate appraisals) less the estimated cost of disposal.  Also at the time of foreclosure, the excess (if any) of the carrying value of the underlying loan receivable over the fair value is charged-off before transferring the remaining balance from loan receivable into real estate acquired through foreclosure.

On a nonrecurring basis, the Company may be required to measure certain assets at fair value in accordance with generally accepted accounting principles.  These adjustments usually result from application of lower-of-cost-or-market accounting or write-downs of specific assets.

The following table includes the assets measured at fair value on a nonrecurring basis as of December 31, 2009:

		Significant	Significant
	Carrying	Other	Other
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
	Value)	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$-	$-	$5,369,335	$-
Equity investments	105,000	-	-	105,000
Real estate acquired through foreclosure	289,386	-	289,386	-

Total assets measured on a non-recurring basis at fair value	$394,386	$-	$5,658,721	$105,000

The following table includes the assets measured at fair value on a nonrecurring basis as of December 31, 2008:

		Significant	Significant
	Carrying	Other	Other
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
	Value)	(Level 1)	(Level 2)	(Level 3)
Impaired loans	$-	$-	$1,113,697	$-
Equity investments	270,000	-	270,000	-
Real estate acquired through foreclosure	1,127,131	-	1,127,131	-

Total assets measured on a non-recurring basis at fair value	$1,397,131	$-	$2,510,828	$-

The Company discloses fair value information about financial instruments, for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheet.  Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Company’s financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

Present value techniques used in estimating the fair value of many of the Company’s financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

The following disclosure of estimated fair values of the Company’s financial instruments at December 31, 2009 are made in accordance with the requirements of FASB literature on fair value and are as follows:

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$304,041	$304,041
Loans receivable, net of allowance	13,955,983	13,955,983
Equity investments	105,000	105,000
Accrued interest receivable and other assets	269,070	269,070

Financial liabilities:
Notes payable	3,148,865	3,148,865
Participation loans	6,682,005	6,682,005
Other loans payable	1,375,214	1,375,214

The following disclosure of estimated fair values of the Company’s financial instruments at December 31, 2008 are made in accordance with the requirements of FASB literature on fair value and are as follows:

	Carrying	Estimated
	Amount	Fair Value

Financial assets:
Cash and cash equivalents	$27,083	$27,083
Loans receivable, net of allowance	10,637,093	10,637,093
Equity investments	270,000	270,000
Accrued interest receivable	273,375	273,375

Financial liabilities:
Notes payable	2,817,183	2,817,183
Participation loans	4,165,566	4,165,566
Other loans payable	659,700	659,700

The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents -The carrying amount approximated the fair value.

Loans receivables- The carrying amount approximated the fair value considering the short-term nature and its expected collection.

Equity investments – The value of equity investments is determined by the Company comparing the fair value of similar investments, while considering the underlying collateral to the value of the equity investment.

Accrued interest receivable - The carrying amount approximated the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

Notes payable, participation loans and other loans payable – The carrying amount approximated the fair value considering the short-term nature and its expected repayment.

3.       EQUITY INVESTMENTS

As of December 31, 2008, the Company had invested funds in a condominium conversion project located in Arlington, Virginia.  The Company owned twenty percent of the project and the investment was accounted for under the equity method of accounting.  As of December 31, 2009, the project was completed and the Company’s investment in the project was returned.

In addition, the Company contributed funds into three entities as part of a loan consolidation secured by several properties. This investment is a first-out claim on the assets of the entities and there will be a 50% residual interest after the investment is paid. During the third quarter of 2009, the Company determined that there was an other than temporary decline in the fair value of the equity investment, due to decline in the properties’ collateral.  Therefore, as of December 31, 2009, the Company compared the fair value of similar properties to the value of the equity investment, resulting in a $75,000 impairment charge.  The estimated fair value of this investment as of December 31, 2009 is $105,000.

4.       LOANS RECEIVABLE

Loans Receivable by Collateral Type

The Company’s loans receivable portfolio at December 31 consists of the following loans:

Primary Collateral Type	2009	2008

Residential investment property first trust	$13,595,794	$9,989,744
Residential investment property second trust	494,944	375,000
Land loans	80,000	545,000
Second commercial loans	200,000	-
Unsecured loans	56,399	45,552
Total loans receivable, gross	14,427,137	10,955,296

Allowance for loan losses	(471,154)	(318,203)

Total loans receivable, net	$13,955,983	$10,637,093

As of December 31, 2009 and 2008, a significant majority of the Company’s loans are composed of residential investment loans secured by first trusts.  The remainder of the loans are land and second trust secured investment property loans which were originated prior to December 31, 2007, upon the Company’s origination.  The Company does not intend to invest in land and second trust secured loans in the future.

At December 31, 2009, the Company had outstanding balances to a group of borrowers with overlapping ownership in the aggregate amount of $4,748,001 which represented 33% of loans outstanding at that date.  All of these loans are secured by first mortgages on real estate located in Baltimore City, Maryland.  Management believes that this concentration is adequately collateralized based on current market value evaluations.

At December 31, 2008, the Company had outstanding balances to a single group of borrowers under a related partnership in the aggregate amount of $1,635,807, which represented 15% of loans outstanding at that date.  All of these loans are secured by first mortgages on real estate located in Baltimore City, Maryland.  Management believes that this concentration is adequately collateralized based on current market value evaluations.

The Company has granted loans to certain partners’ affiliated parties.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability.  The aggregate dollar amount of these loans was $280,000 and $80,000 at December 31, 2009 and 2008, respectively.  During 2009, there were no principal repayments and during 2008, there were $16,325 in principal repayments.

The Company has pledged loans receivables in the amount of $4.7 million to secure various notes and loans payable.

5.       ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is as follows:

	Year Ended December 31
	2009	2008

Beginning balance	$318,203	$200,000
Provision for loan losses	277,738	164,964
Loans charged off (net of recoveries)	(124,787)	(46,761)

Ending balance	$471,154	$318,203

Loans in impaired status totaled $5,369,335 and $1,113,697 at December 31, 2009 and 2008, respectively.

At December 31, 2009 and 2008, the Company had loans of $3,233,324 and $2,426,051, respectively, which were more than 90 days past due and for which the Company continues to accrue interest. Management believes that these loans are adequately collateralized and that both the principal and the related accrued interest are collectible.

Information with respect to impaired loans at December 31, 2009 and 2008 and for the years then ended is as follows:
	December 31
	2009	2008

Total recorded investment in impaired loans
at the end of the period	$5,369,335	$1,113,697
Amount of that recorded investment for which there is
a related allowance for loan losses	2,136,012	1,113,697
Amount of that recorded investment for which there is
no related allowance for loan losses	3,233,324	-
Amount of related allowance for loan losses associated
with such investment	334,611	243,697
Amount of allowance for credit losses associated with
other than impaired loans	136,543	74,506
The average recorded investment in impaired loans
during the period	1,624,855	1,083,350
The related amount of interest income recognized within
that period when the loans were impaired	-	-
The amount of income recognized using a cash basis during
the time within that period that the loan was impaired	-	-

No income had been accrued or collected on these impaired loans while they had been classified as impaired during the years ended December 31, 2009 and 2008.

6.       PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of December 31:

	2009	2008
Furniture and equipment	$1,916	$1,916
Computer hardware and software	11,665	11,665
Automobile	35,660	-
Total property and equipment – cost	49,241	13,581
Less accumulated depreciation	17,989	3,660
Property and equipment, net	$31,252	$9,921

Depreciation expense related to property and equipment for the years ended December 31, 2009 and 2008, totaled $14,329 and $3,660, respectively.

7.       REAL ESTATE ACQUIRED THROUGH FORECLOSURE

At December 31, 2009 real estate acquired through foreclosure consisted of one renovated residential rental property which totaled $289,386.

At December 31, 2008, real estate acquired through foreclosure consisted of six renovated residential and residential rental properties which totaled $1,127,131.

8.       NOTES AND LOANS PAYABLE

The Company has notes payable to numerous investors which totaled $3,148,866 and $2,817,183 as of December 31, 2009 and 2008, respectively, with variable interest rates which ranged from 8% to 13.5% during 2009 and 2008.  At December 31, 2009, $1,500,000 of these loans is unsecured while the remaining balance is secured by the assignment of certain loans receivable.  At December 31, 2008, $1,500,000 of these loans is unsecured while the remaining balance is secured by the assignment of certain loans receivable.  Notes payable to certain partners’ affiliated parties, included in total notes payable, were $30,000 with an interest rate of 10% at December 31, 2008 and none at December 31, 2009.

Principal maturities of total notes payable at December 31, 2009 are $1,456,266 maturing in 2010 and $1,692,600 maturing in 2011.

Participation loans

The Company also holds participation loans payable to numerous investors which totaled $6,682,005 and $4,165,566 as of December 31, 2009 and 2008, respectively, with variable interest rates which ranged from 10% to 12% during 2009 and 2008.  Such loans are secured by the assignment of interest in certain specific and general pools of loans receivable.  As of December 31, 2009, all such loans are contractually scheduled to mature at the same time as the underlying note matures.

Other loans payable

In 2009, the company borrowed $1,279,488 from PSC Bridge, LLC (which is not related to the Company or any of our affiliates) with interest payable at the rate of 15% per annum.  The Company paid down the PSC Bridge loan by $250,000 in December 2009 and the interest rate, as of January 2010, is 14% per annum.  The loan is secured by the assignment of certain mortgages that were held by the Company on outstanding loans and is guaranteed by the Partnership and by the general partner.  This loan matures on October 11, 2010 and can be further extended at the general partner’s discretion.  The proceeds of this loan are used to make BPL Loans.  At the discretion of the general partner, this loan may be repaid with the proceeds of a future offering.  Borrowings outstanding from PSC Bridge, LLC as of December 31, 2009 is $1,029,488.

During 2008, the Company entered into a line of credit facility with Hopkins Federal Savings Bank with available credit of up to $1,000,000.  Borrowings outstanding under this line of credit totaled $317,000 at December 31, 2009, with fixed interest rate at 8.5%.  This line is secured by the assignment of certain mortgages and personally guaranteed by the general partner.

9.       RELATED PARTY TRANSACTIONS

The following related party transactions exist for the years ended:

	December 31,
	2009	2008
Management fees incurred to general partner	$165,000	$153,750
Interest expense incurred on notes payable to certain partner’ affiliated parties	1,476	14,328

10.     NON-LOAN COMMITMENTS AND CONTINGENCIES

Lease Commitment

The Company rented office facilities in Towson, Maryland on a month-to-month basis under an operating lease agreement.  The new lease is with a related entity controlled by the members of the general partner of the Company which calls for monthly rent of $1,500.  In February 2010, the Company terminated the leased and relocated offices to Baltimore, Maryland which calls for monthly rent of $1,585. Total rent expense under operating leases totaled $19,170 and $18,000 for the years ended December 31, 2009 and 2008, respectively.

Guarantee Obligation

As part of a settlement agreement for a loan the Company had previously granted, the Company received interest in a limited liability company (“LLC”) in April, 2008.  There was no value in the LLC, and therefore, no investment value had been recorded by the Company.  As part of the settlement, the Company entered into a guarantee obligation for the origination of a loan that the LLC would hold with a third party lender.  The guarantee was an unconditional guarantee of payment and performance and not a guarantee of collection, and remained in effect until the loan was paid in full.  The loan was set to mature on April 1, 2010.  The guarantee was limited to 25% of amount of predevelopment expenses previously advanced by the lender, not to exceed $163,000, and to 25% of the interest advances made after March 31, 2009 and before the maturity of the loan, not to exceed $180,000.  The guarantee also called for payment of legal fees and other costs of collections incurred by the lender, unless certain conditions were directed by the lender were timely satisfied.  Such conditions included payment to the lender of the recourse amount in immediately available funds; as directed and elected by lender, the conveyance to the lender of title to the collateral by all persons owing any interest in the property, or assignment to the lender by borrower, owner, grantor and guarantors of all membership interest in the LLC; and full payment of all real estate taxes and assessments against the property that are due and payable at the time of delivery of the deed.  The Company satisfied its obligations under this guarantee in December 2009 by payment of approximately $20,000.  The Company has no further exposure to this obligation.

11.     OFF BALANCE SHEET LOAN COMMITMENTS

Credit commitments are agreements to make loans to borrowers in the ordinary course of business. The Company does not have such agreements.  However, the Company does make line-of-credit type loans, which enable borrowers to draw down on their approved loans as needed. At December 31, 2009, the Company had $3,044,118 in loans of this type. Loans of this type had unused or unfunded approved amount of $1,533,558 at that date.

BRIDGE PRIVATE LENDING, LP

BALANCE SHEETS
SEPTEMBER 30, 2010 and 2009
(Unaudited)

	2010	2009

ASSETS
Cash and cash equivalents	$166,132	$84,172
Loans receivable, less allowance for loan losses of $521,154 (2010) and $340,397 (2009)	14,989,736	13,834,855
Accrued interest receivable	265,885	285,135
Equity investments	105,000	105,000
Property and equipment – net	107,857	31,922
Real estate acquired through foreclosure	148,104	289,386
Other assets	475,118	68,471
Total Assets	$16,257,832	$14,698,941

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities:
Notes payable	$3,436,000	$2,948,199
Participation loans	8,219,087	6,259,037
Other loans payable	1,366,725	1,680,698
Accounts payable and accrued expenses	351,249	142,157
Total Liabilities	13,373,061	11,030,091
Partners’ Capital	2,884,771	3,668,850
Total Liabilities and Partners’ Capital	$16,257,832	$14,698,941

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

STATEMENTS OF OPERATIONS
FOR THE NINE ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	2010	2009
Interest Income:
Interest and fees on loans	$1,517,239	$1,773,535
Interest on equity investments	185	55
Total interest income	1,517,424	1,773,590
Interest Expense – Interest on notes payable	957,097	730,739
Net Interest Income	560,327	1,042,851
Provision for Loan Losses	192,209	123,000
Net Interest Income After Provision for Loan Losses	368,118	919,851
Non-Interest Income:
Fees	4,322	7,322
Other	103,074	56,259
Total non-interest income	107,396	63,581
Non-Interest Expense:
Salaries and wages	237,305	197,797
Professional fees	65,907	130,750
Expenses related to real estate acquired through foreclosure	23,697
Loan restructuring fees	101,078	-
Loan fees	112,707	90,499
Valuation adjustment - equity investment	-	75,000
Write-downs of real estate acquired through foreclosure	8,336	-
Telephone, postage and office supplies	51,004	25,694
Marketing	29,170	91,146
Business travel and meals	8,175	7,641
Consulting	23,249	46,610
Rent and other occupancy	69,732	28,148
Bank charges	5,617	5,422
Commissions	2,700	-
Other	25,985	29,483
Total non-interest expense	764,662	728,190
Net (Loss) Income	$(289,148)	$255,242

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

Partners’ Capital at January 1, 2009	$4,645,047
Contributions	78,800
Distributions	(1,310,239)
Net Income	255,242
Partners’ Capital at September 30, 2009	$3,668,850

Partners’ Capital at January 1, 2010	$3,453,238
Contributions	230,000
Distributions	(509,319)
Net Loss	(289,148)
Partners’ Capital at September 30, 2010	$2,884,771

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009
(Unaudited)

	2010	2009
Cash from Operating Activities:
Net (loss) income	$(289,148)	$255,242
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	35,800	13,860
Provision for loan losses	192,209	123,000
Valuation reserve – equity investment	-	75,000
Gain on sale of loans	-	(58,223)
Loss on sale of real estate owned	4,208	4,212
Changes in operating assets and liabilities:
Other assets	(175,630)	(10,110)
Interest receivable	3,122	(11,760)
Accounts payable and accrued expenses	(243,585)	26,689
Net cash (used in) provided by operating activities	(473,024)	417,910

Cash Flows from Investing Activities:
Increase in loans receivable	(940,785)	(2,425,664)
Payments related to real estate acquired through foreclosure (purchases and improvements)	(148,103)	(3,342)
Purchase of equity investment		(180,000)
Purchase of property and equipment	(89,405)	(35,861)
Return on equity investments	-	270,000
Net cash used in investing activities	(1,178,293)	(2,374,867)

Cash Flows from Financing Activities:
Proceeds from notes payable notes	479,774	361,016
Principal payments on notes payable notes	(192,640)	(230,000)
Proceeds from other loans payable	494,359	1,582,091
Principal payment on other loans payable	(525,848)	(561,094)
Proceeds from participation loans	1,892,592	2,404,754
Principal payments on participation loans	(355,510)	(311,282)
Contributions from partners	230,000	78,800
Distributions to partners	(509,319)	(1,310,239)
Net cash provided by financing activities	1,513,408	2,014,046
Net Decrease in Cash and Cash Equivalents	(137,909)	57,089
Cash and Cash Equivalents at Beginning of Period	304,041	27,083
Cash and Cash Equivalents at End of Period	$166,132	$84,172

BRIDGE PRIVATE LENDING, LP

STATEMENTS OF CASH FLOWS (continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	2010	2009

Supplemental cash flows information:

Interest paid	$1,034,094	$642,045

Non-cash transactions:
Transfer of loans to real estate acquired through foreclosure	$285,177	$836,876

See accompanying notes to financial statements.

BRIDGE PRIVATE LENDING, LP

NOTES TO FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009 (UNAUDITED)

1.       SUMMARY OF SIGNIFICANT POLICIES

Nature of Operations

Bridge Private Lending, LLC is a limited liability company organized in April 2006, pursuant to articles of organization filed with the State of Florida.  Its primary business is financing the purchase and rehabilitation of single family dwellings and row houses located in low and moderate income neighborhoods throughout the Baltimore, Maryland metropolitan areas.  The loans are secured by first liens or subordinate liens on real estate.

In November 2009, Bridge Private Lending LLC (Bridge LLC) was merged into Bridge Private Lending LP (the “Company”).  The Partnership is therefore the successor to the business conducted by Bridge LLC.  The conversion of partner’s capital of Bridge LLC, the predecessor, into partnership interests of Bridge Private Lending LP, the successor, had no accounting implications over the predecessor financial statements prior to as well as subsequent to the date of the merger.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America and detailed in the Financial Accounting Standards Board ("FASB") Accounting Codification ("Codification"), management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the statements of cash flows, highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents.

Loans Receivable

Loans receivable are stated as unpaid principal balance net of any discounts, premiums, unamortized deferred fees and payments in process, less the allowance for loan losses.

Interest income from loans receivable is recognized using the interest method whereby interest income is recognized based upon the effective rate based upon outstanding principal. Loan origination fees and certain direct loan origination costs are deferred and amortized as a yield adjustment over the contractual loan terms.  Loan premiums and discounts are also amortized into interest income under the same method.

Under the FASB's guidance for accounting by creditors for the impairment of a loan, a loan is considered impaired if it is probable that the Company will not collect all principal and interest payments according to the loan’s contractual terms. The impairment of the loan is measured at the present value of the expected cash flows using the loan’s effective interest rate, or the loan’s observable market price, or the fair value of the collateral if repayment is expected to be provided by the collateral.  Generally, the Company’s impairment of loans is measured by reference to the fair value of the collateral.  Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loans principal balance. Interest income on the other impaired loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses

The allowance for loan losses is increased for charges to income and decreased for charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known or inherent risks in the portfolio, adverse situations which may affect the borrower’s ability to repay, the estimated value of underlying collateral and current economic conditions. It is reasonably possible that the Company’s allowance for loan losses could change in the near term.

The allowance for loan losses is the result of an estimation in accordance with FASB guidance. The allowance consists of a specifically allocated component and a general unallocated component.

The specific allowances are established in cases in which management has identified significant conditions or circumstances related to a loan that leads management to believe the probability that a loss may be incurred in an amount different from the amount determined by general allowance calculation.

Loans that are delinquent for more than three months are evaluated for collectability and placed in impaired status when management determines that future earnings on that loan may be impaired. While impaired, collections on loans, if any, are recorded as collection of loan principal and no interest is recorded.  Loans deemed uncollectible are charged against, while recoveries are credited to, the allowance.  Management adjusts the level of the allowance through the provision for loan losses, which is recorded as a current period operating expense.

Property and Equipment

Property and equipment are stated at cost and depreciated over the estimated useful lives of three to five years, primarily using the straight-line method for financial statement purposes.

Real Estate Acquired through Foreclosure

Real estate acquired through foreclosure represents property acquired by foreclosure, deed in lieu of foreclosure or purchase and is initially recorded at fair value less cost to sell at the date of acquisition.  The difference between carrying value and fair value at the time of foreclosure is charged to the allowance for loan losses.  Subsequent impairment of value is charged to operations.  Costs relating to the improvements of the property that significantly increase the fair value of the asset are capitalized.  Holding costs are charged to expense as incurred.

Gains or losses recognized from subsequent disposal of real estate acquired through foreclosure will be measured by the difference between the sales proceeds and the carrying value of the asset at the time of disposal.

Advertising

Advertising costs are expensed as incurred.  Advertising expense was $3,747 and $4,857 for the nine month ended September 30, 2010 and 2009, respectively.

Income Taxes

The Company is treated as a partnership for income tax purposes, and accordingly, items of income and loss are taxed to the partners.  Therefore, no provision for income taxes is necessary in the financial statements.

Reclassification

Certain prior year’s amounts have been reclassified to conform with the current year’s presentation.

2.       FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted the FASB’s guidance on the accounting for fair value measurements which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. In accordance with the FASB’s literature, the Company must apply this guidance whenever other standards require (or permit) assets or liabilities to be measured at fair value but it does not expand the use of fair value in any new circumstances. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing the asset or liability. In support of this principle, the FASB’s guidance establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy is as follows:

Level 1 inputs – Unadjusted quoted prices in active markets for identical assets or liabilities that the entity has the ability to access at the measurement date.

Level 2 inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.

The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan may be considered impaired and, if appropriate, a specific allowance for credit loss is established.  Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired.  Once a loan is identified as individually impaired, management measures impairment in accordance with FASB’s guidance for accounting by creditors for the impairment of a loan. The fair value of impaired loans is estimated using one of several methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows.  Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans.   In accordance with FASB’s guidance, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy.  When the fair value of the collateral is based on an observable market price or a current appraised value, the Company measures and records the loan as nonrecurring Level 2.  When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company measures and records the loan as nonrecurring Level 3.

The value of equity investments is determined by the Company comparing the fair value of similar investments, while considering the underlying collateral to the value of the equity investment.

The value of real estate acquired through foreclosure is determined at the time of foreclosure and generally is based upon the fair value (as determined by third party real estate appraisals) less the estimated cost of disposal.  Also at the time of foreclosure, the excess (if any) of the carrying value of the underlying loan receivable over the fair value is charged-off before transferring the remaining balance from loan receivable into real estate acquired through foreclosure.

On a nonrecurring basis, the Company may be required to measure certain assets at fair value in accordance with generally accepted accounting principles.  These adjustments usually result from application of lower-of-cost-or-market accounting or write-downs of specific assets.

The following table includes the assets measured at fair value on a nonrecurring basis as of September 30, 2010 (unaudited):

		Significant	Significant
	Carrying	Other	Other
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
	Value)	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$-	$-	$5,755,608	$-
Equity investments	105,000	-	-	105,000
Real estate acquired through foreclosure	148,104	-	148,104	-
Total assets measured on a non-recurring basis at fair value	$253,104	$-	$5,903,712	$105,000

The following table includes the assets measured at fair value on a nonrecurring basis as of September 30, 2009 (unaudited):

		Significant	Significant
	Carrying	Other	Other
	Value	Quoted	Observable	Unobservable
	(Fair	Prices	Inputs	Inputs
	Value)	(Level 1)	(Level 2)	(Level 3)

Impaired loans	$-	$-	$395,400	$-
Equity investments	105,000	-	-	105,000
Real estate acquired through foreclosure	289,386	-	289,386	-
Total assets measured on a non-recurring basis at fair value	$394,386	$-	$684,786	$105,000

The Company discloses fair value information about financial instruments, for which it is practicable to estimate the value, whether or not such financial instruments are recognized on the balance sheet.  Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price, if one exists.

Quoted market prices, where available, are shown as estimates of fair market values. Because no quoted market prices are available for a significant part of the Company's financial instruments, the fair values of such instruments have been derived based on the amount and timing of future cash flows and estimated discount rates.

Present value techniques used in estimating the fair value of many of the Company's financial instruments are significantly affected by the assumptions used. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate cash settlement of the instrument. Additionally, the accompanying estimates of fair values are only representative of the fair values of the individual financial assets and liabilities and should not be considered an indication of the fair value of the Company.

The following disclosure of estimated fair values of the Company’s financial instruments at September 30, 2010 are made in accordance with the requirements of FASB literature on fair value and are as follows:

	Carrying	Estimated
	Amount	Fair Value
	(unaudited)
Financial assets:
Cash and cash equivalents	$166,132	$166,132
Loans receivable, net of allowance	14,989,736	14,989,736
Equity investments	105,000	105,000
Accrued interest receivable	265,885	265,885

Financial liabilities:
Notes payable	3,436,000	3,436,000
Participation loans	8,219,087	8,219,087
Other loans payable	1,366,725	1,366,725

The following disclosure of estimated fair values of the Company’s financial instruments at September 30, 2009 are made in accordance with the requirements of FASB literature on fair value and are as follows:

	Carrying	Estimated
	Amount	Fair Value
	(unaudited)
Financial assets:
Cash and cash equivalents	$84,172	$84,172
Loans receivable, net of allowance	13,834,855	13,834,855
Equity investments	105,000	105,000
Accrued interest receivable	285,135	285,135

Financial liabilities:
Notes payable	2,948,199	2,948,199
Participation loans	6,259,037	6,259,037
Other loans payable	1,680,698	1,680,698

The following methods and assumptions were used to estimate the fair value of each category of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents – The carrying amount approximated the fair value.

Loans receivable – The carrying amount approximated the fair value considering the short-term nature and its expected collection.

Equity investments – The value of equity investments is determined by the Company comparing the fair value of similar investments, while considering the underlying collateral to the value of the equity investment.

Accrued interest receivable –The carrying amount approximated the fair value of accrued interest, considering the short-term nature of the receivable and its expected collection.

Notes payable, participation loans and other loans payable – The carrying amount approximated the fair value considering the short-term nature and its expected repayment.

3.       EQUITY INVESTMENTS

As of December 31, 2008, the Company had invested funds in a condominium conversion project located in Arlington, Virginia.  The Company owned twenty percent of the project and the investment was accounted for under the equity method of accounting.  As of September 30, 2009, the project was completed and the Company’s investment in the project was returned.  During 2010, the Company received $10,495 in profit distributions on the equity investment in the project.

In addition, the Company contributed funds into three entities as part of a loan consolidation secured by several properties. This investment is a first-out claim on the assets of the entities and there will be a 50% residual interest after the investment is paid. During the third quarter of 2009, the Company determined that there was an other than temporary decline in the fair value of the equity investment, due to decline in the properties’ collateral.  Therefore, as of September 30, 2009, the Company compared the fair value of similar properties to the value of the equity investment, resulting in a $75,000 impairment charge.  The estimated fair value of this investment as of September 30, 2010 is $105,000.

4.       LOANS RECEIVABLE

Loans Receivable by Collateral Type

The Company’s loans receivable portfolio at September 30 consists of the following loans:

Primary Collateral Type	2010	2009
	(unaudited)
Residential investment property first trust	$13,499,820	$13,812,888
Residential investment property second trust	1,711,679	412,900
Land loans	80,800	80,000
Unsecured loans	341,990	27,464
Total loans receivable, gross	15,634,289	14,333,252
Deferred Fees	(123,399)	(158,000)
Allowance for loan losses	(521,154)	(340,397)
Total loans receivable, net	$14,989,736	$13,834,855

As of September 30, 2010 and 2009, a significant majority of the Company’s loans are composed of residential investment loans secured by first trusts.  The remainder of the loans are land and second trust secured investment property loans which were originated prior to December 31, 2007, upon the Company’s origination.  The Company does not intend to invest in land and second trust secured loans in the future.

At September 30, 2010, the Company had outstanding balances to a group of borrowers with overlapping ownership in the aggregate amount of $6,677,537, which represented 42% of loans outstanding at that date.  Of these loans, $5,925,830 are secured by first mortgages, and $751,707 are secured by second mortgages, all on real estate located in Baltimore City, Maryland.  Management believes that this concentration is adequately collateralized based on current market value evaluations.

At September 30, 2009, the Company had outstanding loan balances to a single group of borrowers under a related partnership in the aggregate amount of $2,448,320, which represented 17% of loans outstanding at that date.  All of these loans are secured by first mortgages on real estate located in Baltimore City, Maryland.  Management believes that this concentration is adequately collateralized based on current market value evaluations.

The Company has granted loans to certain partners’ affiliated parties.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability.  The aggregate dollar amount of these loans was $411,015 and $280,000 at September 30, 2010 and 2009, respectively.  During 2010 and 2009, there were no principal repayments.

The Company has pledged loans receivable in the amount of $3.3 million to secure various notes and loans payable.

5.       ALLOWANCE FOR LOAN LOSSES

An analysis of the allowance for loan losses is as follows:

	Nine Months Ended September 30,
	2010	2009
	(unaudited)
Beginning balance	$471,154	$318,203
Provision for loan losses	192,209	123,000
Loans charged off (net of recoveries)	(142,209)	(100,806)
Ending balance	$521,154	$340,397

Loans in impaired status totaled $5,755,608 and $395,400 at September 30, 2010 and 2009, respectively.

At September 30, 2010 and 2009, the Company had loans of $2,014,707 and $3,805,125, respectively, which were more than 90 days past due and for which the Company continues to accrue interest. Management believes that these loans are adequately collateralized and that both the principal and the related accrued interest are collectible.

Information with respect to impaired loans at September 30, 2010 and 2009 and for the nine months then ended is as follows:
	September 30,
	2010	2009
	(unaudited)
Total recorded investment in impaired loans
at the end of the period	$5,755,608	$395,400
Amount of that recorded investment for which there is
a related allowance for loan losses	1,127,495	395,400
Amount of that recorded investment for which there is
no related allowance for loan losses	4,628,113	-
Amount of related allowance for loan losses associated
with such investment	334,611	228,207
Amount of allowance for credit losses associated with
other than impaired loans	186,543	112,190
The average recorded investment in impaired loans
during the period	1,631,754	754,549
The related amount of interest income recognized within
that period when the loans were impaired	-	-
The amount of income recognized using a cash basis during
the time within that period that the loan was impaired	-	-

No income had been accrued or collected on these impaired loans while they had been classified as impaired during the nine months ended September 30, 2010 and 2009.

6.       PROPERTY AND EQUIPMENT

Property and equipment consists of the following as of September 30:

	2010	2009
	(unaudited)
Furniture and equipment	$4,746	$10,079
Computer hardware and software	35,381	35,660
Leasehold improvements	85,859	-
Automobile	35,660	3,703
Total property and equipment – cost	161,646	49,442
Less accumulated depreciation	53,789	17,520
Property and equipment, net	$107,857	$31,922

Depreciation expense related to property and equipment for the nine months ended September 30, 2010 and 2009, totaled $35,800 and $ 13,860, respectively.

7.       REAL ESTATE ACQUIRED THROUGH FORECLOSURE

At September 30, 2010 real estate acquired through foreclosure consisted of one renovated residential rental property which totaled $148,104.

At September 30, 2009 real estate acquired through foreclosure consisted of one renovated residential rental property which totaled $289,386.

8.       NOTES AND LOANS PAYABLE

The Company has notes payable to numerous investors which totaled $3,436,000 and $2,948,199 as of September 30, 2010 and 2009, respectively, with variable interest rates which ranged from 8% to 13.5% during 2009 and 2008.  At September 30, 2010, $1,500,000 of these loans is unsecured while the remaining balance is secured by the assignment of certain loans receivable.  Notes payable to certain partners’ affiliated parties, included in total notes payable, were $30,000 with an interest rate of 10% at September 30, 2010 and none at September 30, 2009.

Principal maturities of total notes payable at September 30, 2010 are $1,936,000 maturing in 2010 and $1,500,000 maturing in 2011.

Participation loans

The Company also holds participation loans payable to numerous investors which totaled $8,219,087 and $6,259,037 as of September 30, 2010 and 2009, respectively, with variable interest rates which ranged from 10% to 12% during 2009 and 2008.  Such loans are secured by the assignment of interest in certain specific and general pools of loans receivable.  As of September 30, 2010, all such loans are contractually scheduled to mature at the same time as the underlying note matures.

Other loans payable

In 2009, the company borrowed $1,279,488 from PSC Bridge, LLC (which is not related to the Company or any of our affiliates) with interest payable at the rate of 15% per annum.  The Company paid down the PSC Bridge loan by $250,000 in December 2009 and the interest rate, as of January 2010, is 14% per annum.  The loan is secured by the assignment of certain mortgages that were held by the Company on outstanding loans and is guaranteed by the Partnership and by the general partner.  This loan matures on January 11, 2011 and can be further extended at the general partner’s discretion.  The proceeds of this loan are used to make BPL Loans.  At the discretion of the general partner, this loan may be repaid with the proceeds of a future debt offering.  Borrowings outstanding from PSC Bridge, LLC as of September 30, 2010 are $1,168,949.

The Company has an outstanding line of credit facility with Hopkins Federal Savings Bank with available credit of up to $1,000,000, interest rate at 8.5% per annum.  No amounts are outstanding under this line of credit at September 30, 2010.  This line is secured by the assignment of certain mortgages and personally guaranteed by the general partner.

9.       RELATED PARTY TRANSACTIONS

The following related party transactions exist for the nine months ended:

	September 30,
	2010	2009

Management fees incurred to general partner	$136,441	$41,250
Interest expense incurred on notes payable to certain partners’ affiliated parties	-	-

10.     NON-LOAN COMMITMENTS AND CONTINGENCIES

Lease Commitment

The Company rented office facilities in Towson, Maryland on a month-to-month basis under an operating lease agreement which calls for monthly rent of $1,500.  In February 2010, the Company terminated the leased and relocated offices to Baltimore, Maryland.  The new lease is with a related entity controlled by partners of the Company which calls for monthly rent of $1,585.

Total rent expense under operating leases totaled $18,826 and $13,500 for the nine months ended September 30, 2010 and 2009, respectively.

Guarantee Obligation

As part of a settlement agreement for a loan the Company had previously granted, the Company received interest in a limited liability company ("LLC") in April, 2008.  There was no value in the LLC, and therefore, no investment value had been recorded by the Company.  As part of the settlement, the Company entered into a guarantee obligation for the origination of a loan that the LLC would hold with a third party lender.  The guarantee was an unconditional guarantee of payment and performance and not a guarantee of collection, and remained in effect until the loan was paid in full.  The loan was set to mature on April 1, 2010.  The guarantee was limited to 25% of amount of predevelopment expenses previously advanced by the lender, not to exceed $163,000, and to 25% of the interest advances made after March 31, 2009 and before the maturity of the loan, not to exceed $180,000.  The guarantee also called for payment of legal fees and other costs of collections incurred by the lender, unless certain conditions were directed by the lender were timely satisfied.  Such conditions included payment to the lender of the recourse amount in immediately available funds; as directed and elected by lender, the conveyance to the lender of title to the collateral by all persons owing any interest in the property, or assignment to the lender by borrower, owner, grantor and guarantors of all partnership interest in the LLC; and full payment of all real estate taxes and assessments against the property that are due and payable at the time of delivery of the deed.  The Company satisfied its obligations under this guarantee in December 2009 by payment of approximately $20,000.  The Company has no further exposure to this obligation.

11.     OFF BALANCE SHEET LOAN COMMITMENTS

Credit commitments are agreements to make loans to borrowers in the ordinary course of business. The Company does not have such agreements.  However, the Company does make line-of-credit type loans, which enable borrowers to draw down on their approved loans as needed. At September 30, 2010, the Company had $2,395,328 in loans of this type. Loans of this type had unused or unfunded approved amount of $718,697 at that date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table itemizes the expenses incurred by Bridge Private Lending, LP (the “Partnership”) in connection with the offering of the securities being registered hereby. All amounts shown except “Registration Fee — Securities and Exchange Commission” are estimates.

Registration Fee – Securities and Exchange Commission	$2,456
Accounting Fees and Expenses	80,000
Legal Fees and Expenses	250,000
Printing Fees and Expenses	50,000
State Blue Sky Filing Fees	50,000
Miscellaneous	10,000
Total	$442,456

Item 14. Indemnification of Directors and Officers.

Under the Partnership Act a Limited Partnership has the power, except in the case of action or failure to act by a partner which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in its partnership agreement, to indemnify and hold harmless any partner, employee, or agent of the Limited Partnership from and against any and all claims and demands whatsoever.

The Limited Partnership Agreement provides that the Partnership will indemnify and hold harmless, to the maximum extent permitted by applicable law, the General Partner, any affiliate of the General Partner, and any officer, director, stockholder, member, partner, employee, agent or assign of the General Partner, from and against any and all damages, disbursements, suits, claims, liabilities, obligations, judgments, fines, penalties, charges, amounts paid in settlement, costs and expenses (including, without limitation, attorneys’ fees and expenses) arising out of or related to litigation and interest on any of the foregoing, including, without limitation, such damages incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from any of the foregoing by or before any court or other governmental authority, that arise out of, relate to or are in connection with the Limited Partnership Agreement or the management or conduct of the business or affairs of the General Partner, the Partnership, any other entity in which the Partnership has a direct or indirect interest or any of their respective affiliates, except for any such damages that are finally found by a court of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or intentional misconduct of, or material breach of the Limited Partnership Agreement or knowing violation of law by, the person seeking indemnification.

Item 15. Recent Sales of Unregistered Securities.

The Partnership is the successor of the business of Bridge Private Lending, LLC (“Bridge LLC”). The following information relates to sales by Bridge LLC of securities without registration pursuant to the Securities Act of 1933, as amended (the “Securities Act”), within the past three years.

Pursuant to a private placement, Bridge LLC sold unregistered participation interests in its portfolio of outstanding loans. These securities were issued in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Securities Act Rule 506. In 2006, Bridge LLC entered into subscription agreements with three accredited investors for participation interests totaling approximately $1,180,000. In 2007, Bridge LLC entered into subscription agreements with ten accredited investors for participation interests totaling approximately $2,505,000. In 2008, Bridge LLC entered into subscription agreements with twenty accredited investors for participation interests totaling approximately $2,794,000. In 2009, Bridge LLC entered into subscription agreements with thirteen accredited investors for participation interests totaling approximately $2,720,000.

Item 16. Exhibits and Financial Statement Schedules.

The exhibits filed with this Registration Statement are listed in the Exhibit Index which immediately follows the signatures hereto and which is incorporated herein by reference.

Item 17. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

A. – C.       N/A

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	N/A

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.	N/A

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b. – g. N/A

h.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Manager, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Manager, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Baltimore, State of Maryland, November 5, 2010.

BRIDGE PRIVATE LENDING, LP

By:	Bridge GP, LLC
General Partner

By:	BPL Manager, LLC
Managing Member

By:	/s/ Alan David Borinsky
Alan David Borinsky
Sole Member

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their capacities as directors of Bridge GP, LLC on November 5, 2010.

/s/ Craig Fadem*	/s/ David Holmes*
Craig. Fadem	David Holmes
Director, Board of Directors of Bridge GP, LLC	Director, Board of Directors of Bridge GP, LLC

/s/ Steven Rosenblatt*
Steven Rosenblatt
Director, Board of Directors of Bridge GP, LLC

* By:	/s/ Alan David Borinsky
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description
3.1(i)	Certificate of Limited Partnership*
3.1(ii)	First Amended and Restated Limited Partnership Agreement*
5.1	Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC*
23.1	Consent of Stegman & Company, Independent Registered Public Accounting Firm (filed herewith)
23.2	Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (contained in Exhibit 5.1)
24	Power of Attorney*

* Previously filed.